As filed with the Securities and Exchange Commission on May 14, 2004

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 ---------------

                                    FORM 10/A

                                 AMENDMENT NO. 3

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                      PURSUANT TO SECTION 12(b) OR 12(g) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
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             (Exact name of registrant as specified in its charter)

               Delaware                                  11-3636084
-----------------------------------------   ------------------------------------
    (State or other jurisdiction            (I.R.S. Employer Identification No.)
  of incorporation or organization)

          7 Bulfinch Place
              Suite 500
        Boston, Massachusetts                              02114
-----------------------------------------   ------------------------------------
(Address of Principal Executive Offices)                 (Zip Code)

Registrant's telephone number including area code:                (617) 570-4600
                                                                  --------------

Securities to be registered pursuant to Section 12(b) of the Act:

      Title of Each Class                 Name of Each Exchange on Which
      to be so Registered                 Each Class is to be Registered
      -------------------                 ------------------------------

             None.                                     None.

Securities to be registered pursuant to Section 12(g) of the Act:

                      Units of Limited Partnership Interest
--------------------------------------------------------------------------------
                                (Title of Class)

                                TABLE OF CONTENTS

THIS FORM 10/A AMENDS THE FOLLOWING ITEMS OF THE NEWKIRK MASTER LIMITED PARTNERSHIP'S REGISTRATION STATEMENT ON FORM 10 PREVIOUSLY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 30, 2003, SEPTEMBER 10, 2003 AND FEBRUARY 12, 2004.

                                                                                                                 Page
                                                                                                                 ----
FORWARD-LOOKING STATEMENTS........................................................................................1

   ITEM 1.         BUSINESS.......................................................................................2

   ITEM 2.         FINANCIAL INFORMATION.........................................................................14

   ITEM 3.         PROPERTIES....................................................................................27

   ITEM 4.         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                   AND MANAGEMENT................................................................................41

   ITEM 5.         MANAGERS AND EXECUTIVE OFFICERS...............................................................42

   ITEM 6.         EXECUTIVE COMPENSATION........................................................................44

   ITEM 7.         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................................44

   ITEM 8.         LEGAL PROCEEDINGS.............................................................................47

   ITEM 9.         MARKET FOR AND DISTRIBUTIONS ON LIMITED PARTNERSHIP
                   UNITS AND RELATED SECURITY HOLDER MATTERS.....................................................49

   ITEM 10.        RECENT SALES OF UNREGISTERED SECURITIES.......................................................50

   ITEM 11.        DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.......................................51

   ITEM 12.        INDEMNIFICATION OF MANAGERS AND OFFICERS......................................................54

   ITEM 13.        FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA...................................................55

   ITEM 14.        CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                   ACCOUNTING AND FINANCIAL DISCLOSURE...........................................................55

   ITEM 15.        EXHIBITS, FINANCIAL STATEMENTS, SCHEDULES AND
                   REPORTS ON FORM 8-K...........................................................................56

                           FORWARD-LOOKING STATEMENTS

      In addition to historical information, this document contains forward-looking statements. Forward-looking statements include information relating to our intent, belief or current expectations, primarily, but not exclusively, with respect to:

      o     economic outlook;
      o     capital expenditures;
      o     cash flow;
      o     operating performance;
      o     financing activities;
      o     industry developments, including trends affecting our business; and
      o     financial condition and results of operations.

      We identify forward-looking statements in this registration statement by using words or phrases such as "anticipate," "believe," "estimate," "expect," "intend," "may be," "objective," "plan," "predict," "project" and "will be" and similar words or phrases (or the negative thereof).

      The forward-looking information involves important risks and uncertainties that could cause our actual results, performance or achievements to differ materially from our anticipated results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to:

      o occupancy rates and market rents, which may be adversely affected by economic and market conditions which are beyond our control, including the financial condition of our tenants;
      o uncertainties relating to potential changes in interest rates and the availability of financing;
      o     uncertainties relating to our property portfolio;
      o     uncertainties relating to our operations;
      o     uncertainties relating to unexpected capital expenditures;
      o uncertainties relating to domestic and international economic and political conditions; and
      o uncertainties regarding the impact of regulations, changes in government policy, rules or laws and industry competition.

      Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we cannot assure you that such expectations will be attained or that any deviations will not be material. We disclaim any obligation or undertaking to disseminate to you any updates or revisions to any forward-looking statement contained in this registration statement to reflect any change in our expectations or any changes in events, conditions or circumstances on which any statement is based.

                                     PART I

ITEM 1. BUSINESS

General

      Your partnership is a Delaware limited partnership that owns commercial properties, most of which are net-leased to investment grade corporate tenants, as well as other real estate assets. Your partnership commenced operations on January 1, 2002 following the completion of a transaction that we refer to as the exchange, involving the merger into wholly-owned subsidiaries of your partnership of 90 limited partnerships, each of which owned commercial properties, and the acquisition by your partnership of various assets, including those related to the management or capital structure of those partnerships. See "Structure Chart" below. Each of the 90 partnerships, which we refer to as the "Newkirk partnerships", was organized and sponsored by Integrated Resources, Inc. between 1978 and 1984 and owned one or more commercial properties that we refer to as the "Newkirk properties". Integrated Resources filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code in February 1991 and is no longer in existence. Members of the Newkirk Group, which consists of affiliates of Apollo Real Estate Fund III, L.P., executive officers of Winthrop Financial Associates, and affiliates of Vornado Realty Trust, first acquired interests in the Newkirk partnerships in 1997.

      Your partnership's initial capital structure consisted of units of limited partnership interest, which we refer to as units, that were issued in the exchange. These units were not registered under the Securities Act of 1933 (the "Securities Act") in reliance on an exemption from registration under that Act. There is no public market for the units, and there are substantial restrictions on the transfer of units.

      As of May 10, 2004, there were 6,325,314 units outstanding, 6,121,990 of which were issued in the exchange and the balance of which were issued in two subsequent transactions. The outstanding units reflect the repurchase by your partnership of 130,028 units issued in the exchange.

Description of Assets

      General. As of December 31, 2003, your partnership owned an interest in 225 of the Newkirk properties, subordinated interests in a securitized pool of notes evidencing first mortgage indebtedness secured by certain of your partnership's properties as well as other properties, limited partnership interests in various partnerships that own commercial net-leased properties, including 43 properties that are owned by partnerships whose operations are consolidated for financial reporting purposes with those of your partnership, substantially all of the interests in two entities that hold unsecured debt obligations of your partnership, an interest in a management company that provides services for your partnership as well as other real estate partnerships, ground leases, remainder interests or the right to acquire remainder interests in various properties and miscellaneous other assets. In addition, your partnership or an affiliate of your partnership's general partner controls the general partner of the real estate limited partnerships in which your partnership owns limited partnership interests, and your partnership has an option to acquire in the future second mortgage debt secured by a substantial number of your partnership's properties as well as the properties owned by 9 other partnerships. As of December 31, 2003, your partnership's commercial properties represented approximately 86% of the total value of your partnership's assets.

      Properties. The table below summarizes as of December 31, 2003, information on the 225 Newkirk properties and 43 properties owned by 7 limited partnerships whose operations are consolidated for financial reporting purposes with those of your partnership. We refer to the partnerships that own the 43 properties as the consolidated partnerships and their properties as the consolidated properties.

      Property Type                              Number     Square Footage
      -------------                              ------     --------------

      Office                                         39          7,724,000
      Retail                                        206          6,441,000
      Other                                          23          5,277,000
                                                    ---         ----------
               TOTAL                                268         19,442,000
                                                    ===         ==========

      The primary lease terms on the properties generally range from 20 to 25 years from their original commencement dates (between 1977 and 1984) with primary term rents, typically above market, which, in most cases, fully amortize the first mortgage debt on the properties. In addition, tenants generally have multiple renewal options, with rents, on average, below market.

      Below is a listing of tenants which accounted for 3% or more of the aggregate rental revenues in 2003 from the Newkirk properties and the consolidated properties:

                                             Square Feet          2003       Percentage of Aggregate
      Tenant                                   Leased         Revenues ($)       Rental Revenues
      ------                                 -----------      ------------   -----------------------
      Raytheon (1)                            2,006,993       $40,421,162            13.63%
      Albertson's, Inc.                       2,609,979        29,857,244            10.07%
      USF&G/The St Paul Co.                     530,000        25,532,489             8.61%
      Honeywell                                 727,557        19,799,258             6.68%
      Federal Express                           592,286        14,811,530             5.00%
      Cummins Engine Company, Inc.              390,100        13,557,463             4.57%
      Owens-Illinois                            707,482        13,363,280             4.51%
      Entergy Gulf States                       453,189        11,394,759             3.84%
      Stater Bros. Markets                    1,434,152         9,319,153             3.14%

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(1) Property leased to Raytheon represented approximately 12.4% of your partnership's total assets as of December 31, 2003. Raytheon is a public company subject to the reporting requirements under the Securities Exchange Act of 1934. As of December 31, 2003, no other lessee leased property representing more than 10% of your partnership's total assets.

      The following chart sets forth certain information as of December 31, 2003 concerning lease expirations on the Newkirk properties and the consolidated properties (assuming no renewals) from 2004 to 2013:

                Number of Properties        Approximate Aggregate
                      at which                sq/ft. Covered by            Rental for             Percentage of Total
                   Lease Expires               Expiring Leases       Leases Expiring ($) (1)     Annualized Rental (1)
                --------------------        ---------------------    -----------------------     ---------------------
2004                    29                          405,063                 4,227,142                   1.60%
2005                    23                        1,003,143                 6,083,467                   2.30%
2006                    30                        2,410,240                26,982,528                  10.22%
2007                    32                        3,005,442                37,284,017                  14.12%
2008                    89                        7,588,666               109,912,613                  41.62%
2009                    42                        2,622,307                62,126,878                  23.52%
2010                    1                           820,868                 2,780,007                   1.05%
2011                    2                           154,700                 2,176,540                   0.82%
2012                    9                           395,000                 3,187,136                   1.21%
2013                    1                            39,600                   788,722                   0.30%

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(1) Based on estimated base rent for the year ended December 31, 2004 and excludes rent on a property in Dallas, Texas with multiple tenants. See "ITEM 3. PROPERTIES".

      Please see "ITEM 3. PROPERTIES" for more detailed information regarding your partnership's properties.

      Limited Partnership Interests in Other Partnerships. Your partnership owns between 32.1% and 60.5% of the limited partnerships interests in the consolidated partnerships as well as between .5% and 36.88% of the limted partnerships interests in 8 other partnerships that own commercial net leased properties. We refer to these latter partnerships as the unconsolidated partnerships.

      General Partner Interests. Your partnership or an affiliate of your general partner controls each of the general partners of (i) the 7 consolidated partnerships, (ii) the 8 unconsolidated partnerships and (iii) 6 other partnerships that own commercial net leased properties. Your partnership has only a negligible economic interest, if at all, in each general partner entity that it controls.

      The Management Company. Your partnership holds a 50.01% interest in Newkirk Capital LLC. Newkirk Capital's wholly-owned subsidiary, Newkirk Asset Management LLC, provides asset management services for your partnership and 9 other limited partnerships, the general partners of which are controlled by your partnership. In 2002, $7,373,196 of asset management fees were paid, or accrued for payment, to Newkirk Asset Management for services to your partnership and the other partnerships. In 2003 approximately $7,000,000 of asset management fees were paid, or accrued for payment, to Newkirk Asset Management. For financial statement purposes, management fees received from the partnerships that own the Newkirk properties and the consolidated properties are eliminated in consolidation. Newkirk Asset Management also provides services in connection with the sale, refinancing and re-leasing of properties owned by your partnership and other partnerships for additional fees. In turn, Newkirk Asset Management presently retains Winthrop Financial Associates, an affiliate of your partnership's general partner, to perform accounting, asset management and investor relations services for an annual fee of $1,800,000, subject to adjustment based on increases in the Consumer Price Index (the "CPI"). The adjustment for 2003 was 2.4% bringing the fee to $1,843,200. All of the fees paid to Newkirk Asset Management inure to the benefit of your partnership and its partners. Your partnership realizes the benefits of the fee payments through its ownership interest in Newkirk Capital and through its ownership of Newkirk Finco LLC (discussed below). A substantial portion of these fees are not reflected in your partnership's financial statements as they are eliminated in consolidation.

      Pursuant to the terms of Newkirk Capital's Limited Liability Company Agreement, Administrator LLC, which holds the 49.99% interest in Newkirk Capital, is entitled to receive 100% of the distributions paid by Newkirk Capital until Administrator LLC receives $2,568,000 annually and thereafter, the balance of the distributions are paid to your partnership. Administrator LLC is owned by former principals and employees of Integrated Resources, Inc. and is not affiliated with the Newkirk Group. Those individuals owned various assets, including interests in the general partners, related to the Newkirk partnerships. In 1997, entities controlled by those individuals sold to members of the Newkirk Group assets related to the Newkirk partnerships which assets were eventually acquired by your partnership in the exchange. As part of the 1997 transaction members of the Newkirk Group made a $40 million loan to Administrator LLC. The priority distribution to Administrator LLC enables Administrator LLC to pay interest on the promissory note evidencing the loan. The note is held by Newkirk Finco LLC which is wholly-owned by your partnership. Accordingly, your partnership effectively receives 100% of the fees paid to Newkirk Capital. The note bears interest at a rate of 6.42% per annum and matures on November 20, 2007. Prior to maturity, the note requires payments of interest only. The note is secured solely by Administrator LLC's 49.99% membership interest in Newkirk Capital and is otherwise non-recourse. Accordingly, if Administrator LLC were to default on the note, Newkirk Finco LLC would have the ability to foreclose on Administrator LLC's interest in Newkirk Capital. To ensure payment of interest on the note, Administrator LLC has directed Newkirk Capital to pay directly to Newkirk Finco LLC all distributions payable to Administrator LLC in respect of its interest in Newkirk Capital. As owner of Newkirk Finco LLC, your partnership will receive as interest payments the amount of any distributions made by Newkirk Capital to Administrator LLC. Your partnership's ownership interest in Newkirk Capital is pledged to Administrator LLC to secure certain obligations owed to Administrator LLC by the Newkirk Group. Creditworthy affiliates of the Newkirk Group have agreed to indemnify your partnership for losses that it may incur as a result of the failure of the Newkirk Group to satisfy such obligations.

      First Mortgage Interests. Your partnership owns the three most junior classes of interests in a securitized pool of first mortgages with respect to 31 first mortgage loans encumbering a total of 65 of the Newkirk properties, two of the consolidated properties and one other property owned by partnerships that are controlled by affiliates of your partnership's general partner. In general, the classes of interests in the pool of first mortgage loans represent priorities of payments. When a payment is made by your partnership on one of these loans, the first amounts are used to make the required payments to the holders of senior interests. As a result, if the number of loan defaults results in loan payments insufficient to fully satisfy the payments due on all interests, payments will be made in the order of priority until all required payments are made. If there is a default in the payment due on any interest the entire loan is in default. However, in determining whether and when to exercise various remedies upon a default, the servicer (the entity that manages the trust fund into which the loans are pooled) must take into consideration what is best for all interest holders.

      The interests held by your partnership are subordinate to interests which had an original principal balance of $371,506,000 and a balance at December 31, 2003 of $179,257,000. The following table provides certain information with respect to each of the first mortgage interests held by your partnership.

                                                Class E                 Class F                 Class G
                                              Certificate             Certificate             Certificate
                                              -----------             -----------             -----------
Contractual Principal Amount
   at December 31, 2003                        $4,824,000              $3,859,000              $5,794,000
Interest Rate                                     8.33%                   8.38%                   8.33%
Rating (Standard & Poor's)                         BB                      B                    Not Rated

      Unsecured Loans. Your partnership beneficially owns 97.775% of the interests in NK-Leyden Loan, L.P. which holds a $1,905,000 unsecured note of your partnership and 97.324% of the interests in NK-Dautec Loan, L.P., which holds a $1,075,000 unsecured note of your partnership. Your partnership acquired these interests in connection with the exchange in order to substantially reduce debt service costs associated with two properties owned by your partnership and to eliminate potential conflicts relating to the unsecured loans in each case, by owning a significant portion of the entity to which your partnership is indebted. The remaining interests in these two entities are held by unaffiliated third parties.

      The $1,905,000 note provides for the payment of interest only at a basic rate of 8% per annum until maturity on December 31, 2006. Additional interest, which together with the basic interest can aggregate up to 25% per annum, is payable after the establishment of reserves. Interest is payable solely out of excess cash flow (as defined under the loan) from a property owned by your partnership in Toledo, Ohio. Your partnership has the right to extend the loan for 10 years. In that event the unpaid balance on the loan (including accrued but unpaid interest) will thereafter bear interest at 18% per annum and be required to be self-amortized over the remaining term of the loan. The principal amount outstanding on this note at December 31, 2003 and 2002 was $1,905,000. For financial statement purposes, the principal balance and interest income are eliminated in consolidation.

      The $1,075,000 note matures on May 1, 2008 and provides for payments of principal and interest solely out of excess cash flow (as defined under the loan) from a property owned by your partnership in New Kingston, Pennsylvania. The basic interest rate is 8% per annum and additional interest, which together with the basic interest can aggregate up to 18% per annum, is payable if excess cash flow exceeds specified levels. The principal amount outstanding on this note at December 31, 2003 and December 31, 2002 was $685,958 and $865,834, respectively. For financial statement purposes, the principal balance and interest income are eliminated in consolidation.

      The Subordinate Mortgage Interests. In addition to being encumbered by first mortgage loans, 181 of your partnership's Newkirk properties are encumbered by second mortgage loans which as of December 31, 2003 had an outstanding balance, including accrued interest, of approximately $354,952,000. Prior to the transactions described below, affiliates of your partnership's general partner, through a limited partnership called T-Two Partners, owned subordinated beneficial interests in these and certain other second mortgage loans. Senior beneficial interests in the second mortgage loans were held by an unaffiliated entity and three junior tranches of such senior beneficial interests were held by certain members of the Newkirk Group. Also prior to the transactions described below, the owners of T-Two Partners had an option, which we refer to as the put option, to require your partnership to purchase T-Two Partners in December 2007 in exchange for units in your partnership and your partnership had an option, which we refer to as the call option, to purchase T-Two Partners in January 2008 in exchange for units in your partnership.

      On November 24, 2003, your partnership obtained a $208,473,427 loan from Fleet National Bank that bears interest at a rate elected by your partnership equal to either (1) LIBOR plus 450 basis points or (2) the prime rate charged by

Fleet National Bank plus 250 basis points. The loan was obtained to replace your partnership's existing loan from Fleet National Bank, and effectively reduced the interest rate on such borrowing from a minimum of 8.5% to a floating rate which is presently 5.71% and that will in no event exceed 9.5%, after giving effect to the three-year interest rate protection agreement entered into by your partnership. The loan is scheduled to mature on November 24, 2006, subject to two one-year extensions. The loan requires monthly payments of interest only which are currently approximately $976,000 per month. In addition, mandatory prepayments of principal are required from the proceeds of property sales and refinancings and other asset sales, as well as up to $1,312,500 per quarter to the extent that T-Two Partners does not make the required principal payments on the T-Two Loan that is described below. Your partnership can prepay the loan in whole or in part at any time together with a premium of 1% if such prepayment occurs on or before November 24, 2004, 1/2% if such prepayment occurs between November 25, 2004 and November 24, 2005 and thereafter with no premium. In addition, your partnership and T-Two Partners may prepay up to $50,000,000 annually of this loan and the T-Two Loan without a premium. The loan is secured by substantially all of the assets of your partnership, and contains customary financial and other covenants consistent with the prior loan from Fleet National Bank. The loan balance at December 31, 2003 was $208,355,757.

      On November 24, 2003, at the same time as your partnership obtained its loan from Fleet National Bank, T-Two Partners obtained a $316,526,573 loan from Fleet National Bank. We refer to this loan as the T-Two Loan. The interest rate, maturity date and principal terms of the T-Two Loan are the same as your partnership's loan. T-Two Partners used part of the proceeds of the T-Two Loan to purchase the senior beneficial interests in the second mortgage loans encumbering your partnership's and certain other partnerships' properties so that T-Two Partners is now the 100% beneficial owner of these second mortgage loans. We refer to these senior beneficial interests as the T-1 Certificate. The T-Two Loan is secured by all the assets of T-Two Partners, including the second mortgage loans receivable from your partnership. Your partnership guaranteed repayment of the T-Two Loan to Fleet National Bank. In consideration for your partnership's guarantee, the owners of T-Two Partners agreed to the elimination of their put option, and to provide a credit line to your partnership bearing interest at LIBOR plus 450 basis points. Any amounts advanced to your partnership under the credit line would have to be repaid in full before your partnership could purchase the interests in T-Two Partners if your partnership exercises the purchase option described below. The loan balance at December 31, 2003 was $315,901,500.

      T-Two Partners will reimburse your partnership for approximately $7,346,000 of closing costs incurred in connection with the Fleet loan and the T-Two Loan, together with interest thereon at a rate equal to LIBOR plus 450 basis points.

      Your partnership's call option had previously provided for the acquisition of the interests in T-Two Partners in January 2008 in exchange for a number of units in your partnership to be determined at the time of exercise based on an agreed-upon formula. Your partnership and the owners of T-Two Partners modified your partnership's option in certain respects. First, the option can now be exercised by your partnership at any time between November 24, 2006 and November 24, 2009. Second, the purchase price is payable in cash rather than units in your partnership. Finally, the formula for determining the purchase price payable by your partnership if it exercises the option has been revised in a manner that your partnership's general partner believes to be significantly more favorable to your partnership than the formula previously in effect. Specifically, the purchase price is calculated as follows: the sum of $316,526,573 plus T-Two Partners' costs of obtaining the T-Two Loan (approximately $7,346,000) and administering the trust that holds the second mortgage loans, together with interest on the foregoing sum at the effective rate of interest paid by T-Two Partners on the T-Two Loan, less all payments made from and after November 24, 2003 on the second mortgage loans.

      All of the above transactions were entered into in connection with the settlement of an action that had been brought in the Connecticut Superior Court against your partnership's general partner and various of its affiliates. See "ITEM 8. LEGAL PROCEEDINGS."

      On November 23, 2003, your partnership also acquired from T-Two Partners a second mortgage loan on a property in El Segundo, California in which your partnership has a 53% interest. The mortgage loan was acquired for $6,250,000 which represented its principal balance and accrued interest. The mortgage loan bears interest at 8.0% per annum and matures in December 2023.

STRUCTURE CHART

            Set forth below is a chart setting forth the structure of your partnership.

                                                        MASTER PARTNERSHIP STRUCTURE

          ---------------------------------          ---------------------------------        ---------------------------------
              Former Limited Partners of
             the Newkirk Partnerships (1)                      MLP GP LLC (2)                       The Newkirk Group (3)
               (Other than the Newkirk
                         Group}
          ---------------------------------          ---------------------------------        ---------------------------------
           LIMITED PARTNER      |                   GENERAL  PARTNER    |             LIMITED PARTNER      |
                                 |                                      |                                 |
                            19.5% |                                     |                                | 80.5%
                                   |                                    |                               |
                            ---------------------------------------------------------------------------------------

                                                            THE NEWKIRK MASTER
                                                            LIMITED PARTNERSHIP

                            ---------------------------------------------------------------------------------------
                              |                    |              |          |                  |                 |
                             |                    |               |          |                   |                 |
                            |                    |                |          |                    |                 |
                           |  100%              |  100%           |          |  100%               |  100%           |  50.01%
    ---------------------------------  -------------------------  |  --------------------  -----------------------  ----------------
     Subsidiary Limited Partnerships    Limited Partnership       |   Newkirk GP LLC (6)    Newkirk Finco LLC (7)    Newkirk
     which hold the Newkirk             interests (5)             |                                                  Capital LLC (8)
     properties (4)                                               |
    ---------------------------------  -------------------------  |  --------------------  -----------------------  ----------------
                                                                  |
                                                                  |
                    |----------------|----------------|----------------|----------------|--------------------------|
                    |                |                |                |                |                          |
                    | 100%           | 100%           | 97.775%        | 97.324%        | 100%                     | 100%
              ------------  -----------------  ---------------  ---------------  ----------------  ---------------------------------
              NK-Remainder  Option to Acquire  NK-Leyden        NK-Dautec        Secured Debt      NK First Loan E Certificate LLC
              Interest LLC  Subordinate        Loan, L.P. (11)  Loan, L.P. (11)  Obligation (12)   NK First Loan F Certificate LLC
              (9)           Mortgage                                                               NK First Loan G Certificate LLC
                            Interests (10)                                                         (13)
              ------------  -----------------  ---------------  ---------------  ----------------  ---------------------------------

(1) As a result of the exchange, the outstanding limited and general partnership interests in the Newkirk partnerships held by "accredited investors" (as that term is defined pursuant to Regulation D under the Securities Act) were converted into the right to receive units. Limited partners in Newkirk partnerships who were not "accredited investors" received a one-time cash payment in exchange for their limited partnership interests.

(2) This entity is the general partner of your partnership, but has no economic interest in your partnership. Its members are affiliates of Vornado Realty Trust, Apollo Real Estate Fund III, L.P. and executives of Winthrop Financial Associates.

(3) The Newkirk Group consists of affiliates of Apollo Real Estate Investment Fund III, L.P., executive officers of Winthrop Financial Associates and affiliates of Vornado Realty Trust. See "ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SECURITY HOLDER MATTERS" for more information on the allocation of units in your partnership among members of The Newkirk Group.

(4) As part of the exchange, which took place on January 1, 2002, each Newkirk partnership was merged with and into a separate newly formed limited partnership that is wholly owned by your partnership, as a result of which your partnership became the owner of the properties and other assets previously owned by the Newkirk partnerships, subject to the liabilities of such partnerships.

(5) Consists of limited partnership interests in the consolidated partnerships and the unconsolidated partnerships. See "- Description of Assets - Properties" above.

(6) Controls the general partner interests in (i) 3 of the consolidated partnerships, (ii) 3 of the unconsolidated partnerships and (iii) 6 additional partnerships that own net leased property. See "- Description of Assets - The Management Company" above.

(7) Holds a non-recourse note from the minority partner in Newkirk Capital LLC, your partnership's management company, secured solely by the minority partner's membership interest in Newkirk Capital LLC. See "- Description of Assets - The Management Company" above.

(8) Performs management services for your partnership and 9 other affiliated partnerships for which it receives fees. See "- Description of Assets - The Management Company" above.

(9) Owns ground leases, or owns or has the right to acquire remainder interests, in the land underlying certain properties owned by your partnership and other real estate limited partnerships.

(10) The subordinated mortgage interests are held by T-Two Partners, L.P., which is owned by NK-CR Holdings LLC and Holdings Subsidiary LLC, affiliates of The Newkirk Group. Your partnership has the right to acquire T-Two Partners, L.P. between November 2006 and November 2009. See "- Description of Assets - The Subordinate Mortgage Interests" above.

(11) Holds an unsecured debt obligation of your partnership. See "- Description of Assets - Unsecured Loans" above.

(12) Secured debt obligation of Cenland Associates Limited Partnership. This obligation was fully satisfied in 2003. See "ITEM 3. PROPERTIES - Property Matters.

(13) Own subordinated interests in a securitized pool of first mortgage indebtedness with respect to 31 first mortgage loans encumbering a total of 65 of the Newkirk properties, two of the consolidated properties and one other property owned by affiliated partnerships. See "- Description of Assets - First Mortgage Interests" above.

Description of Indebtedness

      See "- Description of Assets - The Subordinate Mortgage Interests" for a description of your partnership's loan with Fleet National Bank and the related T-Two Loan to T-Two Partners. The loan requires your partnership and T-Two Partners to maintain an aggregate minimum consolidated debt service coverage ratio (i.e., the ratio of your partnership's and T-Two Partners' consolidated net cash revenues from investments, exclusive of debt payable to T-Two Partners, before property-level debt service to their total consolidated debt service) of at least 1.15 during the initial 36 month term and at least 1.25 during the extension periods. Your partnership and T-Two Partners are also required to maintain an aggregate minimum debt service coverage ratio (i.e., the ratio of your partnership's and T-Two Partners' net cash revenue from investments, exclusive of debt payable to T-Two Partners, after property-level debt service to unconsolidated debt service) of at least 1.75 during the initial 36 month term or 2.0 during the extension periods. If your partnership's and T-Two Partners' aggregate debt service coverage ratio falls below 1.75 during the initial 36 month term or 2.0 during the extension periods, then all cash flow of your partnership and T-Two Partners will be deposited into a cash sweep account as additional collateral for the loan and your partnership would be prohibited from making distributions. As of December 31, 2003, your partnership's and T-Two Partners aggregate consolidated debt service coverage ratio was 1.28 and their debt service coverage ratio was 3.57. Your partnership's general partner believes that your partnership will be able to maintain the required ratios and does not anticipate that the maintenance of these ratios will have an adverse impact on your partnership's financial condition.

      Your partnership is also required to maintain a consolidated leverage ratio (i.e., the ratio of (i) your partnership's and T-Two Partners' allocable share of all indebtedness with respect to investments plus the outstanding balance under the loan and the T-Two Loan, but exclusive of the mortgage indebtedness of your partnership owed to T-Two Partners, to (ii) your partnership's allocable share of its investments, with your partnership's properties being valued based on discounted cash flow, during the first, second and third years of the initial term of the loan and during the extension periods, if any, of not more than 70%, 67%, 65%, 60% and 55%, respectively. In addition, your partnership is required to maintain minimum liquid assets of at least $5,000,000 and a minimum consolidated net worth, with your partnership's properties being valued based on discounted cash flow, equal to $500,000,000 during the initial loan term, $525,000,000 during the first extended term and $550,000,000 during the second extended term. The loan also limits your partnership's ability to incur any direct debt or contingent liabilities.

      See "ITEM 3. PROPERTIES" for information on your partnership's mortgage indebtedness.

Unit Repurchases

      On February 1, 2004 and April 1, 2004, your partnership purchased from limited partners 8,408 units and 1,208 units at a price of $35 per unit. Your partnership had previously purchased in February 2003 115,000 units from limited partners at a price of $35 per unit.

Business Objectives and Strategies; Future Intentions

      In general, your partnership seeks to enhance the value of your units by availing itself of investment and development opportunities relating to existing properties as well as by seeking other potential strategic transactions such as the sale of your partnership to a third party.

Industry Segments and Seasonality

      Your partnership's primary business is the ownership and management of commercial net-leased properties. Most of your partnership's tenants are investment-grade corporate tenants. The largest single tenant leased multiple properties and accounted for approximately 13.63% of your partnership's rental revenues from the Newkirk properties and the consolidated properties for 2003. Reference is made to " - Description of Assets - Properties" above for additional information on your partnership's most significant tenants. Our business is not seasonal.

Competition

      Numerous lessors and developers compete with your partnership's properties in attracting tenants and corporate users. The principal means of competition are rent charged, location, services provided and the nature and condition of the facility to be leased. Some of these competing properties may be newer or better located than your partnership's properties. The number of competitive commercial properties in a particular area could have a material effect on your partnership's ability to lease or develop space. In addition, your partnership may not be in a position to materially benefit from any real estate market appreciation for a number of years due to the fixed rate renewal term rates under the various lease agreements encumbering the properties. Likewise, your partnership will remain subject, after the initial lease terms expire, to downturns in the real estate market and general economic conditions. Your partnership does not operate outside of the United States.

Environmental Regulations

      Under various federal, state and local laws and regulations, an owner or operator of real estate may be held liable for the costs of removal or remediation of hazardous or toxic substances located on or in the property. These laws often impose such liability without regard to whether the owner knows of, or was responsible for, the presence of such hazardous or toxic substances. The cost of any required remediation or removal of such substances may be substantial. In addition, the owner's liability as to any property is generally not limited under such laws and regulations and could exceed the value of the property and/or the aggregate assets of the owner. The presence of such substances, or the failure to remediate such substances properly, may also adversely affect the owner's ability to sell or lease the property or to borrow using the property as collateral. Under such laws and regulations, an owner or entity who arranges for the disposal or treatment of hazardous or toxic substances at a disposal or treatment facility may also be liable for the costs of removal or remediation of all such substances at such facility, whether or not such facility is owned or operated by such person. Some laws and regulations impose liability for the release of certain materials into the air or water from a property, including asbestos, and such release can form the basis for liability to third parties for personal injury or other damages. Other laws and regulations can limit the development of and impose liability for the disturbance of wetlands or the habitats of threatened or endangered species.

      Almost all of your partnership's properties are net-leased, and tenants are therefore generally required to pay all of the expenses relating to the leased property. Accordingly, your partnership's general partner believes that compliance with federal, state and local provisions otherwise relating to the properties or the environment will not have a material effect on the capital expenditures, earnings or competitive position of your partnership. However, no assurance can be given that material environmental liabilities do not exist, that despite the leases in place your partnership will not be held liable for environmental liabilities, that any prior owner or operator of a property or land held for development did not create any material environmental condition not known to your partnership, that a material environmental condition does not otherwise exist as to any one or more of your partnership's properties or land held for development, or that future uses and conditions (including changes in applicable environmental laws and regulations and the uses and conditions of properties in the vicinity, such as leaking underground storage tanks and the activities of the tenants) will not result in the imposition of environmental liability. No material expenditures have been made by your partnership to date relating to environmental matters.

Employees

      Your partnership has no employees. Winthrop Financial Associates, A Limited Partnership, executive officers of which jointly own your partnership's general partner with an affiliate of Vornado Realty Trust, provides the services of some of its employees, including the executive officers of the manager of your partnership's general partner, to perform asset management services for us. Your partnership anticipates that each executive officer of the manager of our general partner will devote a significant portion of his or her time to the business of Winthrop Financial Associates and its other affiliates. Winthrop receives an annual fee of $1,800,000 (subject to adjustment based on increases in the CPI) for its services to your partnership and to 9 other partnerships, the general partners of which are controlled by your partnership. The CPI adjustment for 2003 was 2.4% bringing the fee to $1,843,200.

ITEM 2. FINANCIAL INFORMATION

Selected Financial Data

      The following financial data are derived from the audited consolidated financial statements of your partnership for the year ended December 31, 2002 and 2003 and from the combined consolidated financial statements of Newkirk RE Holdings, LLC and Newkirk NL Holdings, LLC ("Predecessor Entity") for the years ended December 31, 1999, 2000 and 2001. The financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" below and "The Consolidated Financial Statements" and the notes thereto appearing elsewhere in this report.

      During the years ended December 31, 2001 and 2000 the Predecessor Entity acquired additional limited partnership interests in entities it had recorded on an equity basis. At the point sufficient limited partnership interests were acquired to assert control over the limited partnership the Predecessor Entity consolidated the respective limited partnership resulting in the recognition of cash balances and other assets and liabilities as shown below.

                                                 Year Ended December 31,
                                            (In thousands, except unit data)
                          -------------------------------------------------------------------
                              2003          2002          2001          2000          1999
                                                      Predecessor   Predecessor   Predecessor
---------------------------------------------------------------------------------------------
Total Revenue             $  278,372    $  270,866    $  258,975    $   35,255    $   36,070

Income from Continuing
   Operations                100,088       105,397        46,387        40,004        27,194

Income from Continuing
   Operations per Unit         15.81         17.22            --            --            --

Total Assets               1,384,094     1,476,623     1,476,922       434,974       371,811

Long Term Debt             1,104,231     1,238,494     1,024,539       157,058       128,573
Cash Distributions
   per Unit               $     5.52    $    32.16    $       --    $       --    $       --

Management's Discussion And Analysis Of Financial Condition and Results Of Operations

Liquidity and Capital Resources

      At December 31, 2003 your partnership owned an interest in 225 Newkirk properties and limited partnership interests in seven partnerships which own 43 properties whose operations are consolidated for financial reporting purposes. Almost all of the properties are leased to one or more tenants pursuant to net leases with original lease terms, subject to extensions, ranging between approximately twenty and twenty-five years. Approximately 90% of the original lease terms expire between 2005 and 2009. There are six properties which are vacant and not leased which represent approximately 111,000 square feet of your partnership's Newkirk properties. The remaining 19,331,000 square feet or 99.4% are leased. Your partnership also holds subordinated interests in a securitized pool of notes evidencing first mortgage indebtedness secured by certain of your partnership's properties as well as other properties, limited partnership interests in various partnerships that own commercial net-leased properties, an interest in a management company that provides services for your partnership as well as other real estate partnerships, ground leases, remainder interests or the right to acquire remainder interests in various properties and miscellaneous other assets. In addition, your partnership, or an affiliate of your general partner, controls the general partner of the real estate limited partnerships in which your partnership owns limited partnership interests, and your partnership has an option to acquire in the future second mortgage debt secured by a substantial number of your partnership's properties as well as the properties owned by nine other partnerships.

      Your partnership receives rental income from its properties which is its primary source of liquidity. Pursuant to the terms of the leases, the tenants are responsible for substantially all of the operating expenses with respect to the properties, including maintenance, capital improvements, insurance and taxes. If a tenant fails to exercise its renewal option or exercises its option to terminate its lease early, your partnership will be required to either sell the property or procure a new tenant. If your partnership attempts to procure a new tenant, it will be competing for new tenants in the then current rental markets, which may not be able to support terms as favorable as those contained in the original lease options.

      The level of liquidity based on cash and cash equivalents experienced a $4,399,000 increase at December 31, 2003 as compared to December 31, 2002. The increase was due to net cash provided by operating activities of $162,017,000 and net cash provided by investing activities of $58,316,000, which were substantially offset by net cash used in financing activities of $215,934,000. Cash provided by operations consisted of $148,850,000 from continuing operations and $13,167,000 from discontinued operations. Cash provided by investing activities included $650,000 of cash related to previously unconsolidated limited partnerships and $61,491,000 of net proceeds from disposal of real estate, which were partially offset by land acquisitions of $2,518,000 and investments in limited partnership interests of $1,307,000. Cash used in financing activities consisted primarily of mortgage loan and contract right mortgage loan payoffs of $266,599,000, principal payments on mortgage, contract right and notes payable of $158,381,000, deferred costs expenditures of $8,550,000 and partner distributions of $34,731,000, which were partially offset by loan proceeds of $262,338,000. At December 31, 2003, your partnership had $37,851,000, of which $5,148,000 is restricted, in cash reserves which were invested primarily in money market mutual funds.

A summary of your partnership's contractual obligations is as follows:

                                                        (in thousands)
                                                    Payment due by period
                            ------------------------------------------------------------------
                                           Less than        1-3           3-5        More than
Contractual Obligations        Total        1 year         years         years        5 years
                            ----------    ----------    ----------    ----------    ----------
Mortgage Notes Payable      $  602,919    $  116,964    $  238,653    $  165,043    $   82,259
Contract Right Mortgage
   Notes Payable (1)           460,860        16,821        58,569        64,217       321,253
Note Payable                   208,356            --       208,356            --            --
Ground Lease Obligations        12,530         3,191         5,556         2,953           830
                            ----------    ----------    ----------    ----------    ----------

Total                       $1,284,665    $  136,976    $  511,134    $  232,213    $  404,342
                            ==========    ==========    ==========    ==========    ==========

----------
(1) The debt amounts represent amounts contractually due based upon December 31, 2003 principal and accrued interest payable. Your partnership's financial statements reflect the debt balance after making an adjustment to fair value in accordance with generally accepted accounting principles.

Off-Balance Sheet Arrangements

      On November 24, 2003, at the same time as your partnership obtained its loan from Fleet National Bank, T-Two Partners obtained a $316,526,573 loan from Fleet National Bank. We refer to this loan as the T-Two Loan. The interest rate, maturity date and principal terms of the T-Two Loan are the same as your partnership's loan. The T-Two Loan is secured by all the assets of T-Two Partners, including the second mortgage loans receivable from your partnership. Your partnership guaranteed repayment of the T-Two Loan to Fleet National Bank. In consideration for your partnership's guarantee, the owners of T-Two Partners agreed to the elimination of their put option, and to provide a credit line to your partnership bearing interest at LIBOR plus 450 basis points. Any amounts advanced to your partnership under the credit line would have to be repaid in full before your partnership could purchase the interests in T-Two Partners if your partnership exercises the purchase option described below.

      Your partnership's call option had previously provided for the acquisition of the interests in T-Two Partners in January 2008 in exchange for a number of units in your partnership to be determined at the time of exercise based on an agreed-upon formula. Your partnership and the owners of T-Two Partners modified your partnership's option in certain respects. First, the option can now be exercised by your partnership at any time between November 24, 2006 and November 24, 2009. Second, the purchase price is payable in cash rather than units in your partnership. Finally, the formula for determining the purchase price payable by your partnership if it exercises the option has been revised in a manner that your partnership's general partner believes to be significantly more favorable to your partnership than the formula previously in effect. Specifically, the purchase price is calculated as follows: the sum of $316,526,573 plus T-Two Partners' costs of obtaining the T-Two Loan (approximately $7,346,000) and administering the trust that holds the second mortgage loans, together with interest on the foregoing sum at the effective rate of interest paid by T-Two Partners on the T-Two Loan, less all payments made from and after November 24, 2003 on the second mortgage loans.

Other Matters

      On January 1, 2003, your partnership acquired from the Newkirk Group, an affiliate of your partnership's general partner, limited partnership interests in nine real estate limited partnerships that own net-leased commercial properties. The limited partnership interests acquired by your partnership ranged between 4.9% and 57.75% of each partnership and were acquired in exchange for 317,813 limited partnership units of your partnership. In January 2004, your partnership notified the Newkirk Group that it intends to exercise its option to purchase the additional limited partnership interests in two of the partnerships. It is anticipated that these additional limited partnership interests will be acquired as of April 1, 2004 in exchange for approximately 15,539 units. In determining the number of units issuable to the affiliate in exchange for such interests, your partnership's general partner estimated the value of nine real estate limited partnerships utilizing a discounted cash flow approach similar to that which was used to determine exchange values for Newkirk partnerships as part of the exchange to arrive at a value of $22,704,776 for the limited partnership interests. Your partnership's general partner then estimated the per unit value of your partnership in order to determine the number of units allocable to the affiliate for its interest in the limited partnerships. The $71.44 estimated per unit value of your partnership was derived from the aggregate value ascribed to your partnership in the exchange, as adjusted to reflect the proceeds from your partnership's indebtedness to Fleet National Bank that were distributed to limited partners following the exchange. During 2002, appraisals were obtained for each of the properties owned by the nine real estate limited partnerships. The aggregate appraised value of all of the properties was $288,675,000. Based solely on your partnership's ownership interests in the nine partnerships, $25,049,842 of the appraised value would be attributable to the interests owned by your partnership. In August 2003, your partnership acquired an additional 9.9% interest in one of those limited partnerships for a cash purchase price of $525,000.

      In January 2003, your partnership acquired the land underlying the property owned by one of the net-leased partnerships referred to immediately above. The land was acquired from a company affiliated with your general partner for $1,000,000, $50,000 of which was paid in cash and the balance in the form of a $950,000 note due September 8, 2008. The note bore interest at the rate of 6% per annum, compounded annually, and was payable interest-only until maturity, at which time the full balance of the note was to be due. In October 2003, the note was satisfied by your partnership from cash reserves. The purchase price for the land sale was determined without arms-length negotiations. An independent appraisal was obtained on the value of the land that was acquired.

      In February 2003, your partnership acquired from its limited partners 115,000 of its units of limited partnership interest at a purchase price of $35 per unit.

      In January 2003, your partnership acquired a second mortgage loan that encumbered your partnership's property in Morris Township, New Jersey. The mortgage and accrued interest amounted to $28,100,000 at December 31, 2002. It was acquired for $22,100,000, $9,300,000 of which was initially paid and $12,800,000 of which was payable on or before September 30, 2003. The deferred portion of the purchase price bore interest at a rate of 6% per annum. Your partnership acquired this mortgage in connection with an extension of the lease on the property and obtained new first mortgage financing in June 2003 to satisfy the balance of the purchase price. The new first mortgage loan that was obtained in June 2003 had a principal balance of $21,000,000 and an initial term of three years. The loan bore interest at LIBOR plus 2.875% per annum, payable monthly beginning August 1, 2003. Principal payments of $25,000 were due monthly commencing February 1, 2005. After payment of closing costs, $6,700,000 of proceeds were used to satisfy the existing first mortgage and the balance was used to satisfy the deferred portion of the second mortgage purchase price. This Loan was refinanced in October 2003.

      In August 2003, your partnership obtained a new $3,400,000 first mortgage loan on its property in Beaumont, Texas. The loan bears interest at 6.2% per annum and matures on November 30, 2007, at which time it is scheduled to be fully amortized.

      In October 2003, your partnership refinanced its first mortgage loan on its property in Morris Township, New Jersey. The new first mortgage loan had a principal balance of $28,500,000, bears interest at 5.55% per annum and had a term of ten years. After payment of closing costs, $21,100,000 of proceeds were used to satisfy the existing first mortgage and accrued interest. Additionally, $5,000,000 was applied to a principal payment on your partnership's loan with Fleet National Bank. This property was sold in the first quarter of 2004.

      In February 2003, your partnership received a notice from Albertson's, Inc., the tenant at your partnership's Sioux Falls, South Dakota property, exercising the economic discontinuance provisions of the lease. Under the terms of the notice, Albertson's had proposed to terminate the lease effective November 5, 2003 and had made a rejectable offer to purchase the property for $1,551,000. Your partnership had until October 2003 to accept or reject this offer. Your partnership elected to reject the offer and sold the property in September 2003 for $2,700,000. Your partnership also received notice from Albertson's indicating that it intended to exercise its right to terminate the lease for the supermarket property located in Stuart, Florida. In accordance with the economic discontinuance provision of its lease, Albertson's made a rejectable offer to purchase the property for an amount stipulated in the lease of approximately $631,000. Your partnership elected to reject the offer. As a result of the rejection, your partnership was required to payoff the first mortgage encumbering the property, which had a balance of approximately $531,000. Your partnership satisfied the first mortgage using its cash reserves. Your partnership has entered into a contract to sell the property for a price in excess of the rejectable offer price. The sale, which is contingent upon the purchaser completing its due diligence, is expected to occur, if at all, in the second quarter of 2004.

      Your partnership has also received notice from Albertsons exercising a purchase option in accordance with their lease on fifteen of your partnership's properties. Your partnership has rejected ten of the offers and in April 2004 sold one of the properties where it had rejected the offer. Your partnership is still considering the remaining 5 offers which provide for an aggregate purchase price of approximately $2,100,000. If any of those offers are accepted, the sale would be effective July 1, 2004 for 10 properties, October 1, 2004 for 3 properties and February 1, 2005 for 1 property. Albertsons has exercised its right to extend its lease on the fourteen remaining properties owned by your partnership until December 31, 2005 for 10 properties, March 31, 2006 for 3 properties and July 31, 2006 for 1 property. Rent during this extension period will be at renewal rates. Albertsons will also have a series of five year renewal options.

      During February 2003, your partnership received the remaining balance due on a secured note of Cenland Associates Limited Partnership that it acquired in the exchange. The note had an outstanding balance of $1,342,000 at the time of the exchange that had been reduced to $158,000 as of December 31, 2002.

      In April and June 2003 your partnership acquired 30.6% and 46.1%, respectively, of the outstanding limited partnership interests in two partnerships that own commercial net-leased properties. The partnership interests were acquired for an aggregate cash purchase price of $711,250. Your partnership previously owned 1.5% and 3.8%, respectively, of the outstanding limited partnership interests in these two partnerships. Your partnership controls the general partners of each of these partnerships. Your partnership has consolidated these partnerships in accordance with the guidance provided by Statement of Position 78-9 "Accounting for Investments in Real Estate Ventures."

Results of Operations

Comparison of the year ended December 31, 2003 to the year ended December 31, 2002.

Income from Continuing Operations

      Income from continuing operations decreased by $5,309,000 to $100,088,000 for the year ended December 31, 2003 from $105,397,000 for the year ended December 31, 2002. As more fully described below, this decrease is attributable to an increase in total expenses of $7,477,000 and an increase in minority interest expense of $7,392,000, which was partially offset by an increase in total revenue of $7,506,000 and an increase in equity in income from investments in limited partnerships of $2,054,000.

Rental Income

      Rental income increased by $8,155,000 or approximately 3% to $274,971,000 for the year ended December 31, 2003 from $266,816,000 for the year ended December 31, 2002. The increase was primarily due to five newly acquired consolidated partnerships which contributed approximately $13,810,000 in rental income. This increase was partially offset by lower rental income received from properties previously leased by Kmart of $1,506,000 and lower rental income on lease renewals or renegotiations of $4,149,000.

Interest Income

      Interest income decreased by $305,000 or approximately 9% to $2,983,000 for the year ended December 31, 2003 from $3,288,000 for the year ended December 31, 2002. The decrease was due to the payoff of a loan receivable and overall lower interest rates on the invested cash balances.

Management Fees

      Management fees decreased by $344,000 or approximately 45% to $418,000 for the year ended December 31, 2003 from $762,000 for the year ended December 31, 2002. The decrease is attributable to fewer properties under management.

Interest Expense

      Interest expense decreased by $5,868,000 or approximately 5% to $106,898,000 for the year ended December 31, 2003 compared to $112,766,000 for the year ended December 31, 2002. The decrease was primarily due to loan payoffs during the period and normal scheduled principal payments.

Depreciation

      Depreciation expense increased by $10,096,000 or approximately 37% to $37,705,000 for the year ended December 31, 2003 compared to $27,609,000 for the year ended December 31, 2002. The increase is primarily attributable to changing the estimated useful lives of the real estate and additional depreciation expense from five newly acquired consolidated partnerships. A significant percentage of the increase in depreciation expense relating to the change in estimated useful lives is offset by a corresponding decrease in minority interest expense.

General and Administrative

      General and administrative expenses increased by $2,368,000 or approximately 26% to $11,486,000 for the year ended December 31, 2003 compared to $9,118,000 for the year ended December 31, 2002. The increase is the result of $3,600,000 incurred related to legal settlements. This increase was substantially offset by one-time organizational expenses relating to the formation of your partnership in 2002.

Amortization Expense

      Amortization expense increased by $917,000 or approximately 24% to $4,771,000 for the year ended December 31, 2003 as compared to $3,854,000 for the year ended December 31, 2002. The increase in amortization expense is the result of the refinancing of the Fleet debt which was partially offset by savings from loans which have been paid off.

Ground Rent

      Ground rent expense increased by $37,000 to $3,202,000 for the year ended December 31, 2003 as compared to $3,165,000 for the year ended December 31, 2002. The increase in ground rent expense is the result of the addition of new properties in 2003 partially offset by land purchases made in 2003.

State Income Taxes

      State income tax expense decreased by $73,000 or approximately 9% to $767,000 for the year ended December 31, 2003 compared to $840,000 for the year ended December 31, 2002. The decrease is the result of tax savings in the State of New Jersey.

Equity in Income from Investments in Limited Partnerships

      Equity in income from investments in limited partnerships is the result of the January 2003 purchase of equity positions in five new partnerships.

Minority Interest Expense

      Minority interest expense increased by $7,392,000 or approximately 91% to $15,509,000 for the year ended December 31, 2003 compared to $8,117,000 for the year ended December 31, 2002. The increase was the result of minority interests in the amount of $5,365,000 related to the five newly consolidated partnerships. The remaining increase of $2,027,000 related to increased profitability at the previous partially owned partnerships.

Discontinued Operations

      During the year ended December 31, 2003, your partnership sold fourteen properties for a combined net sales price of $154,310,000. Your partnership recognized a net gain on disposal of these properties of $29,514,000. The sale and operation of these properties for all periods presented have been recorded as discontinued operations in compliance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long Lived Assets."

Comparison of the year ended December 31, 2002 to the year ended December 31, 2001 (Pro-Forma).

Pro-Forma Information

      Your partnership commenced operations on January 1, 2002 following completion of the Exchange. In the Exchange the 90 Newkirk partnerships, each of which owned commercial properties, were merged into wholly- owned subsidiaries of your partnership, and your partnership acquired various assets including those related to the management or capital structure of the Newkirk partnerships. The financial information contained in the audited financial statements for all periods, and as of all dates, prior to January 1, 2002 is comprised of the assets, liabilities, revenue and expenses of Newkirk RE Holdings, LLC and Newkirk NL Holdings, LLC, which are considered to be the Predecessor Entity. The equity method of accounting was used to reflect the Predecessor Entity's interest in Newkirk partnerships in which it did not own a controlling interest. Accordingly, the Predecessor Entity's share of assets and liabilities and revenue and expenses in those Newkirk partnerships was presented as a single item on the balance sheet and statement of operations. In addition, only a portion of the assets of the Predecessor Entity were contributed to your partnership in the Exchange.

      In view of the foregoing facts, and in order to facilitate a comparison of the 2002 and 2001 results of operations in management's discussion and analysis of financial condition and results of operations, we have prepared pro-forma information. The pro-forma information has been prepared on the assumption that the Exchange had been consummated on January 1, 2001.

      The pro-forma information is presented as a tool to facilitate the Management Discussion and Analysis of the Predecessor Entity and your partnership. The operations of your partnership are essentially the Newkirk properties (originally 230 properties), substantially all of which are net-leased to tenants that typically have high credit ratings and are stock exchange listed. Given the lease structure and the absence of tenant defaults, underlying operations do not vary significantly from year to year.

      The components of the Predecessor Entity's operations do vary significantly from those of your partnership due to the acquisition by the Predecessor Entity of limited partnership interests in the Newkirk partnerships (certain assets, liabilities and operations of the Newkirk partnerships were accounted for on the equity method for various periods depending on the point at which control was achieved) and the inclusion of certain assets that were not ultimately contributed in the Exchange.

      Rather than continually referring to a core set of reasons (assets not contributed to your partnership or liabilities not assumed by your partnership) for differences between the periods discussed it was considered more meaningful to highlight the changes in the underlying operations of what is now your partnership and reconcile those operations to the Predecessor Entity's reported financial position and results of operations.

      The following table shows the pro-forma consolidated statement of operations for the year ended December 31, 2001, reflecting the pro-forma impact had all the Newkirk partnerships' activities been consolidated effective January 1, 2001 and the assets not contributed by the Predecessor Entity were excluded.

                 CONSOLIDATED PRO-FORMA STATEMENT OF OPERATIONS
                                 (In Thousands)

                                                                      Predecessor                                Predecessor
                                              As Reported             As Reported            Pro-Forma            Pro-Forma
                                            December 31, 2002      December 31, 2001        Adjustments       December 31, 2001
                ---------------------------------------------------------------------------------------------------------------
Revenue:
                Rental income                 $    266,816            $    235,653         $     34,993(1)      $     270,646
                Interest income                      3,288                  21,749              (17,184)(2)             4,565
                Management fees                        762                   1,573                 (705)(1)               868
                                              ------------            ------------         ------------         -------------

                   Total revenue                   270,866                 258,975               17,104               276,079
                                              ------------            ------------         ------------         -------------

Expenses
                Interest                           112,766                 104,823                4,343(1)            109,166
                Depreciation                        27,609                  32,444               (2,987)(4)            29,457
                General and
                   administrative                    9,118                   8,075               (2,826)(4)             5,249
                Amortization                         3,854                  13,138              (10,007)(3)             3,131
                Ground rent                          3,165                   3,177                   68(1)              3,245
                Federal and state income
                taxes                                  840                   2,918               (2,054)(2)               864
                                              ------------            ------------         ------------         -------------

                   Total expenses                  157,352                 164,575              (13,463)              151,112
                                              ------------            ------------         ------------         -------------

Equity in income from  limited
     partnerships                                       --                   7,649               (7,649)(1)                --
                                              ------------            ------------         ------------         -------------

Income from continuing operations before
   minority interest and discontinued
   operations                                 $    113,514            $    102,049         $     22,918         $     124,967
                                              ============            ============         ============         =============

Footnotes to Pro-Forma Statement of Operations:

(1) Reflects the consolidation of partnerships previously accounted for by the Predecessor Entity as an equity investment.

(2) Primarily the result of the Predecessor Entity not contributing its investments in contract right mortgages.

(3) Primarily the result of the Predecessor Entity not contributing Goodwill to the Partnership.

(4) Certain assets were not contributed and expenditures related thereto will not be incurred by the Partnership.

      In order to provide a more meaningful comparison of the results of operations, the following analysis compares the years ended December 31, 2002 and 2001 as if the exchange had occurred on January 1, 2001.

Income from Continuing Operations before Minority Interest

      Income from continuing operations before minority interest decreased by $11,453,000 to $113,514,000 for the year ended December 31, 2002 from
$124,967,000 for the year ended December 31, 2001. As more fully described below, this decrease is attributable to a decrease in total revenue of $5,213,000 and an increase in total expenses of $6,240,000.

Rental Income

      Rental income decreased by $3,830,000 or approximately 1% to $266,816,000 for the year ended December 31, 2002 from $270,646,000 for the year ended December 31, 2001. The decrease was primarily due to the January 2002 K-Mart Corporation Chapter 11 bankruptcy filing. K-Mart Corporation rejected the leases on 12 of your partnership's properties, which reduced 2002 revenues by $2,482,000. Eight of the properties have been re-leased. The aggregate rental rates under these leases is significantly less than the aggregate rent that was scheduled to be received during the renewal term under the K-Mart leases.

      Additionally, rental income decreased as a result of lease renewals at lower rental rates.

Interest Income

      Interest income decreased by $1,277,000 or approximately 28% to $3,288,000 for the year ended December 31, 2002 from $4,565,000 for the year ended December 31, 2001. The decrease was due to principal payments received by your partnership on loans receivable and overall lower interest rates on the invested cash balances.

Management Fees

      Management fees decreased by $106,000 or approximately 12% to $762,000 for the year ended December 31, 2002 from $868,000 for the year ended December 31, 2001. The decrease is attributable to fewer properties under management.

Interest Expense

      Interest expense increased by $3,600,000 or approximately 3% to $112,766,000 for the year ended December 31, 2002 compared to $109,166,000 for the year ended December 31, 2001. The increase was due to $20,314,000 in interest expense attributable to your partnership's mezzanine loan in the amount of $225,000,000 which was obtained in January 2002, which was substantially offset by decreases in the mortgage loan and contract right mortgage loan interest of $10,920,000 as a result of loan payoffs during the year, through scheduled principal payments and the net gain from the extinguishment of debt of $5,794,000 for the year ended December 31, 2002, compared to zero for the year ended December 31, 2001.

Depreciation

      Depreciation expense decreased by $1,848,000 or approximately 6% to $27,609,000 for the year ended December 31, 2002 compared to $29,457,000 for the year ended December 31, 2001. The decrease is attributable to the completion of the useful lives of various partnership assets while no further additions to real estate were expended.

General and Administrative

      General and administrative expenses increased by $3,869,000 or approximately 74% to $9,118,000 for the year ended December 31, 2002 compared to $5,249,000 for the year ended December 31, 2001. The increase was primarily the result of one-time organizational expenses relating to the formation of your partnership of $3,168,000. Additionally, legal expenses related to pending law suits were also incurred.

Amortization Expense

      Amortization expense increased by $723,000 or approximately 23% to $3,854,000 for the year ended December 31, 2002 compared to $3,131,000 for the year ended December 31, 2001. The increase is primarily the result of mortgage cost amortization expense in the amount of $981,000 related to your partnership's mezzanine loan partially offset by savings in land lease amortization from 2001 land purchases.

Ground Rent

      Ground rent expense decreased by $80,000 or approximately 2% to $3,165,000 for the year ended December 31, 2002 compared to $3,245,000 for the year ended December 31, 2001. The decrease is the result of a June 2001 acquisition of land previously leased resulting in no rent expense for the property in 2002.

State Income Taxes

      State income taxes decreased by $24,000 or approximately 3% to $840,000 for the year ended December 31, 2002 compared to $864,000 for the year ended December 31, 2001.

Critical Accounting Policies

      The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying consolidated financial statements and related notes. In preparing these consolidated financial statements, management has made its best estimates and judgments of certain amounts included in the consolidated financial statements, giving due consideration to materiality. Your partnership does not believe there is a great likelihood that materially different amounts would be reported related to the accounting policies described below. However, application of these accounting policies involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates.

      Impairment of long-lived assets. At December 31, 2003, your partnership had $1,129,237,000 of real estate (net) and $59,481,000 of real estate held for sale (net), which combined,,account for approximately 86% of your partnership's total assets. Buildings and improvements are carried at cost net of adjustments for depreciation and amortization. The fair values of your partnership's buildings and improvements are dependent on the performance of the properties.

      Your partnership evaluates recoverability of the net carrying value of its real estate and related assets at least annually, and more often if circumstances dictate. If there is an indication that the carrying value of a property might not be recoverable, your partnership prepares an estimate of the future undiscounted cash flows expected to result from the use of the property and its eventual disposition, generally over a five-year holding period. In performing this review, management takes into account, among other things, the existing occupancy, the expected leasing prospects of the property and the economic situation in the region where the property is located.

      If the sum of the expected future undiscounted cash flows is less than the carrying amount of the property, your partnership recognizes an impairment loss and reduces the carrying amount of the asset to its estimated fair value. Fair value is the amount at which the asset could be bought or sold in a current transaction between willing parties, that is, other than in a forced or liquidation sale. Management estimates fair value using discounted cash flows or market comparables, as most appropriate for each property. Independent certified appraisers are utilized to assist management when warranted. During the year ended December 31, 2003, your partnership recorded $1,560,000 in allowances for impairment.

      Because the cash flows used to evaluate the recoverability of the assets and their fair values are based upon projections of future economic events, such as property occupancy rates, rental rates, operating cost inflation and market capitalization rates, which are inherently subjective, the amounts ultimately realized at disposition may differ materially from the net carrying values at the balance sheet dates. The cash flows and market comparables used in this process are based on good faith estimates and assumptions developed by management.

      Unanticipated events and circumstances may occur, and some assumptions may not materialize; therefore, actual results may vary from the estimates, and variances may be material. The Partnership may provide additional write-downs, which could be material in subsequent years if real estate markets or local economic conditions change.

      Useful lives of long-lived assets. Building and improvements and certain other long-lived assets are depreciated or amortized over their useful lives. Depreciation and amortization are computed using the straight-line method over the useful life of the building and improvements. The cost of properties represents the initial cost of the properties to your partnership plus acquisition and closing costs less impairment adjustments.

      During 2003, your partnership made a change to its accounting estimates with respect to the depreciable lives of its real estate assets. The change in accounting estimates resulted in a decrease in net income of approximately $6,823,000 and a decrease in net income per limited partnership unit of approximately $ 1.08 per unit for the year ended December 31, 2003.

Recently Issued Accounting Standards

      None of the recently issued accounting standards had any effect on the partnership's consolidated financial statements.

Quantitative And Qualitative Disclosures About Market Risk

      Your partnership has both fixed and variable rate debt, as well as one interest rate cap. All financial instruments were entered into for other than trading purposes. A change in interest rates on the fixed rate portion of the debt portfolio or the interest rate cap impacts the net financial instrument position, but has no impact on interest incurred or cash flows. A change in interest rates on the variable portion of the debt portfolio impacts the interest incurred and cash flows, but does not impact the net financial instrument position.

      The fair value of your partnership's debt, based on discounted cash flows at the current market conditions and interest rates for the remaining term of such debt was less than the aggregate carrying amount by approximately $13,700,000 at December 31, 2003. The change in the fair value of your partnership's debt as of December 31, 2003 reflects the impact of the T-Two Partners refinancing affected by your partnership in November 2003.

      At December 31, 2003, your partnership had one loan which had a variable interest rate. The loan which had an outstanding balance of $208.4 million at December 31, 2003, was obtained in November 2003 and has a three-year term. Interest on the outstanding balance accrues at a rate equal to, at your partnership's option, either, (i) LIBOR rate (as defined) plus 450 basis points or (ii) the bank's prime rate plus 250 basis points. Your partnership purchased an interest rate cap on the loan so that the interest rate would be capped at 9.5%.

      Your partnership elected to pay the loan based on the LIBOR rate. The following table shows what the annual effect of a change in the LIBOR rate (1.21% at December 31, 2003) will have on interest expense based upon increases up to the cap of 9.5% all in interest rate.

                                                      Change in LIBOR
                                                      (In thousands)
                                         ---------------------------------------
                                            1%         2%         3%       3.79%
                                            --         --         --       -----

Additional interest expense              $2,084     $4,167     $6,251     $7,898

ITEM 3. PROPERTIES

General

      The Newkirk properties and the consolidated properties contain an aggregate of 19,442,000 square feet of space of which 111,000 square feet or 0.6% of total space was not leased as of December 31, 2003. Substantially all of the Newkirk properties and the consolidated properties are net-leased to investment grade corporate tenants. Your partnership also had one multi-tenanted property containing approximately 151,000 square feet or approximately .8% of the total space of all properties. This property was sold in January 2004. Your partnership's remaining properties are net leased to various tenants. The leases are similar in many respects and generally: (i) provide for fixed rent payments and obligate the tenant to pay all capital and operating expenses for a property; (ii) obligate the tenant to perform all responsibilities (other than the payment of debt service) relating to the property; (iii) require the tenant to maintain insurance against casualty and liability losses; (iv) permit the tenant to sublet the property; and (v) afford the tenant in many instances the right to terminate the lease at certain points during the primary term if it determines that continued use and occupancy of the property would be uneconomic or unsuitable. Many of the leases grant the tenant an option to purchase the property upon the expiration of the primary term of the lease and at the end of one or more renewal terms for a purchase price equal to the fair market value of such property. Your partnership maintains insurance on properties that are not leased and the general partner believes that your partnership's properties are adequately covered by insurance.

      The following table sets forth certain information on the Newkirk properties and the consolidated properties as of December 31, 2003. Except as otherwise indicated in the table, the ownership interest is a fee interest in the underlying land.

                                                    Approximate           2004                                              Lease
                                                     Leaseable       Annualized Base                                     Expiration/
                                                      Building      Rent Per sq. ft.                                        Option
                            Location               Square Footage          ($)               Principal Tenant             Expiration
                            --------               --------------   ----------------         ----------------             ----------
OFFICE:
 Arkansas           Little Rock                        36,000            12.31        Entergy Gulf States                 2005/2030
                    Pine Bluff                         27,000            13.63        Entergy Gulf States                 2005/2030

 California         El Segundo (4)                    185,000            16.10        Raytheon                            2008/2038
                    El Segundo (4)                    185,000            16.10        Raytheon                            2008/2038
                    Long Beach (1)(3)                 478,000            35.51        Raytheon                            2008/2038
                    Walnut Creek (1)                   55,000            37.52        Hercules Credit, Inc.               2007/2037

 Colorado           Colorado Springs                   71,000            31.13        Federal Express Corporation         2008/2038

 Connecticut        Clinton (1) (14)                   41,000            15.12        Cheeseborough Ponds                 2008/2033

 Florida            Orlando(1)                        184,000             5.22        Martin Marietta Corporation         2008/2038
                    Orlando(1)                        357,000            12.97        Harcourt Brace & Company            2009/2039

 Indiana            Columbus (1)                      390,000            23.46        Cummins Engine Company Inc.         2009/2039

 Kentucky           Owensboro (1) (14)                443,000             9.19        Ragu Foods                          2008/2033

 Louisiana          New Orleans (1) (15)              222,000            20.86        Hibernia Bank                       2008/2033
                    New Orleans                       181,000            20.19        Hibernia Bank                       2008/2033

 Maryland           Baltimore(1)                      530,000            48.14        USF&G/The Saint Paul Co.            2009/2039

 Missouri           Bridgeton(1)                       54,000            10.58        The Kroger Co.                      2006/2031

                                                    Approximate           2004                                              Lease
                                                     Leaseable       Annualized Base                                     Expiration/
                                                      Building      Rent Per sq. ft.                                        Option
                            Location               Square Footage          ($)               Principal Tenant             Expiration
                            --------               --------------   ----------------         ----------------             ----------
 New Jersey         Carteret                           96,000            18.25        Supermarkets General Corp.          2011/2036
                    Elizabeth                          30,000            25.73        Summit Bank                         2008/2038
                    Morris Township(1)(5)             225,000            26.20        Honeywell                           2008/2038
                    Morris Township(1)(5)              50,000            29.41        Honeywell                           2008/2038
                    Morris Township(1)(5)             137,000            25.99        Honeywell                           2008/2038
                    Morris Township (9)               221,000            23.05        Crum & Forster                      2022/2042
                    Morristown(1)                     316,000            27.87        Honeywell                           2008/2038
                    Plainsboro(1)                       2,000            77.97        Summit Bank                         2008/2038

 Nevada             Las Vegas                         282,000            24.63        Nevada Power Company                2014/2039

 Ohio               Miamisburg(1)                      61,000            11.62        The Mead Corporation                2008/2038
                    Miamisburg(1)                      86,000             6.01        Reed Elsevier, Inc.                 2008/2038
                    Toledo(1)                         707,000            18.89        Owens-Illinois                      2006/2036

 Pennsylvania       Allentown                          71,000             6.54        First Union Corp.                   2005/2025

 Tennessee          Johnson City                       64,000            10.58        SunTrust Bank                       2006/2031
                    Kingport                           43,000            10.98        American Electric Power             2008/2038
                    Memphis(1)                        521,000            24.65        Federal Express Corporation         2009/2039
                    Memphis(1)                         75,000            16.57        The Kroger Co.                      2008/2038

 Texas              Beaumont(1)                       426,000            26.46        Entergy Gulf States                 2007/2037
                    Beaumont                           50,000            29.10        Allied Lakewood Bank                2007/2037
                    Bedford(1)                        207,000            12.65        Team Bank                           2004/2039
                    Dallas (3 buildings)              185,000            16.39        Allied Lakewood Bank                2007/2037
                    Dallas(6)                         151,000            18.66        (6)                                    (6)
                    Garland (18)                      279,000            19.13        E-Systems, Inc.                     2006/2036
                                                    ---------            -----

           TOTAL/AVERAGE OFFICE                     7,724,000            21.90
                                                    =========            =====

RETAIL:
 Alabama            Dothan(1)                          54,000             3.94        Albertson's Inc.                    2005/2035
                    Florence(1)                        42,000            15.65        The Kroger Co.                      2008/2038
                    Hunstville(1)                      60,000             7.45        Albertson's Inc.                    2007/2037
                    Huntsville(1)                      58,000             5.98        Albertson's Inc.                    2006/2036
                    Montgomery(1)                      54,000             3.14        Albertson's Inc.                    2005/2010
                    Montgomery                         66,000            10.35        Albertson's Inc.                    2007/2037
                    Tuscaloosa(1)                      53,000             4.22        Albertson's Inc.                    2005/2020

 Arizona            Ajo                                10,000             7.16        Albertson's Inc.                    2004/2039
                    Bisbee(1)                          30,000             9.06        Safeway, Inc.                       2009/2039
                    Glendale                            3,000            13.74        CSK Auto                            2004/2039
                    Mesa                                3,000            15.08        CSK Auto                            2004/2039
                    Mesa                                3,000            11.10        CSK Auto                            2009/2039
                    Mesa                                3,000            15.06        CSK Auto                            2004/2039
                    Phoenix                             3,000            10.40        CSK Auto                            2004/2039
                    Phoenix (9)                         3,000            12.07        CSK Auto                            2004/2039

                                                    Approximate           2004                                              Lease
                                                     Leaseable       Annualized Base                                     Expiration/
                                                      Building      Rent Per sq. ft.                                        Option
                            Location               Square Footage          ($)               Principal Tenant             Expiration
                            --------               --------------   ----------------         ----------------             ----------
                    Tucson                              3,000            37.21        CSK Auto                            2004/2039
                    Tucson(1)                          37,000             9.77        Safeway, Inc.                       2009/2039

 California         Anaheim(1)                         26,000             7.02        Stater Bros. Markets                2008/2038
                    Atascadero                          4,000            18.29        CSK Auto                            2009/2039
                    Barstow                            30,000             7.15        Stater Bros. Markets                2008/2038
                    Beaumont                            4,000            17.36        CSK Auto                            2009/2039
                    Beaumont                           29,000             5.58        Stater Bros. Markets                2008/2038
                    Calimesa                           29,000             6.99        Stater Bros. Markets                2008/2038
                    Colton                             73,000             4.44        Stater Bros. Markets                2008/2038
                    Colton                             26,000             6.03        Stater Bros. Markets                2008/2038
                    Corona(1)                          33,000             7.76        Stater Bros. Markets                2008/2038
                    Corona(1)                           9,000            26.43        Mark C. Bloome                      2007/2037
                    Costa Mesa(1)                      18,000            10.56        Stater Bros. Markets                2008/2038
                    Costa Mesa(1)                      17,000            11.63        Stater Bros. Markets                2008/2038
                    Desert Hot Springs(1)              29,000             5.61        Stater Bros. Markets                2008/2038
                    Downey                             39,000            12.09        Albertson's Inc.                    2007/2037
                    El Toro                            11,000            13.20        GoodYear Tire                       2009/2039
                    Fontana                            26,000             6.26        Stater Bros. Markets                2008/2038
                    Garden Grove(1)                    26,000             6.82        Stater Bros. Markets                2008/2038
                    Glen Avon Heights(1)               42,000             6.00        Stater Bros. Markets                2008/2038
                    Huntington Beach                   44,000            12.61        Albertson's Inc.                    2009/2039
                    Indio(1)                           10,000            22.70        Mark C. Bloome                      2007/2037
                    Lancaster                          42,000            12.75        Albertson's Inc.                    2009/2039
                    Livermore(1) (13)                  53,000            10.73        Albertson's Inc.                    2006/2036
                    Lomita(1)                          33,000            10.24        Alpha Beta Company                  2006/2033
                    Mammoth Lakes(1)                   44,000            18.33        Safeway, Inc.                       2007/2037
                    Mojave(1)                          34,000             6.55        Stater Bros. Markets                2008/2038
                    Morgan Hill                        10,000             7.60        GoodYear Tire                       2009/2039
                    Ontario(1)                         24,000             7.64        Stater Bros. Markets                2008/2038
                    Orange(1)                          26,000             9.81        Stater Bros. Markets                2008/2038
                    Paso Robles                         7,000            10.72        CSK Auto                            2009/2039
                    Pinole(1)                          58,000             7.16        Alpha Beta Company                  2011/2036
                    Pleasanton                        175,000             6.73        Federated Department Stores         2012/2040
                    Rancho Cucamonga                   24,000             7.26        Stater Bros. Markets                2008/2038
                    Redlands                           11,000             6.21        GoodYear Tire                       2009/2039
                    Rialto                             29,000             5.74        Stater Bros. Markets                2008/2038
                    Rubidoux                           39,000             4.97        Stater Bros. Markets                2008/2038
                    San Bernadino                      30,000            10.02        Stater Bros. Markets                2008/2038
                    San Bernadino                      40,000             7.23        Stater Bros. Markets                2008/2038
                    San Diego(1)                      226,000             7.08        Nordstrom, Inc.                     2016/2036
                    San Pablo                           5,000            15.08        CSK Auto                            2004/2039
                    Santa Ana(1)                       26,000             7.23        Stater Bros. Markets                2008/2038
                    Santa Monica                      150,000             5.74        Federated Department Stores         2012/2040
                    Santa Rosa (13)                    22,000             8.34        Albertson's Inc.                    2006/2036
                    Simi Valley(1)                     40,000            12.03        Albertson's Inc.                    2008/2038
                    Sunnymead                          30,000             7.18        Stater Bros. Markets                2008/2038
                    Tustin (1) (16)                    72,000             1.99        Mervyn's                            2009/2033
                    Union City                         10,000             8.13        GoodYear Tire                       2009/2039

                                                    Approximate           2004                                              Lease
                                                     Leaseable       Annualized Base                                     Expiration/
                                                      Building      Rent Per sq. ft.                                        Option
                            Location               Square Footage          ($)               Principal Tenant             Expiration
                            --------               --------------   ----------------         ----------------             ----------
                    Ventura(1)                         40,000            19.92        City of Buenaventura                2013/2013
                    Westminster                        26,000             9.09        Stater Bros. Markets                2008/2038
                    Yorba Linda                        11,000             8.56        GoodYear Tire                       2009/2039
                    Yucaipa                            31,000             4.13        Stater Bros. Markets                2008/2038

 Colorado           Aurora(13)                         41,000             6.88        Albertson's Inc.                    2005/2035
                    Aurora(13)(19)                     29,000             9.25        Albertson's Inc.                    2005/2035
                    Aurora(1)                          42,000             5.06        Albertson's Inc.                    2006/2036
                    Aurora(1)                          24,000            21.26        Safeway, Inc.                       2007/2037
                    Federal Heights                     3,000            14.16        CSK Auto                            2004/2039
                    Littleton(13)                      29,000             8.85        Albertson's Inc.                    2005/2035
                    Littleton                          39,000            12.17        Albertson's Inc.                    2009/2039
                    Pueblo                              3,000            14.39        CSK Auto                            2004/2039

 Florida            Bradenton                          60,000            12.16        Albertson's Inc.                    2007/2037
                    Cape Coral                         30,000            14.85        Albertson's/Lucky Stores            2008/2038
                    Casselberry(1)                     68,000            11.26        Albertson's Inc.                    2007/2037
                    Gainesville                        41,000            12.53        Albertson's/Lucky Stores            2008/2038
                    Largo(13)                          54,000             6.90        Albertson's Inc.                    2005/2035
                    Largo                              40,000            14.86        Albertson's/Lucky Stores            2008/2038
                    Largo                              30,000            12.95        Albertson's/Lucky Stores            2008/2038
                    Orlando(1)                         58,000             5.67        Albertson's Inc.                    2006/2036
                    Pinellas Park                      60,000            11.74        Albertson's Inc.                    2007/2037
                    Port Richey(1)                     54,000             4.02        Albertson's Inc.                    2005/2035
                    Stuart(1) (7)                      54,000               --        Vacant
                    Tallahassee(1)(13)                 54,000             4.15        Albertson's Inc.                    2005/2035
                    Venice                             42,000            12.60        Albertson's Inc.                    2006/2036

 Georgia            Atlanta(1)                          6,000            33.11        Bank South, N.A.                    2009/2039
                    Atlanta(1)                          4,000            37.25        Bank South, N.A.                    2009/2039
                    Chamblee(1)                         5,000            35.81        Bank South, N.A.                    2009/2039
                    Cumming(1)                         14,000            25.83        Bank South, N.A.                    2009/2039
                    Duluth(1)                           9,000            26.52        Bank South, N.A.                    2009/2039
                    Forest Park(1)                     15,000            24.84        Bank South, N.A.                    2009/2039
                    Jonesboro(1)                        5,000            29.19        Bank South, N.A.                    2009/2039
                    Stone Mountain (1)                  6,000            30.84        Bank South, N.A.                    2009/2039

 Idaho              Boise                              37,000            15.76        Albertson's Inc.                    2007/2037
                    Boise(1)                           43,000             8.05        Albertson's Inc.                    2008/2038

 Illinois           Champaign(19)                      31,000             5.55        Albertson's/Lucky Stores            2008/2038
                    Freeport                           30,000            12.77        Albertson's/Lucky Stores            2008/2038
                    Rock Falls                         28,000            14.57        Albertson's/Lucky Stores            2008/2038

 Indiana            Carmel                             39,000             4.11        Marsh Supermarkets, Inc.            2008/2038
                    Lawrence                           29,000             6.72        Marsh Supermarkets, Inc.            2008/2038

                                                    Approximate           2004                                              Lease
                                                     Leaseable       Annualized Base                                     Expiration/
                                                      Building      Rent Per sq. ft.                                        Option
                            Location               Square Footage          ($)               Principal Tenant             Expiration
                            --------               --------------   ----------------         ----------------             ----------
 Kentucky           Louisville(1)                      10,000            11.57        The Kroger Co.                      2006/2011
                    Louisville(1)                      40,000            16.45        The Kroger Co.                      2006/2036

 Louisiana          Baton Rouge                        58,000            12.21        Albertson's Inc.                    2007/2037
                    Minden                             35,000            11.55        Safeway, Inc.                       2007/2037

 Montana            Billings(1)                        41,000             9.05        Safeway, Inc.                       2007/2015
                    Bozeman(1)(13)                     21,000             5.83        Albertson's Inc.                    2005/2030

 Nebraska           Omaha                              73,000             5.32        Albertson's Inc.                    2006/2036
                    Omaha                              66,000            10.71        Albertson's Inc.                    2007/2037
                    Omaha                              67,000            10.99        Albertson's Inc.                    2007/2037

 Nevada             Las Vegas(13)                      38,000             7.68        Albertson's Inc.                    2005/2035
                    Las Vegas(1)                       60,000             7.57        Alpha Beta Company                  2006/2021
                    Las Vegas(1)                       38,000            14.13        Albertson's Inc.                    2008/2023
                    Las Vegas                           3,000            20.58        CSK Auto                            2009/2039
                    Las Vegas                           3,000            12.35        CSK Auto                            2004/2039
                    Reno(1)                            42,000            13.16        Albertson's Inc.                    2007/2037

 New Jersey         Garwood(1)                         52,000            11.91        Supermarkets General Corp.          2006/2021

 New Mexico         Albuquerque (9)                     3,000            12.61        CSK Auto                            2004/2039
                    Albuquerque(1)                     35,000            18.70        Safeway, Inc.                       2007/2037
                    Deming                              3,000            13.74        CSK Auto                            2004/2039
                    Farmington                          3,000            11.87        CSK Auto                            2009/2039
                    Las Cruces                         30,000            14.64        Albertson's Inc.                    2007/2037

 New York           Portchester(1)                     59,000            18.89        Supermarkets General Corp.          2008/2023

 North Carolina     Charlotte                          34,000             2.90        Food Lion Stores, Inc.              2008/2038
                    Concord                            32,000             6.09        Food Lion Stores, Inc.              2008/2038
                    Jacksonville                       23,000             3.63        Food Lion Stores, Inc.              2008/2038
                    Jefferson(1)                       23,000             3.17        Food Lion Stores, Inc.              2008/2013
                    Lexington(1)                       23,000             6.02        Food Lion Stores, Inc.              2008/2038
                    Mint Hill(10)(19)                  23,000               --        Vacant
                    Thomasville                        21,000             5.07        Food Lion Stores, Inc.              2008/2038

 Ohio               Cincinnati(1)                      26,000            14.39        The Kroger Co.                      2006/2011
                    Columbus(1)                        34,000            23.44        The Kroger Co.                      2006/2036
                    Franklin                           29,000             3.83        Marsh Supermarkets, Inc.            2008/2038

 Oklahoma           Bethany                             3,000            13.45        CSK Auto                            2004/2039
                    Lawton(1)                          31,000            10.84        Safeway, Inc.                       2009/2039
                    Midwest City(20)                    3,000            15.73        CSK Auto                            2004/2039
                    Oklahoma City (9)                   3,000            13.32        CSK Auto                            2004/2039
                    Warr Acres (9)                      3,000            13.52        CSK Auto                            2004/2039

 Oregon             Beaverton                          42,000            13.02        Albertson's Inc.                    2009/2039

                                                    Approximate           2004                                              Lease
                                                     Leaseable       Annualized Base                                     Expiration/
                                                      Building      Rent Per sq. ft.                                        Option
                            Location               Square Footage          ($)               Principal Tenant             Expiration
                            --------               --------------   ----------------         ----------------             ----------
                    Grants Pass(1)                     34,000             8.65        Safeway, Inc.                       2009/2039
                    Portland                           42,000             8.29        Albertson's Inc.                    2006/2036
                    Salem                              52,000             7.81        Albertson's Inc.                    2009/2039

 Pennsylvania       Doylestown                          4,000            38.81        Meritor Savings Bank                2008/2038
                    Lansdale                            4,000            41.04        Meritor Savings Bank                2008/2038
                    Lima                                4,000            44.66        Meritor Savings Bank                2008/2038
                    Philadelphia                       50,000            14.49        Supermarkets General Corp.          2005/2035
                    Philadelphia(8)(19)                 4,000               --        Vacant
                    Philadelphia                        4,000            36.58        Meritor Savings Bank                2008/2038
                    Philadelphia                        4,000            52.19        Meritor Savings Bank                2008/2038
                    Philadelphia                        4,000            11.77        Meritor Savings Bank                2008/2038
                    Philadelphia                        4,000            42.99        Meritor Savings Bank                2008/2038
                    Philadelphia                        4,000            49.12        Meritor Savings Bank                2008/2038
                    Philadelphia                        4,000            38.81        Meritor Savings Bank                2008/2038
                    Philadelphia                        4,000            39.09        Meritor Savings Bank                2008/2038
                    Philadelphia                        4,000            55.26        Meritor Savings Bank                2008/2038
                    Richboro                            4,000            36.02        Meritor Savings Bank                2008/2038
                    Wayne                               4,000            52.75        Meritor Savings Bank                2008/2038

 South Carolina     Moncks Corner(1)                   23,000             2.69        Food Lion Stores, Inc.              2008/2018

 Tennessee          Chattanooga(1)                     42,000            16.81        The Kroger Co.                      2008/2038
                    Paris(1)                           31,000            15.04        The Kroger Co.                      2008/2038

 Texas              Carrolton(1)                       61,000             8.24        Skaggs Alpha Beta                   2006/2036
                    Dallas(1)                          68,000             7.89        The Kroger Co.                      2006/2019
                    Dallas                              3,000            13.34        CSK Auto                            2004/2039
                    Dallas                              3,000            15.15        CSK Auto                            2004/2039
                    El Paso                             3,000            15.66        CSK Auto                            2009/2039
                    El Paso                             3,000            16.66        CSK Auto                            2009/2039
                    Euless                              5,000             8.82        CSK Auto                            2004/2039
                    Fort Worth(1)                      44,000            13.72        Safeway, Inc.                       2007/2037
                    Garland                            40,000            17.05        Safeway, Inc.                       2007/2037
                    Garland (9)                         3,000            14.98        CSK Auto                            2004/2039
                    Granbury(1)                        35,000            12.15        Safeway, Inc.                       2007/2037
                    Grand Prairie(1)                   49,000            10.02        Safeway, Inc.                       2009/2039
                    Greenville(1)                      48,000             4.20        Safeway, Inc.                       2006/2036
                    Hillsboro(1)                       35,000             9.62        Safeway, Inc.                       2007/2037
                    Houston(1)                         52,000            14.45        The Kroger Co.                      2006/2036
                    Lubbock(1)(13)                     54,000             3.62        Albertson's Inc.                    2005/2035
                    Lubbock                             3,000            15.55        CSK Auto                            2009/2039
                    Midland                            60,000            10.53        Albertson's Inc.                    2009/2039
                    Odessa (9)                          3,000            14.30        CSK Auto                            2004/2039
                    Rockdale                           44,000             3.80        Wal-Mart Stores, Inc.               2005/2035
                    Taylor                             62,000             3.44        Wal-Mart Stores, Inc.               2005/2035
                    Texarkana (13)                     46,000             7.50        Albertson's Inc.                    2006/2036
                    Woodville                          44,000             3.65        Wal-Mart Stores, Inc.               2005/2035

                                                    Approximate           2004                                              Lease
                                                     Leaseable       Annualized Base                                     Expiration/
                                                      Building      Rent Per sq. ft.                                        Option
                            Location               Square Footage          ($)               Principal Tenant             Expiration
                            --------               --------------   ----------------         ----------------             ----------
 Utah               Bountiful(1)                       50,000             7.85        Skaggs Alpha Beta                   2006/2016
                    Sandy(1)                           42,000             4.78        Albertson's Inc.                    2006/2016

 Virginia           Staunton(1)                        23,000             7.20        Food Lion Stores, Inc.              2008/2038

 Washington         Bothell(1)(13)                     28,000             4.69        Albertson's Inc.                    2005/2035
                    Edmonds(1)(13)                     35,000             4.75        Albertson's Inc.                    2005/2025
                    Everett                            35,000            17.22        Albertson's Inc.                    2007/2037
                    Federal Way                        42,000             9.76        Albertson's Inc.                    2007/2037
                    Graham(1)                          45,000             9.22        Safeway, Inc.                       2009/2039
                    Kent                               42,000            12.99        Albertson's Inc.                    2009/2039
                    Milton(1)                          45,000            10.63        Safeway, Inc.                       2009/2039
                    Port Orchard(1)                    28,000             3.57        Albertson's Inc.                    2005/2025
                    Redmond(1)                         45,000            11.26        Safeway, Inc.                       2009/2039
                    Spokane(13)                        42,000             7.03        Albertson's Inc.                    2005/2035
                    Spokane(1)                         39,000             9.63        Safeway, Inc.                       2009/2039
                    Woodinville(1)                     30,000             5.77        Albertson's Inc.                    2006/2031

 Wyoming            Cheyenne(11)                       12,000             5.70        Key Bancshares of Wyoming           2004/2039
                    Cheyenne(13)                       31,000             6.11        Albertson's Inc.                    2006/2036
                    Douglas(11)                        12,000             5.96        Key Bancshares of Wyoming           2004/2039
                    Evanston                           28,000             4.94        Key Bancshares of Wyoming           2004/2039
                    Evanston                           10,000             7.55        Key Bancshares of Wyoming           2004/2039
                    Torrington(11)                     12,000             4.95        Key Bancshares of Wyoming           2004/2039
                                                    ---------             ----

           TOTAL/AVERAGE RETAIL                     6,441,000             9.38
                                                    =========             ====

OTHER:

 Arizona            Flagstaff                          10,000               --        Vacant  (2)                            --
                    Sun City                           10,000            15.00        Furr's Restaurant Group (2)           2012

 California         Colton                            668,000             3.52        Stater Bros. Markets                2008/2038
                    El Segundo(4)                     959,000            16.10        Raytheon                            2008/2038
                    Long Beach(1)(3)                  201,000            14.88        Raytheon                            2008/2038
                    Palo Alto(1)                      123,000            32.37        Xerox Corporation                   2008/2013

 Colorado           Ft. Collins                        10,000            24.96        Lithia Motors (2)                     2012

 Florida            Orlando(1)                        205,000             5.89        Walgreen Co.                        2006/2031

 Maine              North Berwick                     821,000             3.39        United Technologies Corp.           2010/2035

 New Mexico         Carlsbad                           10,000            15.00        Furr's Restaurant Group (2)           2012

 New York           Saugerties (17)                    52,000             4.41        Rotron, Inc.                        2004/2029

 Pennsylvania       New Kingston(1)                   430,000             8.52        Hershey Foods Corporation           2008/2038

                                                    Approximate           2004                                              Lease
                                                     Leaseable       Annualized Base                                     Expiration/
                                                      Building      Rent Per sq. ft.                                        Option
                            Location               Square Footage          ($)               Principal Tenant             Expiration
                            --------               --------------   ----------------         ----------------             ----------
 South Carolina     Myrtle Beach(1)                    37,000             3.88        Food Lion Stores, Inc.              2008/2028

 Tennessee          Franklin(1)                       289,000             5.10        United Technologies Corp.           2008/2038
                    Memphis                           780,000             3.67        Sears Roebuck & Company             2007/2037

 Texas              Lewisville                        256,000             5.89        Xerox Corporation                   2008/2038
                    Corpus Christi                     10,000            15.00        Furr's Restaurant Group (2)           2012
                    El Paso                            10,000            15.00        Furr's Restaurant Group (2)           2012
                    Euless                             10,000               --        Vacant  (2)
                    Lewisville                         10,000               --        Vacant (2) (12)
                    McAllen                            10,000            15.00        Furr's Restaurant Group (2)           2012
                    Victoria                           10,000            15.00        Furr's Restaurant Group (2)           2012

 Wisconsin          Windsor(1)                        356,000             7.52        Walgreen Co.                        2007/2032
                                                   ----------            -----

           TOTAL/AVERAGE OTHER                      5,277,000             8.05
                                                   ==========            =====

           GRAND TOTAL/AVERAGE                     19,442,000            14.00
                                                   ==========            =====

----------

(1)   Land held in land estate or pursuant to ground lease.
(2)   See "- Property Matters" below for information on these properties.
(3)   55% interest owned by your partnership.
(4)   53% interest owned by your partnership.
(5)   99% interest owned by your partnership.
(6) The property, an office building leased to multiple tenants, was sold in January 2004. See "- Property Matters" below for information on the sale.
(7) In November 2002, your partnership received notice from the tenant exercising the economic discontinuance provisions of its lease. Under the terms of the notice, the tenant proposed to terminate the lease effective July 11, 2003 and to purchase the property for $630,797, an amount which would have been insufficient to satisfy existing mortgage indebtedness. Your partnership rejected the offer and satisfied the existing first mortgage of approximately $531,000. Your partnership has entered into a contract to sell the property for an amount in excess of the amount which would have been paid by the prior tenant. The contract is subject to completion of due diligence by the purchaser.
(8) The lease on this property was terminated effective June 1, 2003. The tenant made a $276,576 early termination payment, $160,803 of which was applied to existing mortgage indebtedness.
(9) These properties were sold in January 2004 (Morristown Township) and February and March 2004 (6 properties leased to CSK Auto). See "- Property Matters" below for information on the sale.
(10) The lease on this property expired during the fourth quarter of 2003 and the property is now vacant.
(11) These properties were sold on March 31, 2004. See "- Property Matters" below for information on the sale.
(12) The tenant defaulted on its lease and vacated this property during the fourth quarter of 2003.
(13) Your partnership has received notice from Albertsons exercising a purchase option in accordance with their lease on fifteen of your partnership's properties. Your partnership has rejected ten of the offers and sold one property in April 2004. See "ITEM 2. FINANCIAL INFORMATION - Other Matters" for additional information.
(14) 47.52% interest owned by your partnership as of December 31, 2003. This percentage was increased to 55.28% effective April 1, 2004.
(15)  35.34% interest owned by your partnership.

(16) 40.68% interest owned by your partnership as of December 31, 2003. This percentage was increased to 68.68% effective April 1, 2004.
(17)  57.75% interest owned by your partnership.
(18)  60.5% interest owned by your partnership.
(19)  These properties were sold in April 2004.
(20)  This property was sold in May 2004.

      Property Matters. On January 22, 2002, Kmart Corporation, a tenant at 12 of your partnership's properties, filed for protection under Chapter 11 of the United States Bankruptcy Code. Kmart had the right to either accept or reject the leases. Kmart elected to reject the leases, which caused an immediate termination of such leases. Your partnership re-leased 9 of the properties to Furr's Restaurant Group for 10-year lease terms, one of the properties to Lithia Motors for a 10-year lease term and another property for use as a Chinese food restaurant for a 5-year lease term. The tenant of the Chinese restaurant subsequently defaulted on its lease. Your partnership is pursuing a claim against Kmart in the Bankruptcy Court. In January 2003, Furr's Restaurant Group filed for protection under Chapter 11 of the Bankruptcy Code and subsequently rejected the lease on 3 sites. The remaining sites continue to be leased to Furr's through 2012, and your partnership is pursuing a claim against Furr's in the Bankruptcy Court for the 3 rejected sites. Furr's also has the right to reject the lease that now covers the remaining sites. The aggregate annual rent for the 7 sites that are presently leased is approximately $1,269,600 compared to the approximately $1,885,000 that was scheduled to be received from Kmart on the 12 properties during its first renewal term, which would have begun in February 2003. Your partnership has purchased the land underlying all of the 12 original Kmart sites for $250,000, sold two of the vacant sites in the third quarter of 2003 and is seeking to sell or re-lease the three remaining vacant sites. The two sites were sold for $2,525,000. After satisfying existing mortgage indebtedness and closing costs, there were no net proceeds to your partnership.

      On February 12, 2002, Kaiser Aluminum & Chemical Corp., the tenant at your partnership's property located in Oakland, California, filed for protection under Chapter 11. In an effort to protect your partnership's equity investment in the property, your partnership, from its cash reserve account, purchased the first mortgage debt that encumbered the property for $15,500,000. Your partnership subsequently secured approximately $14,530,000 of replacement financing from a third party lender. The note bore interest at LIBOR plus 4.5% per annum (6.42% at December 31, 2002), had a maturity date of September 1, 2003 and required monthly payments of principal and interest. Your partnership sold its interest in this property in March 2003 for approximately $122,918,000. After satisfying existing mortgage indebtedness, the net sales proceeds were approximately $28,000,000, half of which was applied to a principal payment required to be made on your partnership's loan with Fleet National Bank.

      In November 2002 and January 2003, your partnership sold two properties owned by it in Oklahoma City, Oklahoma to the tenants of those properties. One property, leased to Safeway, Inc., was sold for $1,444,000 and the other property, leased to Fleming Companies, Inc., was sold for $945,611. Both properties were sold under the economic discontinuance provisions of their respective leases. As provided in the leases, the tenants had made rejectable offers to purchase the properties for specified amounts, and your partnership accepted the offers after it was unable to locate purchasers who would pay a higher price or secure new tenants for the properties. $1,023,689 of the price paid by Safeway, Inc. represented the rejectable offer price, and $420,323 represented deferred rent.

      In January 2003, your partnership sold five properties owned by it in Allen, Ennis, Huntsville, Rockwell, and Waxahachie, Texas to Wal-Mart Stores, Inc., the tenant, for approximately $8,259,000. After satisfying existing mortgage indebtedness, the net sales proceeds were approximately $4,500,000, half of which was applied to a principal payment required to be made on your partnership's loan with Fleet National Bank. During 2002, Wal-Mart paid rent of $994,894 for the properties.

      In February 2003, your partnership received the remaining balance due on a secured note of Cenland Associates Limited Partnership that it acquired in the exchange. The note had an outstanding balance of $1,342,000 at the time of the exchange that had been reduced to $158,000 as of December 31, 2002.

      In May 2003 your partnership sold its distribution facility located in Flagstaff, Arizona to Walgreen Co., the tenant at the facility, after receiving notice from Walgreen that it was exercising its option to purchase the property. The purchase price was $9,500,000. After satisfying existing mortgage indebtedness and other costs and adjustments, the net sales proceeds were approximately $5,900,000, half of which was applied to a principal payment required to be made on your partnership's loan with Fleet National Bank.

      In June 2003, one of the consolidated partnerships sold a property owned by it in Trumbull, Connecticut for $9,079,000, net of closing costs. $4,557,000 was used to pay mortgage indebtedness and your partnership received $2,149,000 of the remaining proceeds. Your partnership applied $1,075,000 to a prepaid payment on your partnership's loan to Fleet National Bank. Interests in this consolidated partnership had been acquired by your partnership from an affiliate of your partnership's general partner in January 2003. See "ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" for additional information.

      In September 2003 your partnership sold a property owned by it in Sioux Falls, South Dakota for $2,700,000. After satisfying existing mortgage indebtedness and closing costs, the net sales proceeds of approximately $150,000 were applied to a principal payment required to be made on your partnership's loan with Fleet National Bank. The property had formerly been leased to Albertson's Inc. and your partnership had previously rejected an offer by Albertson's to purchase the property for $1,551,000 pursuant to the economic discontinuance provisions of its lease. Your partnership also received a $1,497,000 lease termination fee.

      During the fourth quarter of 2003, your partnership sold the properties owned by it in Liberal, Kansas and New Bern, North Carolina for $775,000. After satisfying existing mortgage indebtedness and closing costs, the net sales proceeds were approximately $157,000, $117,700 of which was applied to a principal payment required to be made on your partnership's loan with Fleet National Bank.

      In January 2004, your partnership sold the property owned by it in Morristown, New Jersey for $36,500,000. After satisfying existing mortgage indebtedness and closing costs, the net sales proceeds were approximately $7,532,000 which was applied to a principal payment on your partnership's loan with Fleet National Bank.

      In January 2004, your partnership sold the multi-tenanted office building owned by it in Dallas, Texas for $13,000,000. After closing costs and adjustments, the net sales proceeds were approximately $11,939,000, $8,954,000 of which was applied to a principal payment on your partnership's loan with Fleet National Bank.

      In February and March 2004, your partnership sold 6 retail properties owned by it and formerly leased to CSK Auto for $1,073,000. After closing costs and adjustments, the net sales proceeds were approximately $975,000, approximately $319,000 of which was used to pay off debt to T-Two Partners.

      In March 2004, your partnership sold 3 retail properties formerly leased to Key Bancshares of Wyoming for $1,948,000. After closing costs and adjustments, the net sales proceeds were approximately $1,860,000, approximately $1,351,000 of which was used to pay off debt to T-Two Partners.

      During April and May 2004, your partnership sold five properties to unaffiliated third parties for a combined net sales price of $5,500,000.

      Land Estates and Ground Leases. As indicated above, your partnership holds either an estate for years with an option to lease the land upon expiration of the estate for years or leases a number of its properties pursuant to ground leases. Where your partnership holds an estate for years, the arrangement is for a stated period of time, which is typically one day longer than the primary term of the underlying lease. At the expiration of the estate for years, title to the land will automatically vest in a remainderman. Your partnership then has the option to lease the land from the remainderman for a stated period of time, which would in all cases exceed the aggregate number of years that a building lessee could extend its underlying lease by exercising all of its renewal terms. In general, the rentals due under the ground leases are nominal through the last renewal term of the improvements lease and then increase to fair market rent. The remainderman in almost all cases has subordinated its interest in the land to any first mortgage encumbering the property, but has not, in any case, subordinated its interest in the land to the second mortgage encumbering the property. Any second mortgage encumbers your partnership's option to lease the land at the expiration of your partnership's estate for years, and will encumber the leasehold interest in the land created upon any exercise of the option to lease by your partnership. Your partnership is continually seeking to acquire the "remainder" interests in its properties in an effort to acquire fee title to the properties.

      With respect to those properties subject to a ground lease, your partnership has the right to extend the ground lease for at least as long as the aggregate number of years that a building lessee could extend its underlying lease by exercising all of its renewal terms. In general, the ground rent is passed through to the building lessee under the improvements lease.

      On January 15, 2003, your partnership purchased the land underlying 12 sites formerly leased to Kmart Corporation for $250,000. Your partnership previously leased the land under ground leases.

      In May and June 2003, your partnership purchased the remainder interest in the land underlying 25 properties for an aggregate of $1,193,000 and, as a result, now owns a fee interest in the underlying land. The improvements on 23 of the properties are owned by your partnership and the improvements on the two other properties are owned by partnerships in which your partnership owns limited partnership interests and controls the general partner.

Mortgage Indebtedness of Your Partnership

      Mortgage Loans. Of your partnership's properties, all but 69 properties are secured by one or more mortgage loans. As of December 31, 2003, the first mortgage indebtedness, together with the second mortgage indebtedness described below on the El Segundo property, had an aggregate outstanding principal balance of $602,919,000 with interest at rates ranging from 4.2% per annum to 11.3% per annum and maturities at various dates from February 1, 2004 to January 1, 2024. Most of these mortgage loans are prepayable only with a yield maintenance payment or prepayment penalty. The weighted average interest rate on these loans is 8% per annum, and there were no variable rate loans at December 31, 2003.

      The following is a summary of scheduled principal maturities, by year, under the mortgage debt described in the previous paragraph.

            Year                                        Amount
            ----                                        ------

            2004...............................    $  116,964,000
            2005...............................       103,848,000
            2006...............................       134,805,000
            2007...............................        94,653,000
            2008...............................        70,390,000
            Thereafter.........................        82,259,000
                                                   --------------
            Total..............................    $  602,919,000
                                                   ==============

      In December 2002, a substantial portion of the mortgage indebtedness encumbering properties in El Segundo, California in which your partnership owns a 53% interest was refinanced with (i) an $88,724,702 first mortgage, secured by the buildings and the land estate, bearing interest at 6% per annum and self-amortizing by January 1, 2009 and (ii) $25,352,919 of second mortgages, secured by the buildings and the land estate, bearing interest at 4.86% per annum, and maturing on January 1, 2024, at which time a $25,988,645 balloon payment will be due. In addition, a $3,235,880 prepayment penalty was paid as part of the refinancing. As part of the refinancing, your partnership purchased the land underlying the property for $1,700,000, which was provided by the proceeds of a new first mortgage secured by the land underlying the property. This mortgage, which is the responsibility of your partnership, bears interest at 6% per annum and is self-amortizing by January 1, 2009. Members of the Newkirk Group acquired approximately 55% of the second mortgage indebtedness in the refinancing for a purchase price of $1,012,486, exclusive of closing costs. See "ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" for additional information. Prior to the refinancing, the property was encumbered by approximately $56,800,000 of first mortgage indebtedness, $50,500,000 of which bore interest at 13.25% and $6,300,000 of which bore interest at 13.6% per annum, as well as $51,611,251 of second mortgage indebtedness bearing interest at 15.5% per annum.

      In August 2003, your partnership obtained a new $3,400,000 first mortgage loan on its property in Beaumont, Texas. The loan bears interest at 6.2% per annum and matures on November 30, 2007, at which time it is scheduled to be fully amortized.

      In June 2003, your partnership obtained a new first mortgage on its property in Morris Township, New Jersey, that is leased to Crum & Forster. The $21,000,000 mortgage loan bore interest at LIBOR plus 2.875% per annum (4.1% at

June 30, 2003), payable monthly, and had an initial term of three years. Principal payments of $25,000 were due monthly commencing February 1, 2005. $6,700,000 of the proceeds of the new loan were used to repay the existing first mortgage loan that had an interest rate of 12.5% per annum and $13,100,000 was used to satisfy the remaining balance payable by your partnership with respect to the second mortgage acquired by your partnership in January 2003. In October 2003 your partnership refinanced this loan. The new loan had a principal balance of $28,500,000, bore interest at 5.55% per annum and had a term of ten years. After payment of closing costs, $21,100,000 of proceeds were used to satisfy the existing first mortgage and $5,000,000 was applied to a principal payment on your partnership's loan with Fleet National Bank. This property was sold in January 2004. See "- Property Matters" above and "- Second Mortgage Loans" below.

      Second Mortgage Loans. A number of your partnership's properties are encumbered by second mortgage loans. As of December 31, 2003, this second mortgage indebtedness, which is referred to in our financial statements as contract right mortgage notes, had an aggregate outstanding balance, including accrued interest, of $460,860,000, bore simple interest at contractual rates ranging from 5.31% per annum to 16.25% per annum and matured at various dates from January 1, 2008 to January 1, 2025. Each of the loans is prepayable at any time without premium or penalty subject to the prior or simultaneous satisfaction of the underlying first mortgage loans. The weighted average interest rate on these mortgage loans is 13.66% per annum. There are no variable interest rates on these loans.

      The following is a summary of scheduled principal and accrued interest payable as of December 31, 2003, by year, under the junior mortgage debt described in the previous paragraph.

            Year                                        Amount
            ----                                        ------

            2004...............................     $  16,821,000
            2005...............................        28,589,000
            2006...............................        29,980,000
            2007...............................        30,825,000
            2008...............................        33,392,000
            Thereafter.........................       321,253,000
                                                   --------------
            Total..............................    $  460,860,000
                                                   ==============

      The foregoing debt amounts represent amounts contractually due and owing, while your partnership's financial statements reflect the debt balance after making an adjustment to fair value in accordance with generally accepted accounting principles.

      In January 2003, your partnership acquired a second mortgage loan that encumbered your partnership's property in Morris Township, New Jersey that is leased to Crum & Forster. Outstanding principal and accrued and unpaid interest on the mortgage was $28,100,000. The mortgage bore interest at 10.25% per annum. It was acquired for $22,100,000, $9,300,000 of which was initially paid and $12,800,000, together with interest at 6% per annum, of which was payable on the earlier of September 30, 2003 or the date on which your partnership obtained a new first mortgage loan on the property. In June 2003, your partnership obtained a new first mortgage loan on the property and satisfied the balance of the purchase price. See "- First Mortgage Loans" above. This property was sold in the first quarter of 2004. See "- Property Matters" above.

      All rights of the mortgagee under each of the second mortgages are fully subject and subordinate to the rights granted the holders of the first mortgages. The second mortgages generally grant the mortgagee a security interest in and include a subordinate assignment of, among other things, your partnership's interest in its underlying lease. Each second mortgage contains an assignment of your partnership's interest in all rents, income, revenues, claims, issues and profits from and in respect of all of the property encumbered by that second mortgage.

      Substantially all of the second mortgages contain restrictions affecting the ability of the applicable property-owning subsidiary of your partnership to refinance its existing first mortgage loan or incur additional financing during the primary term of the relevant lease. The principal restriction on such first mortgage financing is a debt service coverage test under which the scheduled rental payments from the properties at the time of such financing must be at least 103% of your partnership's aggregate debt service payments due under the second mortgage and such financing (except that if a lease is no longer in effect, the debt service coverage test may be satisfied based on the scheduled rent payments that otherwise would have been payable under the lease for the period that the financing is to be in place). There is also a general risk that a property encumbered by a second mortgage will not generate sufficient cash flow to satisfy the debt service payments on the second mortgage loan after satisfying payments on the first mortgage encumbering the property. However, the combination of the Newkirk properties pursuant to the exchange has lessened this risk to your partnership by substantially increasing the capital resources of your partnership and thereby enhancing your partnership's ability to respond to the capital needs of any particular property. In addition, as described under "ITEM 1. BUSINESS - Description of Assets - The Subordinate Mortgage Interests," your partnership has an option to acquire the interests in T-Two Partners and thereby effectively eliminate substantially all of its subordinate indebtedness.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership.

      The following table sets forth the number of units held as of May 10, 2004 by (i) each person that, to our knowledge, beneficially owns more than 5% of the total number of units, (ii) each officer or director of Newkirk MLP Corp., the manager of your partnership's general partner, and (iii) the directors and executive officers of Newkirk MLP Corp. as a group.

Name and Address of                                                  Percent of
Beneficial Owner                                  Number of Units    Total Units
----------------                                  ---------------    -----------

Michael L. Ashner                                 3,657,230 (2)(3)     57.95%
Apollo Real Estate Investment Fund III, L.P.
Apollo Real Estate Advisors III, L.P.
Apollo Real Estate Management III, L.P. (1)

Vornado Realty Trust                              1,639,818 (3)(4)     25.98%
888 Seventh Avenue
New York, NY  10019

Name and Address of                                                  Percent of
Beneficial Owner                                  Number of Units    Total Units
----------------                                  ---------------    -----------

Peter Braverman                                           0               --

Thomas Staples                                            0               --

Carolyn Tiffany                                           0               --

All executive officers and directors              3,657,230 (2)(3)     57.95%
as a group (4 individuals)

----------

(1) The address for Apollo Real Estate Investment Fund III, L.P. ("Apollo Fund"), Apollo Real Estate Advisors III, L.P. ("Apollo Advisors"), and Apollo Real Estate Management III, L.P. ("Apollo Management") is 2 Manhattanville Road, Purchase, New York 10577. The address for Mr. Ashner is 100 Jericho Quadrangle, Jericho, New York 11753.

(2) Comprised of units that are held by Newkirk RE Holdings LLC, Newkirk NL Holdings LLC, Newkirk Tender Holdings LLC, Marbax Venture LLC, AP-WIN Associates, L.L.C., AP3-WEM WIN Tender LLC and AP4-WEM WIN Tender LLC, each of which is directly or indirectly controlled by either WEM-Brynmawr Associates LLC, WEM Fund 1998 Limited Partnership or WEM-WIN Tender Associates (the "WEM Entities") and by Apollo Fund. For purposes of
      Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act"), as the sole manager of each of the WEM Entities, Mr. Ashner may be deemed to be the beneficial owner of all units beneficially owned by the WEM Entities. In addition, for purposes of Section 13 of the Exchange Act, as the general partner of Apollo Fund, Apollo Advisors may be deemed to be the beneficial owner of all units beneficially owned by Apollo Fund, and all such units may be deemed to be beneficially owned by Apollo Management as the day-to-day manager of Apollo Fund. Also includes 217,418 units that Newkirk NL Holdings and Newkirk RE Holdings have a right to acquire from Vornado Newkirk L.L.C.. See "ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS - ACQUISITION OF LIMITED PARTNERSHIP INTERESTS."

(3) Due to the relationships between the individual and entities referred to on this chart and in notes (2) and (4) thereto, such individual and entities may be deemed to constitute a "group" for purposes of Section 13d-3 of the Exchange Act.

(4) Comprised of units that are held by VNK Corp., Vornado Newkirk L.L.C. and Vornado Realty L.P., each of which is controlled by Vornado Realty Trust.

Changes in Control.

      There exists no arrangement known to the partnership the operation of which may at a subsequent date result in a change in control of the partnership.

ITEM 5. MANAGERS AND EXECUTIVE OFFICERS

      The general partner of your partnership is MLP GP LLC, a Delaware limited liability company, whose members are affiliates of Vornado Realty Trust, Apollo Real Estate Fund III, L.P. and executive officers of Winthrop Financial Associates. In addition, Winthrop Financial Associates performs asset management services for your partnership. MLP GP LLC has no assets, liabilities or equity and does not have an equity interest in your partnership.

      The manager of your partnership's general partner is Newkirk MLP Corp., the principal officers of which are Michael L. Ashner, Chief Executive Officer; Peter Braverman, Executive Vice President; Thomas C. Staples, Chief Financial Officer; and Carolyn Tiffany, Chief Operating Officer. Such persons also serve in those capacities for Winthrop Financial Associates. These officers manage and control the day-to-day operations of your partnership on behalf of your partnership's general partner. However, significant transactions, whether by your partnership or any subsidiary partnership, such as sales, acquisitions, debt refinancings and mergers, require the consent of the members of the general partner under the limited liability company agreement of the general partner.

      The principal occupations and relevant affiliations of the officers of your partnership's general partner are as follows:

      Michael L. Ashner. Mr. Ashner, age 51, serves as the Chief Executive Officer of Winthrop Financial Associates and its affiliates, a position he has held since January 15, 1996, as well as the Chief Executive Officer of Newkirk MLP Corp., the manager of your partnership's general partner. Mr. Ashner has served as Chief Executive Officer of First Union Real Estate Equity and Mortgage Investments, a publicly traded real estate investment trust which we refer to as First Union, since December 31, 2003. Since August 2002, Mr. Ashner has also served as the Chief Executive Officer and a Director of Shelbourne Properties I, II and III, three separate publicly traded real estate investment trusts. Since 1981, Mr. Ashner has been Chairman of Exeter Capital Corporation, a firm that has organized and administered real estate limited partnerships. Since August 2001, Mr. Ashner has also served as Chief Executive Officer of AP-Fairfield GP, LLC, the general partner of Fairfield Inn by Marriott Limited Partnership, an entity that owns and operates 50 Fairfield Inns. Mr. Ashner also currently serves on the Boards of Directors of the following publicly traded companies:
Greate Bay Hotel and Casino Inc., a hotel and casino operator, and NBTY Inc., a manufacturer, marketer and retailer of nutritional supplements.

      Peter Braverman. Mr. Braverman, age 52, has served as the Executive Vice President of Winthrop Financial Associates and its affiliates since January 1996. Mr. Braverman also serves as the Executive Vice President of Newkirk MLP Corp., the manager of your partnership's general partner. Mr. Braverman has served as the Executive Vice President of First Union since January 2004. He has also been an Executive Vice President of AP-Fairfield GP, LLC since August 2001. Since August 2002, Mr. Braverman has also served as the Executive Vice President and a Director of Shelbourne Properties I, II and III.

      Thomas C. Staples. Mr. Staples, age 48, has been with Winthrop Financial Associates since 1995. Since January 1999, Mr. Staples has served as the Chief Financial Officer of Winthrop Financial Associates. Mr. Staples has also served as the Treasurer and Chief Financial Officer of First Union since January 2004. Since August 2002, Mr. Staples has also served as Assistant Treasurer of Shelbourne Properties I, II and III. In addition, Mr. Staples is the Chief Financial Officer of the Newkirk Group. He also serves as Chief Financial Officer and Treasurer of AP-Fairfield GP, LLC. Mr. Staples is a certified public accountant.

      Carolyn Tiffany. Ms. Tiffany, age 37, has been with Winthrop Financial Associates since January 1993. Since December 1997, Ms. Tiffany has served as the Chief Operating Officer of Winthrop Financial Associates. Ms. Tiffany has served as the Chief Operating Officer and Secretary of First Union since January

2004. Ms. Tiffany also serves as Vice President, Treasurer, Secretary and Chief Financial Officer of Shelbourne Properties I, II and III. In addition, Ms. Tiffany is the Chief Operating Officer of The Newkirk Group. She has also been Chief Operating Officer of AP-Fairfield GP, LLC since August 2001.

      One or more of the above persons are also directors or officers of a general partner (or general partners of a general partner) of a number of limited partnerships which either have a class of securities registered pursuant to Section 12(g) of the Securities and Exchange Act of 1934, or are subject to the reporting requirements of Section 15(d) of such Act. In addition, each of the foregoing individuals hold similar positions with AP-PCC III, L.P., an entity that through one or more subsidiaries manage several limited partnerships that hold title to real property including, commercial properties and residential properties.

      Except as indicated above, neither your partnership nor your general partner or its manager has any significant employees within the meaning of Item 401(c) of Regulation S-K. There are no family relationships among the officers and directors of the general partner.

ITEM 6. EXECUTIVE COMPENSATION

      Your partnership has no employees. Winthrop Financial Associates, an affiliate of your general partner and of the Newkirk Group, provides the services of some of its employees, including the executive officers of the manager of your partnership's general partner, to perform asset management services. Winthrop Financial Associates receives an annual fee of $1,800,000 (subject to adjustment based on increases in the CPI) for its services to your partnership and 15 other affiliated partnerships. The CPI adjustment for 2003 was 2.4% bringing the fee to $1,843,200. See "ITEM 1. BUSINESS - Employees."

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

OPTION MODIFICATION

      As part of the exchange, your partnership and the Newkirk Group entered into an option arrangement that gave your partnership an option to acquire in January 2008 indirect interests in a pool of second mortgages of the Newkirk partnerships and various other partnerships. The Newkirk Group also had a put option to require your partnership to acquire these indirect interests in December 2007. In November 2003 your partnership's option was modified and the Newkirk Group's put option was eliminated. We refer you to "ITEM 1. BUSINESS - Description of Assets - The Subordinate Mortgage Interests" for additional information on the option arrangement and those interests.

ACQUISITION OF LIMITED PARTNERSHIP INTERESTS

      In January 2003, your partnership acquired from the Newkirk Group limited partnership interests, ranging from a 4.9% interest to a 57.75% interest in nine partnerships that own net leased property in exchange for 317,813 units. We refer to these partnerships as the additional partnerships. Four of the additional partnerships are included in the consolidated partnerships and five of the additional partnerships are included in the unconsolidated partnerships. The 317,813 units were divided among the Newkirk Group as follows: 133,400 units to AP-WIN Associates L.L.C., 23,319 units to AP3-WEM WIN Tender LLC, 59,433 units to AP4-WEM WIN Tender LLC and 101,662 units to Vornado Realty L.P. In addition, in connection with this transaction, your partnership also acquired an option to purchase additional limited partnership interests in two of these partnerships. Your partnership exercised this option and acquired the additional interests on April 1, 2004 in exchange for 15,539 units: 13,139 of such units were issued to AP-WIN Associates LLC and 2,400 were issued to AP3-WEM Win Tender LLC. This acquisition has increased your partnership's ownership of interest in these partnerships to 68.68% and 55.28% from 40.68% and 47.52%, respectively.

      In determining the number of units issuable to the Newkirk Group in exchange for such interests, your partnership's general partner estimated the value of the additional partnerships utilizing a discounted cash flow approach similar to that which was used to determine exchange values for Newkirk partnerships as part of the exchange to arrive at a value of $22,704,776 for the limited partnership interests acquired in January 2003. The limited partnership units to be acquired in April 2004 are being valued at $1,110,000. This value includes a $394,000 deduction from the original valuation in order to reflect a 2003 property sale. Your partnership's general partner estimated the per unit value of your partnership in order to determine the number of units allocable to the Newkirk Group for their interests in the additional partnerships. The estimated per unit value of your partnership ($71.44 per unit) was derived from the aggregate value ascribed to your partnership in the exchange, as adjusted to reflect the proceeds from your partnership's indebtedness to Fleet that were distributed to limited partners following the exchange. 47,743 of the units allocated to the Newkirk Group were in respect of limited partnership interests in the additional partnerships that the Newkirk Group had acquired in 2001 and 2002 for $1,305,204.

      During 2002, appraisals were obtained for each of the properties owned by the additional partnerships. The aggregate appraised value of all of the properties was $288,675,000. Based solely on your partnership's ownership interests in the additional partnerships following its January 2003 acquisition, $25,049,842 of the appraised value would have been attributable to the interests owned by your partnership at that time.

LAND ACQUISITIONS

      In January 2003, your partnership acquired the land underlying the property owned by one of its unconsolidated partnerships. The property is a 200,000 square foot office building that is net-leased to Associates First-Financial Corp. until September 2008 with renewal options extending until September 2038. This additional partnership has an estate for years in the land that runs until September 2013 followed by an option to ground lease the land for up to 45 years. The land was acquired from a company wholly-owned by Winthrop Financial Associates, an affiliate of your partnership's general partner, for $1,000,000, $50,000 of which was paid in cash and the balance in the form of a $950,000 note due September 8, 2008. The note bears interest at the rate of LIBOR plus 6% per annum, compounded annually, and payable interest-only until maturity, at which time the full balance of the note is due. In determining the purchase price for this land sale described above, your partnership's general partner obtained a property appraisal.

      MORTGAGE INDEBTEDNESS

Certain members of the Newkirk Group owned the three most junior tranches of the T-1 Certificate that is described in "ITEM 1. BUSINESS" under the heading "- Description of Assets - The Subordinate Mortgage Interests.". During the year ended December 31, 2003 and prior to November 24, 2003, approximately $1,800,000 of interest was paid on these three junior tranches. On November 24, 2003, $152,001,000 of the proceeds of the T-Two Loan referred to in Item 1 were used by T-Two Partners to acquire the T-1 Certificate, which payment included approximately $2,400,000 for accrued interest and approximately $4,400,000 of prepayment penalties. Approximately $17,806,000 of the payments made by T-Two Partners to acquire the T-1 Certificate were received by members of the Newkirk Group for their interests in the three junior tranches of the T-1 Certificate.

MORTGAGE REFINANCING

      See "ITEM 3. PROPERTIES - Mortgage Indebtedness of Your Partnership" for information on the acquisition by members of the Newkirk Group of second mortgage indebtedness on properties owned by your partnership. During 2003, your partnership incurred approximately $685,000 of interest expense payable to members of the Newkirk Group on the mortgage indebtedness. At December 31, 2003, your partnership owed approximately $14,583,000 on the second mortgage to members of the Newkirk Group.

T-TWO PARTNERS

      See "ITEM 1. BUSINESS - Description of Assets - The Subordinate Mortgage Interests" for a description of T-Two Partners, its ownership of second mortgage loans on your partnership's properties and the sale to your partnership of a mortgage loan encumbering a property in which your partnership has a 53% interest. During 2003, your partnership incurred approximately $14,295,000 of interest expense payable to T-Two Partners. T-Two Partners is owned by NK-CR Holdings and Holdings Subsidiary, both of which are owned by members of the Newkirk Group. After payment of the cost of acquiring the T-1 Certificate, approximately $164,526,000 of the proceeds of the T-Two Loan referred to in Item 1 were distributed to the owners of T-Two Partners. At the time of the closing of the T-Two Loan, T-Two Partners also distributed to its beneficial owners $29,475,000 that was being held by T-Two Partners. This additional amount represented payments that had previously been made on the second mortgage loans, including second mortgage loans on your partnership's properties, in which T-Two Partners owned subordinated beneficial interests, as well as proceeds from the sale to your partnership of the mortgage loan referred to above. A substantial portion of these amounts had previously been held in a reserve fund for the holders of the T-1 Certificate.

MORTGAGE ON PROPERTY OF AFFILIATE

      See "ITEM 1. BUSINESS - Description of Assets - First Mortgage Interests" for information on a securitized pool of first mortgages held by your partnership that is partially secured by properties owned by partnerships that are controlled by affiliates of your partnership's general partner.

ASSET MANAGEMENT AGREEMENT

      See "ITEM 1. BUSINESS - Description of Assets - The Management Company" for a description of fees paid to Winthrop Financial Associates by Newkirk Asset Management LLC for services rendered for your partnership and certain other partnerships.

ITEM 8. LEGAL PROCEEDINGS

      In July 2002, an action was commenced in the Connecticut Superior Court by four limited partners of three Newkirk Partnerships against, among others, your partnership's general partner and various affiliates of your partnership's general partner. The action alleges, among other things, that the price paid to non-accredited investors in connection with the exchange was unfair and did not fairly compensate them for the value of their partnership interests. The complaint also alleges that the exchange values assigned in the exchange to certain assets contributed by affiliates of your partnership's general partner were too high in comparison to the exchange values assigned to the Newkirk partnerships, that the option arrangement relating to your partnership's potential acquisition in the future of T-Two Partners was unfair to limited partners and that the disclosure document used in connection with the exchange contained various misrepresentations and/or omissions of material facts. The complaint seeks to have the action classified as a class action as well as compensatory and punitive damages in an unspecified amount. The defendants have denied and continue to deny the allegations of the complaint. In order to avoid the expenses, distractions and uncertainties of litigation, the defendants entered into a settlement agreement dated December 31, 2003 to settle the litigation, which settlement agreement was subject to court approval. On April 16, 2004, after notice to the purported class members and a hearing on whether to approve the settlement, the Court approved the settlement, the payment of plaintiffs' counsels' attorneys' fees and costs from the settlement proceeds, payment of incentive fees to certain named plaintiffs from the settlement proceeds, and a plan of allocation of the settlement proceeds submitted by plaintiffs' counsel. The settlement provides for the following material terms:
(i) the Newkirk Group will convey to unitholders of the Newkirk partnerships who are unaffiliated with your general partner and who received limited partnership units in the exchange, units in your partnership equal to 1% of the outstanding units; (ii) your partnership will pay $1.5 million to an escrow agent for the benefit of unaffiliated unitholders; and (iii) your partnership will pay $2 million to an escrow agent for the benefit of unitholders of the Newkirk partnerships who were entitled to receive cash in the exchange. In addition, as described in "ITEM 1. BUSINESS" under the heading " - Description of Assets - The Subordinate Mortgage Interests," your partnership, in order to facilitate the settlement, entered into an agreement with T-Two Partners and its equityholders pursuant to which your partnership has the right to acquire substantially all of the assets of T-Two Partners or a 100% ownership interest in T-Two Partners at any time between November 24, 2006 and November 24, 2009. In addition, as part of the settlement agreement, defendants have also agreed not to object to the payment of reasonable attorneys fees expenses, and incentive awards to be paid from the consideration payable under the settlement agreement.

      On December 31, 2002, a derivative action was commenced in the Dallas County Texas District Court by a limited partner of Eastgar Associates, L.P. against, among others, (i) the general partners of Eastgar and (ii) the Newkirk Group. Your partnership owns a 60.5% limited partnership interest in Eastgar and also controls the general partner of that partnership. The complaint alleges that the defendants have charged Eastgar excessive management fees and have unfairly prevented Eastgar from prepaying and refinancing its mortgage indebtedness. The complaint seeks compensatory and punitive damages in an unspecified amount, attorneys' fees and expenses, an accounting, and a declaration of the parties' future rights and obligations regarding management fees and the refinancing of mortgage indebtedness. The defendants have denied and continue to deny the allegations of the complaint. In order to avoid the expenses, distraction and uncertainties of litigation, the defendants entered into an agreement to settle the litigation for a $137,500 payment by the defendants other than Eastgar and to charge an asset management fee of $35,000 per year, adjusted for changes in the Consumer Price Index and as may be adjusted for extraordinary circumstances by Eastgar's general partner. After payment of court-approved attorneys' fees and expenses, the remaining balance would be distributed to Eastgar's limited partners other than your partnership or its affiliates. The settlement also fixes the management fees to be charged to Eastgar, subject to any changes that Eastgar may approve in the future consistent with its fiduciary duty. The settlement has been, as required, approved by the trial court after notice to the limited partners of Eastgar.

                                     PART II

ITEM 9. MARKET FOR AND DISTRIBUTIONS ON LIMITED PARTNERSHIP UNITS AND RELATED SECURITY HOLDER MATTERS

General

      There is no established public trading market for the units. As of December 31, 2003 , there were 1,372 holders of record of units. In addition, as of December 31, 2003, there were no units that could be sold pursuant to Rule 144 under the Securities Act, or that your partnership has agreed to register under the Securities Act for sale by unit holders, and there were no units that are being, or have been publicly proposed to be, publicly offered by your partnership.

      Except as described under "ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS - Acquisition of Limited Partnership Interests", as of December 31, 2003, there were no options or warrants to purchase units in your partnership.

Distributions

      Since January 1, 2002 your partnership has made the following distributions aggregating approximately $242,670,000

            Date                         Per Unit Distribution
            ----                         ---------------------

            2/02                                $30.31 (1)
            4/02                                  $.50
            7/02                                  $.65
            10/02                                 $.70
            2/03                                  $.75
            4/03                                 $2.22 (2)
            5/03                                  $.80
            8/03                                  $.85
            11/03                                 $.90
            2/04                                 $1.75

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(1) This distribution represented proceeds received from the $225,000,000 loan obtained from Fleet National Bank. The consent solicitation statement sent to limited partners in the Newkirk partnerships in respect of the exchange had disclosed that your partnership was attempting to obtain the Fleet loan and that there would be a substantial distribution of the loan proceeds.

(2) This distribution represents proceeds from the sale of your partnership's property that was leased to Kaiser Aluminum.

      Your partnership currently anticipates making regular quarterly distributions in respect of your partnership's operations as well as special distributions in respect of future property sales. However, future distributions are dependent upon many factors, including your partnership's earnings, capital requirements, property sales, financial condition and available cash flow. In this regard, your partnership's Fleet loan requires your partnership to maintain liquid assets of at least $5,000,000 and a minimum consolidated net worth equal to $500,000,000 during the initial loan term and up to $550,000,000 during the last extended term. In addition, under the terms of the loan, your partnership is prohibited from making distributions if its unconsolidated debt service coverage ratio falls below 1.75 during the initial period of the loan or 2.0 during the extension periods. These and other restrictions relating to the Fleet loan that are discussed above under "ITEM 1. BUSINESS - Description of Indebtedness" could impact your partnership's ability to make distributions in the future.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

      As a result of the exchange, the outstanding limited and general partnership interests in the Newkirk partnerships held by "accredited investors" (as that term is defined pursuant to Regulation D under the Securities Act) were converted into the right to receive units. Limited partners in Newkirk partnerships who were not "accredited investors" received a one-time cash payment in exchange for their limited partnership interests. The Newkirk Group was also allocated units in respect of each of the assets that they contributed to your partnership at the time of the exchange. Units were also issued to limited partners in one other limited partnership affiliated with the Newkirk partnerships who were accredited investors and who elected to receive units in exchange for their limited partnership interests in such partnership.

      An aggregate of 6,121,990 units were issued as part of the exchange. The units were offered and issued in reliance on the exemption from registration provided by Section 4(2) and Regulation D under the Securities Act. Units were only issued to those persons who your partnership reasonably believed were accredited investors as defined in Regulation D. An aggregate of $9,675,367 was paid to the 108 investors who represented that they were not "accredited investors".

      In January 2003, your partnership issued 317,813 units to the Newkirk Group in exchange for a contribution of limited partnership interests in various partnerships that own net-leased properties. In January 2004, your partnership sent notice of its intention to exercise an option to purchase additional limited partnership interests in two of the above mentioned partnerships. These additional limited partnership interests were acquired on April 1, 2004 in exchange for 15,539 units. See "ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS - THE EXCHANGE". These units were issued in reliance on an exemption from registration under the Securities Act provided by Section 4(2) thereof.

ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

General

      Holders of units hold limited partnership interests in your partnership, and all holders of units are entitled to share in cash distributions from, and in the profits and losses of, your partnership. Limited partners have no redemption rights.

      Your partnership's partnership agreement currently authorizes your partnership's general partner to cause your partnership from time to time to issue additional units in one or more classes, or one or more series of any such classes, with such designations, preferences and relative rights and duties as your partnership's general partner may determine.

      The units have not been registered pursuant to the Securities Act or state securities laws and have not been listed on any exchange or quoted on any national market system. The partnership agreement imposes certain restrictions on the transfer of units, as described below.

      The following description is a summary of the material provisions of the partnership agreement. It does not restate the partnership agreement in its entirety. A copy of the partnership agreement is filed as Exhibit 4.1 to this Form 10. Capitalized terms used in this section for which no definition is provided are defined in the partnership agreement.

Organization

      Your partnership was organized in October 2001 as a limited partnership under the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act") to facilitate the exchange. Your partnership has perpetual existence.

      MLP GP LLC, the general partner of your partnership, has no economic interest in your partnership.

Purposes, Business and Management

      The purposes and business of your partnership are (i) to directly or indirectly invest in, acquire, own, hold, manage, operate, sell, exchange and otherwise dispose of interests in real estate and assets related to real estate and (ii) to otherwise engage in any lawful act or activity for which limited partnerships may be formed under the laws of the State of Delaware and to conduct such activities and transactions as your partnership's general partner deems necessary or advisable to promote the business of your partnership.

      Your partnership's general partner is authorized, in general, to perform all acts necessary or appropriate to carry out the purposes and to conduct the business of your partnership, including the issuance of additional units or other securities of your partnership, to which the limited partners are not required to consent. No limited partner may take part in the operation, management or control of the business of your partnership.

      The authority of your partnership's general partner is limited in certain respects. Your partnership's general partner is prohibited, without the consent of unitholders owning more than 50% of the outstanding units, from, among other things, selling or otherwise disposing of all or substantially all of your partnership's assets, dissolving your partnership or making certain amendments to your partnership's partnership agreement.

      The partnership agreement incorporates provisions requiring that the income and assets of your partnership comply with certain income and asset tests applicable to real estate investment trusts under the Internal Revenue Code of 1986, as amended, which we refer to as the Code.

Removal of Your Partnership's General Partner

      Your partnership's general partner may be removed by the written consent of unitholders owning more than 50% of the outstanding units. Upon the removal of your partnership's general partner, unitholders, by majority vote, will be obligated to elect a successor general partner of your partnership to continue the business of your partnership.

Ability to Engage in Other Business

      Your partnership's general partner, its affiliates and their employees may have other business interests and engage in other activities and are not required to manage your partnership as their sole and exclusive function.

Transactions With the Newkirk Group

      Your partnership may enter into transactions with, and obtain services from, affiliates of the Newkirk Group, provided your partnership's general partner has reasonably determined that the terms of such transactions are fair to your partnership and comparable to those that could be obtained from unaffiliated third parties.

Exculpation and Indemnification of Your Partnership's General Partner and Control Persons

      The partnership agreement generally provides that your partnership's general partner, its manager and certain persons who may be deemed to control your partnership's general partner will be exculpated from liability and indemnified for losses they may incur in connection with acting in such capacities.

Distributions; Allocations of Income and Loss

      Distributions are allocated to unitholders based on their ownership of units. No distributions will be made to your partnership's general partner. Book income and loss are allocated to unitholders based on their ownership of units. Special allocation rules affect the allocation of taxable income and loss.

      The Delaware Act contains a number of provisions dealing with partnership finance that are summarized below. A partnership generally may not make distributions that would cause the partnership's liabilities to exceed the fair value of the partnership's assets. A limited partner who knowingly receives a distribution in violation of that restriction will be liable to the limited partnership for the amount of the distribution. However, a limited partner that receives a distribution will have no liability to the limited partnership for the amount of the distribution after the expiration of three years from the date of the distribution. A limited partner may be compelled to accept a distribution of any asset in kind from a limited partnership to the extent that the percentage of the asset distributed is equal to the percentage in which the partner shares in distributions from the limited partnership. In addition, the defense of usury is not available for any partner of a limited partnership for any obligation of that partner to the limited partnership.

Amendment of the Partnership Agreement

      Except as described below, amendments to your partnership agreement must be approved by your partnership's general partner and holders of a majority of the outstanding units. Your partnership's general partner may make amendments to your partnership agreement without the consent of unitholders, if such amendments are necessary or appropriate: (i) to reflect a change in the name or location of the principal office of your partnership; (ii) to reflect the admission, substitution, termination, or withdrawal of unitholders in accordance with the partnership agreement; (iii) to reflect a change that is of an inconsequential nature and does not adversely affect unitholders in any material respect, or to cure any ambiguity, correct or supplement any provision in the partnership agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under your partnership agreement that will not be inconsistent with law or with the provisions of your partnership agreement; (iv) to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law; (v) to make any change required or contemplated by your partnership agreement; (vi) to amend any provisions requiring any action by your partnership's general partner if applicable provisions of the Delaware Act related to your partnership are amended or changed so that such action is no longer necessary; or (vii) to authorize your partnership to issue units in one or more additional classes, or one or more series of classes, with any designations, preferences and relative, participating, optional or other special rights as shall be fixed by your partnership's general partner.

Consent

      Any action that is required or permitted to be taken by unitholders may be taken either at a meeting of unitholders or without a meeting if requisite consents are obtained. Consent of a unitholder to a proposal made by your partnership's general partner shall be deemed to have been given if within the time period in which consents to such proposal are solicited such unitholder has not responded in writing with respect to such proposal.

      The partnership agreement does not provide for annual meetings of unitholders, and your partnership's general partner does not anticipate calling such meetings.

Books and Reports

      Your partnership's general partner is required to keep complete and accurate books with respect to your partnership's business at the principal office of your partnership. The books are maintained for financial accounting purposes on the accrual basis, in accordance with generally accepted accounting principles. The fiscal year of your partnership is the calendar year. Unitholders are entitled to have access to the books and certain other records of your partnership at reasonable times upon reasonable notice to your general partner, subject to certain limitations including those intended to protect confidential business information.

      Your partnership will use reasonable efforts to furnish to unitholders, within 90 days after the close of each taxable year, the information reasonably required by unitholders for the preparation of their federal and state income tax returns.

Transfers or Assignments of Units

      No transfer or assignment of units, or any interest therein, will be recognized by your partnership without the prior written consent of your partnership's general partner, which consent will not be unreasonably withheld. Your partnership's general partner currently intends to permit on an annual basis transfers of up to 2% of the outstanding units (a maximum of 126,389 units based upon the current number of units outstanding), but not less than an aggregate of 6% of the outstanding units (exclusive of units held by the Newkirk Group) for unitholders other than members of the Newkirk Group. The transferee must be an accredited investor and represent that the units are being acquired for his own account and for investment purposes. Transfers of units to and from a unitholder's estate will also be permitted. The foregoing limitations are subject to change if there is a change in the ownership of units by the Newkirk Group or if applicable safe harbors for avoiding publicly-traded partnership status under the Code and Treasury Regulations are changed.

ITEM 12. INDEMNIFICATION OF MANAGERS AND OFFICERS

      Except as specifically provided in the Delaware Act, your partnership's general partner is liable for our obligations in the same manner as a partner would be liable in a partnership without limited partners to persons other than the partnership and the other partners. Generally speaking, any such partner is fully liable for any and all of the debts or other obligations of the partnership as and to the extent the partnership is either unable or fails to meet such obligations. Thus, the assets of your partnership's general partner may be reached by our creditors to satisfy our obligations or other liabilities, other than non-recourse liabilities, to the extent our assets are insufficient to satisfy such obligations or liabilities.

      The Delaware Act provides that: "Subject to such standards and restrictions, if any, as set forth in its partnership agreement, a limited partnership may, and shall have the power to, indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever."

      In general, the partnership agreement provides for indemnification of each Indemnitee (as hereinafter defined) to the fullest extent available under law, against any losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, settlements, and other amounts that relate to the exchange or the operations of your partnership in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that: (i) the act or omission of the Indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the Indemnitee actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful. Generally, reasonable expenses incurred by an Indemnitee who is a party to a proceeding may be paid or reimbursed by your partnership in advance of the final disposition of the proceeding. In general, an "Indemnitee" is (i) any person made a party to a proceeding by reason of (A) his or its status as your partnership's general partner (i.e., MLP GP LLC) or its manager (i.e., Newkirk MLP Corp.), or as a director, officer, shareholder or member of your partnership, your partnership's general partner or its manager, (B) his or its status as the general partner of a Newkirk partnership, or as a director, officer, shareholder or member of a Newkirk partnership or its general partner, and (C) his or its liabilities pursuant to a loan guarantee or otherwise for any indebtedness to your partnership or any of its subsidiaries, and (ii) such other persons (including affiliates of your partnership's general partner) as your partnership's general partner may designate from time to time (whether before or after the event giving rise to potential liability) in its sole and absolute discretion.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

See "Index to Consolidated Financial Statements" below.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

      Effective September 30, 2002, your partnership dismissed its prior Independent Auditors, Deloitte & Touche LLP (the "Prior Auditors"). The Prior Auditors auditors' report on the consolidated balance sheet of the Predecessor Entity as of December 31, 2001, and the related statements of operations, partner's equity and cash flows for each of the two years in the period ended December 31, 2001, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. The decision to change Independent Auditors was approved by your partnership's general partner. During calendar year ended 2001 and 2000 and through September 30, 2002, there were no disagreements between your partnership and the Prior Auditors on any matter or accounting principles or practices, financial statement disclosure, or auditing scope of procedure.

Effective October 10, 2002, your partnership engaged Imowitz, Koenig & Co., LLP as its Independent Auditors. Your partnership did not consult Imowitz Koenig & Co., LLP regarding any of the matters or events set forth in Item 304(a)(2) of Regulation S-K prior to October 10, 2002.

ITEM 15. EXHIBITS, FINANCIAL STATEMENTS, SCHEDULES AND REPORTS ON FORM 8-K

      (a)   Financial Statements

            See "Index to Consolidated Financial Statements" below.

      (b)   Exhibits

Exhibit No.                         Description
-----------                         -----------

* 2.1 Agreement and Plan of Merger between the Newkirk Master Limited Partnership and each of the Merger Partnerships set forth on Schedule A, dated December 6, 2001.

* 2.2 Assignment and Assumption Agreement by and between Newkirk Stock LLC, The Newkirk Master Limited Partnership, Newkirk NL Holdings LLC and VNK Corp. dated as of December 26, 2001.

* 2.3 Assignment and Assumption Agreement by and between Newkirk Eastgar LLC, Newkirk Partner Interest LLC, The Newkirk Master Limited Partnership and Newkirk MLP Unit LLC dated as of December 26, 2001.

* 2.4 Assignment and Assumption Agreement by and between Vornado Realty L.P., Vornado Newkirk L.L.C., The Newkirk Master Limited Partnership, and Newkirk MLP Unit LLC, dated as of December 26, 2001.

* 2.5 Assignment and Assumption Agreement between Newkirk RE Associates LLC, The Newkirk Master Limited Partnership, Newkirk RE Holdings and Vornado Newkirk L.L.C. dated as of December 26, 2001.

* 2.6 Assignment and Assumption Agreement by and between Newkirk Associates LLC, The Newkirk Master Limited Partnership, Newkirk NL Holdings LLC and Vornado Newkirk L.L.C. dated as of December 26, 2001.

* 2.7 Agreement and Plan of Merger by and between The Newkirk Master Limited Partnership, Lanmar Associates Limited Partnership and Newkirk Lanmar L.P., dated as of December 6, 2001.

* 3               Certificate of Limited Partnership of the Newkirk Master
                  Limited Partnership.

* 4.1 Agreement of Limited Partnership of The Newkirk Master Limited Partnership, by and among MLP GP LLC, Newkirk Manager Corp. and all other persons who shall, pursuant to the Exchange or otherwise become limited partners of the Partnership, dated as of October 23, 2001.

* 4.2 Additional provisions incorporated by reference into the Agreement of Limited Partnership of the Newkirk Master Limited Partnership.

* 4.3             Limited Liability Agreement of MLP GP LLC.

Exhibit No.                         Description
-----------                         -----------

*  10.1           Amended and Restated Cash Participation Agreement, dated as of
                  January 1, 2002, by and among Newkirk GP LLC, Newkirk Capital
                  LLC, Newkirk RE Associates LLC, Newkirk Stock LLC, Newkirk
                  Associates LLC, Vornado Realty L.P., Vornado Newkirk L.L.C.,
                  VNK Corp., on the one hand, and Administrator LLC, as agent for itself and as agent for the persons listed on Schedule A thereto.

*  10.2           Amended and Restated Pledge Agreement, dated as of January 1,
                  2002, by and between The Newkirk Master Limited Partnership and Administrator LLC, for itself and as agent for the parties listed on Schedule A thereto.

*  10.3           Put-Call Option Agreement, dated as of January 1, 2002, by and among The Newkirk Master Limited Partnership,, NK-CR Holdings
                  LLC and Holdings Subsidiary LLC.

*  10.4           Asset Management Agreement dated as of January 1, 2002, by and between Newkirk Asset Management LLC and Winthrop Financial
                  Associates.

*  10.5           Loan Agreement, dated January 30, 2002, among The Newkirk
                  Master Limited Partnership and Fleet National Bank and the lenders party thereto.

*  10.6           Promissory Note, dated as of January 30, 2002, by The Newkirk
                  Master Limited Partnership in favor of Fleet National Bank.

*  10.7           Security Agreement, dated as of January 30, 2002, between The
                  Newkirk Master Limited Partnership and Fleet National Bank.

*  10.8           Ownership Interest Pledge and Security Agreement, dated as of
                  January 30, 2002, from The Newkirk Master Limited Partnership,
                  Newkirk GP Holding LLC and General Partners of Participating
                  Limited Partnerships to Fleet National Bank.

*  10.9           Ownership Interest Pledge and Security Agreement, dated as of
                  January 30, 2002, from The Newkirk Master Limited Partnership to Fleet National Bank.

*  10.10          Ownership Interest Pledge and Security Agreement, dated as of
                  January 30, 2002, from The Newkirk Master Limited Partnership to Fleet National Bank.

*  10.11          Ownership Interest Pledge and Security Agreement, dated as of
                  January 30, 2002, from The Newkirk Master Limited Partnership to Fleet National Bank.

** 10.12 Indemnity Agreement, dated as of January 30, 2002, among Newkirk NL Holdings, LLC, Newkirk MLP Corp., Vornado Realty, L.P., Vornado Newkirk, LLC, VNK Corp., Apollo Real Estate Fund III, L.P., The Newkirk Master Limited Partnership and Fleet National Bank.

*** 10.13         Master Loan Agreement, dated November 24,2003, among The
                  Newkirk Master Limited Partnership, T-Two Partners, L.P., and
                  Fleet National Bank and the lender's party thereto.

*** 10.14         Master Promissory Note, dated as of November 24, 2003, by The
                  Newkirk Master Limited Partnership in favor of Fleet National
                  Bank.

*** 10.15         Security Agreement, dated as of November 24, 2003, between The
                  Newkirk Master Limited Partnership and Fleet National Bank.

*** 10.16         Ownership Interest Pledge and Security Agreement, dated as of
                  November 24, 2003, from The Newkirk Master Limited
                  Partnership, Newkirk GP Holding LLC and General Partners of certain Limited Partnerships to Fleet National Bank.

Exhibit No.                         Description
-----------                         -----------

*** 10.17         Ownership Interest Pledge and Security Agreement (GMAC
                  Partnerships), dated as of November 24, 2003, from The Newkirk
                  Master Limited Partnership to Fleet National Bank.

*** 10.18         Ownership Interest Pledge and Security Agreement
                  (Subsidiaries), dated as of November 24, 2003, from The
                  Newkirk Master Limited Partnership to Fleet National Bank.

*** 10.19         Ownership Interest Pledge and Security Agreement (Finco and
                  Capital), dated as of November 24, 2003, from The Newkirk
                  Master Limited Partnership to Fleet National Bank.

*** 10.20         Amended and Restated Indemnity Agreement, dated as of November
                  24, 2003, among Newkirk NL Holdings, LLC, Newkirk MLP Corp.,
                  Vornado Realty, L.P., Vornado Newkirk, LLC, VNK Corp., Apollo
                  Real Estate Fund III, L.P., The Newkirk Master Limited
                  Partnership and Fleet National Bank.

*** 10.21         Guaranty from The Newkirk Master Limited Partnership to Fleet
                  National Bank.

**** 10.22        Amended Stipulation of Settlement of Albert McCall, et. al.,
                  v. Newkirk Capital LLC, et al.

**** 16           Letter from Deloitte & Touche LLP.

   * 21           List of subsidiaries of the Registrant.

----------
*     Previously filed as an Exhibit to Form 10 filed on April 30, 2003.
** Previously filed as an Exhibit to Amendment No. 1 to Form 10 filed on September 10, 2003.
*** Incorporated by reference to Exhibits filed with Form 8-K dated November 24, 2003.
**** Previously filed as an Exhibit to Amendment No. 2 to Form 10 filed on February 12, 2004.

                                   SIGNATURES

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: May 14, 2004

                                          THE NEWKIRK MASTER LIMITED PARTNERSHIP

                                          By: MLP GP LLC, its General Partner

                                          By: Newkirk MLP Corp., its Manager


                                          By:    /s/ Michael L. Ashner
                                              ----------------------------------
                                          Name:  Michael L. Ashner
                                          Title: Chief Executive Officer

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                                 Page
                                                                                                                 ----
INDEPENDENT AUDITORS' REPORT AS OF AND FOR THE YEARS ENDED
     DECEMBER 31, 2003 and 2002                                                                                  F - 1

INDEPENDENT AUDITORS' REPORT FOR THE YEAR ENDED
     DECEMBER 31, 2001 (PREDECESSOR)                                                                             F - 2

FINANCIAL STATEMENTS

Consolidated Balance Sheets at December 31, 2003 and 2002                                                        F - 3

Consolidated Statements of Operations for the Years Ended December 31, 2003 and
     2002 and Combined Consolidated Statement of Operations for the Year Ended
     December 31, 2001 (Predecessor)                                                                             F - 4

Consolidated Statements of Partners' Equity for the Years Ended December 31, 2003
     and 2002 and Combined Consolidated Statement of Members' Capital for the
     Year Ended December 31, 2001 (Predecessor)                                                                  F - 5

Consolidated Statements of Cash Flows for the Years Ended December 31, 2003 and
     2002 and Combined Consolidated Statement of Cash Flows for the Year Ended
     December 31, 2001 (Predecessor)                                                                        F - 6 to F - 10

Notes to Consolidated Financial Statements                                                                 F - 11 to F - 36

                          Independent Auditors' Report

To the Partners of
The Newkirk Master Limited Partnership

We have audited the accompanying consolidated balance sheets of The Newkirk Master Limited Partnership (a Delaware limited partnership) (the "Partnership") as of December 31, 2003 and 2002 and the related consolidated statements of operations, partners' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Partnership as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


                                              /s/ Imowitz Koenig & Co., LLP

New York, New York
January 30, 2004

INDEPENDENT AUDITORS' REPORT

To the Members of Newkirk RE Holdings, LLC and Newkirk NL Holdings, LLC:

We have audited the accompanying combined consolidated statements of operations, changes in members' capital, and cash flows of Newkirk RE Holdings, LLC and Newkirk NL Holdings, LLC and subsidiaries (the "Predecessor Company") for the year ended December 31, 2001. These financial statements are the responsibility of the Predecessor Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such combined consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of the Predecessor Company for the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Boston, Massachusetts
April 11, 2002

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                           CONSOLIDATED BALANCE SHEETS
                        (In thousands, except unit data)

                                                                                           December 31,
                                                                                       2003            2002
                                                                                   -----------     -----------
ASSETS

Real estate investments:
      Land                                                                         $    37,674     $    37,904
      Land estates                                                                      45,204          54,524
      Buildings and improvements                                                     1,619,199       1,624,140
                                                                                   -----------     -----------

         Total real estate investments                                               1,702,077       1,716,568

      Less accumulated depreciation and amortization                                  (572,840)       (512,678)
                                                                                   -----------     -----------

         Real estate investments, net                                                1,129,237       1,203,890

Real estate held for sale, net of accumulated depreciation of
      $19,692 and $61,027                                                               59,481         105,331

Cash and cash equivalents, of which $5,148 and $8,109 is restricted                     37,851          33,452
Receivables and deferred rental income (including $7,346 and $0 from a
      related party)                                                                    97,845          77,855
Equity investments in limited partnerships                                               8,492              --
Deferred costs, net of accumulated amortization of $29,638 and $26,656                  22,993          24,418
Other assets                                                                            27,240          29,387
Other assets of discontinued operations                                                    955           2,290
                                                                                   -----------     -----------

         Total Assets                                                              $ 1,384,094     $ 1,476,623
                                                                                   ===========     ===========

LIABILITIES, MINORITY INTERESTS AND EQUITY

Liabilities:

Mortgage notes and accrued interest payable (including $14,583 and                 $   615,993     $   717,968
      $13,964 to a related party)
Note payable                                                                           208,356         221,650
Contract right mortgage notes and accrued interest payable
      (including $296,035 and $223,183 to related parties)                             401,132         425,441
Accounts payable and accrued expenses                                                   15,427          10,467
Liabilities of discontinued operations                                                  35,997         105,500
                                                                                   -----------     -----------

         Total Liabilities                                                           1,276,905       1,481,026

Contingencies

Minority interests                                                                     (39,822)        (29,096)
Partners' equity (6,319,391 and 6,116,578 limited partnership units outstanding
      at December 31, 2003 and 2002, respectively)                                     147,011          24,693
                                                                                   -----------     -----------

         Total Liabilities, Minority Interests and Equity                          $ 1,384,094     $ 1,476,623
                                                                                   ===========     ===========

                 See notes to consolidated financial statements.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                  (In thousands, except unit and per unit data)

                                                                                                           2001
                                                                          2003            2002         Predecessor
                                                                     --------------  --------------   -------------
                                                                     (Consolidated)  (Consolidated)    (Combined
                                                                                                      Consolidated)
Revenue:
     Rental income                                                     $   274,971     $   266,816     $   235,653
     Interest income                                                         2,983           3,288          21,749
     Management fees                                                           418             762           1,573
                                                                       -----------     -----------     -----------

         Total revenue                                                     278,372         270,866         258,975
                                                                       -----------     -----------     -----------

Expenses:
     Interest (including $14,521, $11,851 and $5,656 to
         related parties, respectively)                                    106,898         112,766         104,823
     Depreciation                                                           37,705          27,609          32,444
     General and administrative (including $1,843, $1,800 and               11,486           9,118           8,075
          $3,000 to related parties, respectively)
     Amortization                                                            4,771           3,854          13,138
     Ground rent                                                             3,202           3,165           3,177
     Federal and state income taxes                                            767             840           2,918
                                                                       -----------     -----------     -----------

         Total expenses                                                    164,829         157,352         164,575
                                                                       -----------     -----------     -----------

Income from continuing operations before equity in income
     from investments in limited partnerships and minority interest        113,543         113,514          94,400

     Equity in income from investments in limited partnerships               2,054              --           7,649
     Minority interest                                                     (15,509)         (8,117)        (55,662)
                                                                       -----------     -----------     -----------

Income from continuing operations                                          100,088         105,397          46,387
                                                                       -----------     -----------     -----------

Discontinued operations:
     Income from discontinued operations                                    20,334          18,448          15,679
     Gain (loss) from disposal of real estate                               29,514            (983)         (2,936)
     Minority interest                                                          --              --          (9,519)
                                                                       -----------     -----------     -----------

         Income from discontinued operations                                49,848          17,465           3,224
                                                                       -----------     -----------     -----------

Net income                                                             $   149,936     $   122,862     $    49,611
                                                                       ===========     ===========     ===========

Income from continuing operations per limited partnership unit         $     15.81     $     17.22
Income from discontinued operations per limited partnership unit              7.88            2.86
                                                                       -----------     -----------

Net income per limited partnership unit                                $     23.69     $     20.08
                                                                       ===========     ===========

Distributions per limited partnership unit                             $      5.52     $     32.16
                                                                       ===========     ===========

Weighted average limited partnership units                               6,329,204       6,119,942
                                                                       ===========     ===========

                 See notes to consolidated financial statements.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP

                   CONSOLIDATED STATEMENTS OF PARTNERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2003 and 2002
                        (In thousands, except unit data)

                                                    Limited
                                                  Partnership         Partners'
                                                     Units             Equity
                                                  -----------        ----------

Equity Contributions                               6,121,990         $   98,893

Distributions                                             --           (196,880)

Limited partner buyouts                               (5,412)              (182)

Net income                                                --            122,862
                                                  ----------         ----------

Balance at December 31, 2002                       6,116,578             24,693

Equity Contributions                                 317,813             11,050

Distributions                                             --            (34,731)

Limited partner buyouts                             (115,000)            (3,937)

Net income                                                --            149,936
                                                  ----------         ----------

Balance at December 31, 2003                       6,319,391         $  147,011
                                                  ==========         ==========

                   PREDECESSOR COMBINED CONSOLIDATED STATEMENT
                               OF MEMBERS' CAPITAL
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                                 (In thousands)

                                                                       Members'
                                                                        Capital
                                                                      ---------

Balance at January 1, 2001                                            $ 209,962

Contributions                                                             5,329

Distributions                                                            (7,384)

Net income                                                               49,611
                                                                      ---------

Balance at December 31, 2001                                          $ 257,518
                                                                      =========

                 See notes to consolidated financial statements.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                                 (In thousands)

                                                                                                                         2001
                                                                                        2003            2002         Predecessor
                                                                                   --------------  --------------   -------------
                                                                                   (Consolidated)  (Consolidated)     (Combined
                                                                                                                    Consolidated)
CASH FLOWS FROM OPERATING ACTIVITIES:

Continuing Operations:
      Income from continuing operations                                             $    100,088    $    105,397    $     46,387
         Adjustments to reconcile income from continuing
            operations to net cash provided by continuing
            operations:
            Amortization of deferred costs and land estates                               13,678           9,240              --
            Depreciation expense                                                          37,705          27,609          45,319
            Net loss (gain) from early extinguishment of debt                                 28          (5,729)             --
            Amortization of discount on contract rights                                       --              --         (13,190)
            Amortization of discount on mortgage loans                                        --              --            (159)
            Minority interest expense                                                     15,509           8,117          55,662
            Equity in income of limited partnerships                                      (2,054)             --          (7,649)

      Changes in operating assets and liabilities:
         Notes receivable and accrued interest                                                --              --          (3,707)
         Income taxes payable                                                                 --              --            (501)
         Increase in receivables and deferred rental income                              (14,325)         (1,100)        (11,550)
         Increase (decrease) in accounts payable and accrued expenses                      3,344         (16,698)        (23,158)
         Decrease in accrued interest-mortgages and contract rights                       (6,994)        (13,035)             --
         Decrease in other assets                                                          1,871           5,044              --
         Other liabilities                                                                    --              --             628
                                                                                    ------------    ------------    ------------

              Net cash provided by continuing operations                                 148,850         118,845          88,082
                                                                                    ------------    ------------    ------------

Discontinued Operations:
      Income from discontinued operations                                                 49,848          17,465           3,224
         Adjustments to reconcile income from discontinued
            operations to net cash provided by discontinued
            operations:
            Amortization of deferred costs and land estates                                  211             579              --
            Depreciation expense                                                           2,634           6,414           5,054
            Net gain from early extinguishment of debt                                    (8,733)           (553)             --
            (Gain) loss on sales of real estate                                          (29,514)            983           2,936
            Minority interest expense                                                        781              --           9,519
            Impairment loss                                                                1,560              --              --

      Changes in assets and liabilities:
         Net (decrease) increase in assets and liabilities of discontinued
            operations                                                                    (3,620)           (241)          1,137
                                                                                    ------------    ------------    ------------

              Net cash provided by discontinued operations                                13,167          24,647          21,870
                                                                                    ------------    ------------    ------------

              Net cash provided by operating activities                                  162,017         143,492         109,952
                                                                                    ------------    ------------    ------------

                                                                     (Continued)

                 See notes to consolidated financial statements.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                                 (In thousands)
                                   (continued)

                                                                                                          2001
                                                                            2003           2002        Predecessor
                                                                       --------------  --------------  -------------
                                                                       (Consolidated)  (Consolidated)   (Combined
                                                                                                       Consolidated)
CASH FLOWS FROM INVESTING ACTIVITIES:

Continuing Operations:
      Cash related to formation of partnership                            $     --       $ 10,776       $     --
      Land additions                                                        (2,268)        (2,904)        (2,842)
      Investment in contract rights                                             --             --           (284)
      Advances to related parties                                               --             --         (3,334)
      Cash related to previously unconsolidated limited partnerships           650             --         21,235
      Deposits on operating partnership units                                   --             --           (418)
      Investments in limited partnership interests                          (1,307)            --        (37,374)
                                                                          --------       --------       --------

              Net cash (used in) provided by continuing operations          (2,925)         7,872        (23,017)
                                                                          --------       --------       --------

Discontinued Operations:
      Net proceeds from disposal of real estate or other assets             61,491          3,208            844
      Proceeds from sales of contract rights                                    --             --            542
      Land additions                                                          (250)            --             --
                                                                          --------       --------       --------

              Net cash provided by discontinued operations                  61,241          3,208          1,386
                                                                          --------       --------       --------

              Net cash provided by (used in) investing activities           58,316         11,080        (21,631)
                                                                          --------       --------       --------

                                                                     (Continued)

                 See notes to consolidated financial statements.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                                 (In thousands)
                                   (continued)

                                                                                                          2001
                                                                        2003             2002         Predecessor
                                                                   --------------   --------------   -------------
                                                                   (Consolidated)   (Consolidated)    (Combined
                                                                                                     Consolidated)
CASH FLOWS FROM FINANCING ACTIVITIES:

Continuing Operations:
     Satisfaction of mortgage notes                                   $  (7,265)      $(115,537)      $      --
     Satisfaction of contract right mortgage notes and
       accrued interest                                                  (6,053)        (52,619)             --
     Satisfaction of note payable                                      (194,367)             --              --
     Principal payments of mortgage notes payable                      (119,541)       (104,640)        (93,454)
     Principal payments of note payable                                 (27,401)         (3,350)             --
     Principal payments of contract right mortgage notes                 (4,730)         (1,090)             --
     Mortgage prepayment penalties                                          (91)         (4,710)             --
     Proceeds from new debt                                             212,838         396,870          35,812
     Contributions from minority interests                                   --              --           1,191
     Contributions from members                                              --              --           5,329
     Distributions to partners/members                                  (34,731)       (196,880)         (7,384)
     Limited partner buyouts                                             (3,937)           (182)             --
     Distributions to minority interests                                 (6,166)         (1,693)         (2,432)
     Distributions from limited partnership interests                       492              --           1,848
     Deferred costs                                                      (8,015)        (10,365)         (4,456)
     Related party loans                                                     --              --           1,851
                                                                      ---------       ---------       ---------

                Net cash used in continuing operations                 (198,967)        (94,196)        (61,695)
                                                                      ---------       ---------       ---------

Discontinued Operations:
     Satisfaction of notes payable                                      (58,914)        (24,153)             --
     Principal payments of notes payable                                 (6,709)        (16,773)        (13,559)
     Proceeds from new debt                                              49,500          14,533              --
     Mortgage prepayment penalties                                         (309)             --              --
     Deferred costs                                                        (535)           (531)             --
                                                                      ---------       ---------       ---------

         Cash used in discontinued operations                           (16,967)        (26,924)        (13,559)
                                                                      ---------       ---------       ---------

                Net cash used in financing activities                  (215,934)       (121,120)        (75,254)
                                                                      ---------       ---------       ---------

Net increase in cash and cash equivalents                                 4,399          33,452          13,067

Cash and Cash Equivalents at Beginning of Year                           33,452              --           8,205
                                                                      ---------       ---------       ---------

Cash and Cash Equivalents at End of Year                              $  37,851       $  33,452       $  21,272
                                                                      =========       =========       =========

Supplemental Disclosure of Cash Flow Information:
     Cash paid for state income taxes                                 $   1,072       $     542       $     520
                                                                      =========       =========       =========
     Cash paid for interest                                           $ 124,342       $ 174,488       $ 126,472
                                                                      =========       =========       =========

                 See notes to consolidated financial statements.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                                   (Continued)

Supplemental Information

In January 2003, balances related to the issuance of 317,813 Units in the Partnership for the various assets contributed to the Partnership were as follows:

                                                                    2003
                                                               --------------
                                                               (In thousands)

      Real estate investments, net                               $ 36,836
      Cash and cash equivalents                                       382
      Receivables                                                   3,557
      Deferred costs, net                                           1,512
      Equity investments in limited partnerships                    6,335
      Mortgage notes payable                                      (61,057)
      Accrued interest payable                                     (1,134)
      Accounts payable and accrued expenses                           (68)
      Minority interests                                           24,687
                                                                 --------

      Partners' equity                                           $ 11,050
                                                                 ========

In connection with the disposal of real estate, the purchaser of a property assumed $94,918,000 of the Partnership's debt.

                 See notes to consolidated financial statements.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                                   (Continued)

Supplemental Information (Continued)

The combined financial statements of Newkirk RE Holdings, LLC and Newkirk NL Holdings, LLC are considered the acquirer and predecessor of the business transferred to the Partnership in connection with the transaction because the members of the combined entity acquired majority control of the businesses transferred to the Partnership.

As of January 1, 2002, balances related to the exchange of Units in the Partnership for the various assets of the combined entity and other contributing unit holders were as follows:

                                                                  2002
                                                             --------------
                                                             (In thousands)

      Real estate, net                                        $ 1,233,756
      Real estate held for sale                                   113,982
      Cash and cash equivalents                                    10,776
      Receivables                                                  78,376
      Deferred costs, net                                          19,957
      Other assets                                                 34,377
      Other assets of discontinued operations                         880
      Mortgage notes payable                                     (776,633)
      Contract right mortgage notes payable                      (325,264)
      Accrued interest                                           (188,567)
      Accounts payable and accrued expenses                       (15,189)
      Liabilities of discontinued operations                     (123,078)
      Minority interest                                            35,520
      Investment in limited partnerships                               --
                                                              -----------
      Partners' equity                                        $    98,893
                                                              ===========

                 See notes to consolidated financial statements.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 -    ORGANIZATION AND BUSINESS

            The Newkirk Master Limited Partnership (the "Partnership") was organized in October 2001 as a limited partnership under the Delaware Revised Uniform Limited Partnership Act. The Partnership's term is perpetual unless it is otherwise dissolved in accordance with the terms of the Partnership's partnership agreement. The Partnership commenced operations on January 1, 2002 following the completion of a transaction (the "Exchange") involving the merger into wholly-owned subsidiaries of the Partnership of 90 limited partnerships, each of which owned commercial properties (the "Newkirk Partnerships"), and the acquisition by the Partnership of various assets, including those related to the management or capital structure of the Newkirk Partnerships. The Partnership was formed to facilitate and consummate the Exchange and for the purpose of directly or indirectly (whether through a subsidiary or otherwise), investing in, acquiring, owning, holding, managing, operating, selling, exchanging and otherwise disposing of interests in real estate and assets related to real estate and to engage in activities and transactions as the general partner deems necessary or advisable to promote the business of the Partnership.

            As part of the Exchange, each Newkirk Partnership was merged with and into a separate newly-formed limited partnership that is wholly-owned by the Partnership; the Newkirk Partnerships ceased to exist following completion of the merger. Each Newkirk Partnership owned one or more commercial properties that are generally net leased to a single tenant. As a result of the Exchange, the Partnership owns the properties and other assets formerly owned by the Newkirk Partnerships, subject to the liabilities of such partnerships. In addition, as part of the Exchange, the "Newkirk Group" contributed certain assets to the Partnership. The Newkirk Group, which managed the Newkirk Partnerships, is comprised of certain affiliates of Apollo Real Estate Fund III, L.P., ("Apollo"), Vornado Realty Trust and senior executives of Winthrop Financial Associates, A Limited Partnership ("WFA"). At December 31, 2003, the Newkirk Group owned approximately 80% of the Partnership.

            The limited partners of the Partnership consist of former limited partners of the Newkirk Partnerships, former limited partners that elected to participate in the Exchange of an additional limited partnership that was affiliated with the Newkirk Partnerships and affiliates of the Newkirk Group. The general partner of the Partnership is MLP GP LLC, a Delaware limited liability company owned by affiliates of the Newkirk Group. MLP GP LLC does not receive any compensation for managing the Partnership. MLP GP LLC has no assets, liabilities or equity and has no economic interest in the Partnership. WFA, which performed asset

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 -    ORGANIZATION AND BUSINESS (Continued)

            management services for the Newkirk Partnerships, performs asset management services for the Partnership.

            At December 31, 2003, the Partnership owned the following:

            (i) Net-Leased Properties:

            Ownership of 268 commercial properties located throughout the United States of America, each of which is generally net-leased to a single tenant.

            (ii) Other Assets:

                  (a) General partnership interests in (i) seven consolidated partnerships, (ii) eight unconsolidated partnerships and
                        (iii) six other partnerships that own commercial net leased properties.

                  (b) Limited partnership interests in (i) seven consolidated partnerships which represent between 32.1% and 60.5% and
                        (ii) eight unconsolidated partnerships which represent between .5% and 36.88%.

                  (c) A 50.01% interest in Newkirk Capital LLC whose wholly-owned subsidiary, Newkirk Asset Management LLC, provides asset management and other services to the Partnership and the Other Partnerships. Prior to the Exchange, Newkirk Asset Management LLC provided these services to the Newkirk Partnerships and the Other Partnerships. Newkirk Capital LLC and Newkirk Asset Management LLC have retained WFA to perform certain of the services provided to the Partnership and the Other Partnerships. The fees payable to Newkirk Asset Management LLC and Newkirk Capital LLC are retained by the Partnership.

                  (d) Newkirk Finco LLC, which holds a note receivable from Administrator LLC, a 49.99% owner of Newkirk Capital LLC, valued at $13.2 million at December 31, 2003.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 -    ORGANIZATION AND BUSINESS (Continued)

                  (e) The right to acquire T-Two Partners, L.P., ("T-Two Partners") from its current owners, affiliates of the Newkirk Group.

                  (f) Land interests comprised of ground leases, remainder interests or the right to acquire remainder interests in the land underlying certain properties owned by the Partnership and other real estate limited partnerships.

                  (g) An interest in NK Leasehold II LLC, which has a leasehold and second mortgage interest in a property owned by the Partnership.

                  (h) An interest in NK-Leyden Loan, L.P. and NK-Dautec Loan, L.P., each of which hold an unsecured note of the Partnership.

                  (i) Interests in entities which hold a securitized pool of 31 first mortgage loans encumbering 67 Partnership properties and 1 property owned by another limited partnership.

            In February 2003, the Partnership acquired from its limited partners 115,000 of its units of limited partnership interest at a purchase price of $35 per unit.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 -    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

            Basis of Presentation

            The accompanying consolidated financial statements present the consolidated financial position, results of operations and cash flows of the Partnership and its majority-owned subsidiaries. All significant intercompany transactions, receivables and payables have been eliminated in consolidation. Minority interests relate to the interest in certain partnerships not owned by the Partnership. The Partnership accounts for its investments in partnerships and joint ventures, in which it does not have a controlling interest, using the equity method of accounting. Equity investments are recorded initially at cost and subsequently adjusted for the Partnership's share of the net income or loss and cash contributions to and distributions from these partnerships and joint ventures.

            The Partnership has accounted for the Exchange as an exchange of equity interests between entities under common control and initially recognized the assets and liabilities contributed at the carrying amounts of the Newkirk Group and the former limited partners.

            The combined financial statements of Newkirk RE Holdings, LLC and Newkirk NL Holdings, LLC are considered the Predecessor Entity (the "Predecessor Entity"). Newkirk RE Holdings, LLC and Newkirk NL Holdings, LLC members' interests are owned 98.5% by Apollo Real Estate Investment Fund III, L.P. and 1.5% by executive officers of Winthrop Financial Associates. These entities are under the control of Apollo, which controlled the General Partnership interests in the Newkirk Partnerships and held more than a 50% voting ownership interest before and after the Exchange. As a result, the Predecessor Entity is considered the accounting acquirer and, accordingly, the combined consolidated operating results for the year ended December 31, 2001 reflect the historical results of operations of the Predecessor Entity. The combined consolidated operating results for the year ended December 31, 2001 is not comparable to the consolidated operating results for the years ended December 31, 2003 and 2002. The Predecessor Entity amounts include assets that were not transferred to the Partnership, and the Partnership's amounts included assets that were contributed to the Partnership by partners other than the Predecessor Entity.

            Use of Estimates

            The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 -    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

            Real Estate

            Investments in real estate are stated at historical cost basis less accumulated depreciation and amortization. Depreciation of buildings and improvements is computed on a straight-line basis over their estimated useful lives, which range from fourteen to forty years. Amortization of the land estates is computed on a straight-line basis over their estimated useful lives, which range from twenty-two to thirty years.

            During 2003, the Partnership made a change to its accounting estimates with respect to the depreciable lives of its real estate assets. The change in accounting estimates resulted in a decrease in net income of approximately $6.8 million and a decrease in net income of approximately $1.08 per limited partnership unit for the year ended December 31, 2003.

            The Predecessor Entity recorded its acquisition of the Newkirk Partnerships interests as purchase transactions in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations" ("APB No. 16") as all such acquisitions were completed prior to July 1, 2001. The purchase price for such acquisitions was principally allocated to the real estate and debt acquired as of the date of each of the transactions. Statement of Financial Accounting Standards No. 141 "Business Combinations" ("SFAS No. 141") applied for the last six months of the year ended December 31, 2001. No acquisitions occurred in that period.

            The Partnership's real estate investments are reviewed for impairment if events or changes in circumstances indicate that the carrying amount of the real estate may not be recoverable. In such an event, a comparison is made of the current and projected operating cash flows of such real estate on an undiscounted basis to the carrying amount of such real estate. Such carrying amount would be adjusted, if necessary, to estimated fair value to reflect impairment in the value of the real estate. Real estate assets for which the Partnership has committed to a plan to dispose of the assets, whether by sale or abandonment, are reported at the lower of carrying amount or fair value less cost to sell. Preparation of projected cash flows is inherently subjective and is based on the Partnership's best estimate of assumptions concerning expected future conditions.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 -    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

            Real Estate (continued)

            Upon acquisitions of real estate, the Partnership assesses the fair value of acquired assets (including land, buildings, tenant improvements, and identified intangibles such as above and below market leases and acquired in-place leases) and acquired liabilities, and allocates purchase price based on these assessments.

            The Partnership accounts for properties as held for sale under the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"), when all criteria of SFAS No. 144 have been met.

            Cash and Cash Equivalents

            The Partnership considers all highly liquid investments with original purchase maturity dates of three months or less to be cash equivalents.

            Restricted Cash

            Restricted cash includes reserves for tenant improvements, leasing commissions and related costs established pursuant to the Partnership's note payable agreement.

            Concentration of Credit Risk

            Substantially all of the Partnership's cash and cash equivalents consist of money market mutual funds which invest in U.S. Treasury Bills and repurchase agreements with original maturity dates of three months or less.

            The Partnership maintains cash with one banking institution, which amounts at times exceed federally insured limits.

            Interest Rate Protection Agreements

            SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," requires the recording of all derivative instruments as either assets or liabilities depending on the rights and obligations under the contracts. In addition, all derivative instruments shall be measured at fair value, with the resulting gain or loss being recognized either in earnings or equity in the period of change, depending on whether the contract is designated as a hedge or not. The Partnership invests in interest rate caps in order to cap the maximum interest rate payable on its variable rate debt. The interest rate caps are not designated as hedging instruments, and are measured at fair value, with the resulting gain or loss being recognized in interest expense in the period of change.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 -    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

            Receivables

            Receivables consist of rent from tenants and other receivables which are deemed collectable by the Partnership. No provision for doubtful accounts was considered necessary based upon the Partnership's evaluation of the collectability of these amounts.

            Loans Receivable

            The Partnership evaluates the collectability of both interest and principal of each of its loans, if circumstances warrant, to determine whether it is impaired. A loan is considered to be impaired, when based on current information and events, it is probable that the Partnership will be unable to collect all amounts due according to the existing contractual terms. When a loan is considered to be impaired, the amount of the loss accrual is calculated by comparing the recorded investment to the value determined by discounting the expected future cash flows at the loan's effective interest rate. Interest on impaired loans is recognized on a cash basis. Loans receivable are included with "other assets" in the accompanying consolidated balance sheets.

            Investments in Debt Securities and Mortgage Loans

            Investments in debt securities are classified as held-to-maturity and reported at amortized cost. Investment in mortgage loans is included with "other assets" in the accompanying consolidated balance sheets.

            Deferred Costs

            Fees paid in connection with the financing of the Partnership's and Predecessor Entity's properties are deferred and amortized over the terms of the related agreements as a component of interest expense.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 -    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

            Investments in Limited Partnerships

            The Predecessor Entity accounted for its investments in limited partnerships under the equity method when significant influence, but not control was exercised over the limited partnership. Where control was exercised, the limited partnerships were consolidated for financial statement purposes. The investments were recorded by the Predecessor Entity using the fair-value principles of APB No. 16, as all such acquisitions were completed prior to the effective date of SFAS No. 141 of July 1, 2001, whereby the Predecessor Entity's share of the assets acquired and liabilities assumed was adjusted to fair value. During 2001, a significant number of additional limited partnerships came under the control of the Predecessor Entity resulting in a change from the equity method to consolidation.

            Revenue Recognition

            The Partnership's lease agreements are operating leases and generally provide for varying rents over the lease terms. The Partnership records rental income for the full term of each lease on a straight-line basis. Accordingly, deferred rental income is recorded from tenants for the amount that is expected to be collected over the remaining lease term rather than currently. When a property is acquired, the term of existing leases is considered to commence as of the acquisition date for purposes of this calculation. Deferred rental income recorded amounted to $31.6 million and $27.1 million for the Partnership at December 31, 2003 and 2002, respectively.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 -    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

            Income Taxes

            Taxable income or loss of the Partnership is reported in the income tax returns of its partners. Accordingly, no provision for income taxes is made in the consolidated financial statements of the Partnership. However, the Partnership is required to pay certain state and local entity level taxes which are expensed as incurred.

            The Predecessor Entity provided for income taxes with respect to the portion of the net income attributable to its taxable corporate subsidiaries. Income tax expense for 2001 represented current income taxes payable; no deferred income tax expense was recorded. The corporate subsidiaries were not contributed to the Partnership.

            Net Income per Unit

            Net income per Unit is computed by dividing net income by the 6,329,204 and 6,119,942 weighted average Units outstanding during the years ended December 31, 2003 and 2002, respectively.

            The Predecessor Entity has only two members and does not have any limited partnership units outstanding.

            Distributions; Allocations of Income and Loss

            As provided in the partnership agreement, distributions are allocated to the limited partners based on their ownership of Units. No distributions, or net income or loss allocation, are made to the general partner. Income and loss for financial reporting purposes is allocated to limited partners based on their ownership of Units. Special allocation rules affect the allocation of taxable income and loss. The Partnership paid distributions of $34,731,000 ($5.52 per Unit) and $196,880,000 ($32.16 per Unit) to its limited partners during the years ended December 31, 2003 and 2002, respectively.

            The members of the Predecessor Entity are Apollo Real Estate Investment Fund III L.P. holding 98.57% and WEM Brynmar Associates LLC holding 1.43%.

            Segment Reporting

            The Partnership has one reportable segment, net-leased commercial real estate. The Partnership evaluates performance based on net operating income, which is income before depreciation, amortization, interest and non-operating items.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 -    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

            Fair Value of Financial Instruments

            Financial instruments held by the Partnership include cash and cash equivalents, receivables, accounts payable and long-term debt. The fair value of cash and cash equivalents, receivables and accounts payable approximates their current carrying amounts due to their short-term nature. The fair value of long-term debt, which has fixed interest rates, was determined based upon current market conditions and interest rates. The fair value of the mortgage notes payable approximates fair value for debt with similar terms and conditions due to yield maintenance requirements and prepayment penalties. The fair value of the Partnership's contract right mortgage notes payable is approximately $393.0 million, which is $13.7 million less than the aggregate carrying amount at December 31, 2003. The fair value of the Partnership's interest rate cap is approximately $2.6 million at December 31, 2003. Such fair value estimates are not necessarily indicative of the amounts that would be realized upon disposition of the Partnerships' financial instruments.

            Reclassifications

            Certain prior year amounts have been reclassified to conform to the 2003 presentation, including the reporting of discontinued operations for those assets that have been disposed of or classified as held for sale in accordance with SFAS No. 144.

            Recently Issued Accounting Standards

            In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46, "Consolidation of Variable Interest Entities." This interpretation clarifies the application of existing accounting pronouncements to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. In December 2003, the FASB issued a revision to Interpretation No. 46 ("46R") to clarify some of the provisions of Interpretation No. 46, and to exempt certain entities from its requirements. The provisions of the interpretation need to be applied in the first fiscal period beginning after March 15, 2004, except for entities that are considered to be special-purpose entities which need to be applied as of December 31, 2003. This interpretation had no effect on the Partnership's consolidated financial statements.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 -    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

            Recently Issued Accounting Standards (Continued)

            In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." The statement improves the accounting for certain financial instruments that under previous guidance, issuers could account for as equity. The new statement requires that those instruments be classified as liabilities in statements of financial position. SFAS No. 150 affects the issuer's accounting for three types of freestanding financial instruments. One type is mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets. A second type, which includes put options and forward purchase contracts, involves instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets. The third type of instruments that are liabilities under this statement is obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuers' shares. SFAS No. 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety. In addition to its requirements for the classification and measurement of financial instruments in its scope, SFAS No. 150 also requires disclosures about alternative ways of settling the instruments and the capital structure of entities, all of whose shares are mandatorily redeemable. Most of the guidance in SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. In October 2003, the FASB deferred, indefinitely, the application of paragraphs 9 and 10 of SFAS No. 150 as it relates to recording mandatorily redeemable non-controlling interests in consolidated subsidiaries at fair value. The remainder of this statement had no effect on the Partnership's consolidated financial statements.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 -    REAL ESTATE INVESTMENTS

            Most of the Partnership's properties are each net-leased to a single commercial tenant. The properties are located throughout the United States. The lease terms vary, but most leases have a primary term of 25 years followed by multiple 5-year optional renewal terms. The leases are similar in many respects and generally provide for fixed rent payments and obligate the tenant to pay all capital and operating expenses for a property; obligate the tenant to perform all responsibilities (other than the payment of debt service) relating to the property; require the tenant to maintain insurance against casualty and liability losses; permit the tenant to sublet the property; and afford the tenant in many instances the right to terminate the lease at certain points during the primary term if it determines that its continued use and occupancy of the property would be uneconomic or unsuitable.

            The Partnership's ability to maintain and operate its properties and satisfy its contractual obligations is dependent upon the performance by the tenants of their obligations under their lease agreements with the Partnership. Under certain conditions (including the destruction of the property), many of the tenants have an option to purchase the property upon the expiration of the primary term of the lease and at the end of one or more renewal terms for a price stated in the lease agreement.

            The Partnership's properties are encumbered by mortgage notes payable and subordinated contract rights payable.

            The future minimum lease payments that are scheduled to be received under non-cancellable operating leases are as follows (in thousands):

                               2004                 $  265,547
                               2005                    258,032
                               2006                    243,429
                               2007                    209,384
                               2008                    153,892
                               Thereafter               95,828
                                                    ----------
                                                    $1,226,112
                                                    ==========

            Two tenants accounted for approximately 24% and 25% of the aggregate rental revenues of the Partnership in 2003 and 2002, respectively.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 -    REAL ESTATE INVESTMENTS (Continued)

            The Partnership owns the fee interest in the land on which certain of its properties are located, leases the land pursuant to ground leases or holds an estate for years with an option to lease the land upon expiration of the estate for years. Certain land interests held by the Newkirk Group comprised of ground leases, remainder interests or the right to acquire remainder interests in the land underlying certain properties were contributed to the Partnership in connection with the Exchange.

            The rent payable under the ground leases is as follows (in thousands):

                               2004                  $ 3,191
                               2005                    3,143
                               2006                    2,413
                               2007                    1,769
                               2008                    1,184
                               Thereafter                830
                                                     -------
                                                     $12,530
                                                     =======

Note 4 - NOTES AND CONTRACT RIGHTS PAYABLE

            The Partnership, excluding discontinued operations, had outstanding mortgage notes payable and contract right mortgage notes payable of $895.9 million and $1.0 billion at December 31, 2003 and 2002, respectively. The mortgage notes are at fixed interest rates with payments of principal and interest generally due either monthly, quarterly or semi-annually. All the mortgage notes are collateralized by the Partnership's real estate; some of the mortgage notes are cross-collateralized.

            An aggregate of $602.9 million in indebtedness under the mortgage notes mature at various dates from 2004 to 2024. Prepayment of most of the mortgage notes is permitted only with a yield maintenance payment or prepayment penalty as defined in the mortgage note agreements. Interest rates on the mortgages ranged from 4.2% to 11.3%, with a weighted average interest rate of 8.0% at December 31, 2003. Interest rates on the fixed rate mortgages ranged from 4.2% to 11.3% with a weighted average interest rate of 8.9% at December 31, 2002.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 -    NOTES AND CONTRACT RIGHTS PAYABLE (Continued)

            The contract right mortgage notes aggregating $293.0 million mature at various dates from 2008 to 2024. The Partnership has the option to prepay some of these mortgage notes at a discount. All of the contract right mortgages are prepayable at any time without premium or penalty subject to the prior or simultaneous satisfaction of the underlying first mortgage loans. Interest rates ranged from 8.11% to 16.25%, with a weighted average interest rate of 10.3% at December 31, 2003. Interest rates ranged from 8.13% to 16.25%, with a weighted average interest rate of 10.99% at December 31, 2002.

            Mortgage notes payable and contract right mortgage notes payable aggregating approximately $1.1 billion and accrued interest thereon were assumed as part of the Exchange. The Predecessor Entity recorded these notes at their fair value as of the various dates of acquisition. This accounting method resulted in recorded interest expense that was $3.8 million, $4.0 million and ($1.7) million greater (or less) than the contractual interest expense for the years ended December 31, 2003, 2002 and 2001, respectively. The effect of utilizing this accounting method was to increase the principal balance of mortgage and contract rights notes payable and reduce interest accrued on these obligations. The cumulative reduction in liabilities related to utilizing this accounting method was $56.1 million and $50.5 million at December 31, 2003 and 2002, respectively.

            During January 2003, the Partnership acquired a second mortgage loan that encumbered the Partnership's property in Morris Township, New Jersey. The outstanding mortgage principal and accrued interest was $28.1 million at December 31, 2002. It was acquired for $22.1 million, $9.3 million of which was paid in January 2003 and $12.8 million of which was to be payable on or before September 30, 2003. The deferred portion of the purchase price bore interest at a rate of 6.0% per annum. The Partnership acquired this mortgage in connection with an extension of the lease on the property and obtained new first mortgage financing in June 2003 to satisfy the balance of the purchase price. The new first mortgage that was obtained in June 2003, had a principal balance of $21.0 million and bore interest at LIBOR plus 2.875% per annum. After payment of closing costs, $6.7 million of the proceeds were used to satisfy the existing first mortgage and the balance of the net proceeds was used to satisfy the deferred portion of the second mortgage purchase price. This loan was refinanced in October 2003.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 -    NOTES AND CONTRACT RIGHTS PAYABLE (Continued)

            During October 2003, the Partnership refinanced its first mortgage loan on its property in Morris Township, New Jersey. The new first mortgage loan has a principal balance of $28.5 million, bears interest at 5.55%, and has a term of ten years. After payment of closing costs, $21.1 million of proceeds were used to satisfy the existing first mortgage and accrued interest.

            During August 2003, the Partnership obtained a first mortgage loan encumbering the Partnership's property in Beaumont, Texas in the amount of $3.4 million. The new loan bears interest at 6.2% per annum and matures on November 30, 2007, at which time it is scheduled to be fully amortized.

            During November 2003, the Partnership obtained a $208.5 million loan, which had an outstanding balance of $208.4 million at December 31, 2003. The note payable bears interest at a rate elected by the Partnership equal to either (1) LIBOR plus 450 basis points or (2) the prime rate charged by the bank plus 250 basis points. The note payable was obtained to replace the Partnership's existing note payable and effectively reduced the interest rate on such borrowing from a minimum of 8.5% to a floating rate which was 5.71% (LIBOR plus 450 basis points) at December 31, 2003 and that will in no event exceed 9.5%, after giving effect to the three-year interest rate protection agreement entered into by the Partnership. The note payable is scheduled to mature on November 24, 2006, subject to two one-year extensions. The note payable requires monthly payments of interest only. In addition, mandatory prepayments of principal are required from the proceeds of property sales and refinancings and other asset sales, as well as up to approximately $1.3 million per quarter to the extent that T-Two Partners does not make the required principal payments on the T-Two Loan that is described below. The Partnership can prepay the note payable in whole or in part at any time together with a premium of 1% if such prepayment occurs on or before November 24, 2004, 1/2% if such prepayment occurs between November 25, 2004 and November 24, 2005 and thereafter with no premium. In addition, the Partnership and T-Two Partners may prepay up to $50.0 million annually of this Loan and the T-Two Loan without a premium. The note payable is secured by substantially all of the assets of the Partnership, and contains customary financial and other covenants.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 -    NOTES AND CONTRACT RIGHTS PAYABLE (Continued)

            At the same time as the Partnership obtained the loan, T-Two Partners obtained a $316.5 million loan. This loan is referred to as the T-Two Loan. The interest rate, maturity date and principal terms of the T-Two Loan are the same as the Partnership's note payable. T-Two Partners used part of the proceeds of the T-Two Loan to purchase the senior beneficial interests in the contract rights encumbering the Partnership's and certain other partnership's properties so that T-Two Partners is now the 100% beneficial owner of the contract rights. These senior beneficial interests in the contract rights are referred to as the T-1 Certificate. The T-Two Loan is secured by all the assets of T-Two Partners, including the contract rights receivable from the Partnership. The Partnership guaranteed repayment of the T-Two Loan. In consideration for the Partnership's guarantee, the owners of T-Two Partners agreed to the elimination of their put option, which could require the Partnership to purchase T-Two Partners in December 2007, provided a credit line to the Partnership bearing interest at LIBOR plus 450 basis points and modified the Partnership's option to acquire T-Two Partners in January 2008. The credit line is in an amount sufficient to satisfy any shortfall between amounts T-2 Partners collects from the Partnership and pays to the lender. The option can now be exercised anytime between November 24, 2006 and November 24, 2009 and the purchase price is payable in cash rather than Units. Any amounts advanced to the Partnership under the credit line would have to be repaid in full before the Partnership could purchase the interests in T-Two Partners if the Partnership exercises its purchase option for T-Two Partners.

            T-Two Partners will reimburse the Partnership for approximately $7.3 million of closing costs incurred in connection with the note payable and the T-Two Loan, together with interest thereon at a rate equal to LIBOR plus 450 basis points.

            In connection with the Partnership's refinancings, real estate sales and repayments of mortgage debt during 2003, the Partnership has recognized a net gain from early extinguishment of debt of $8.7 million, which is included in discontinued operations. The net gain from early extinguishment of debt consisted of gains from debt extinguishment of $9.1 million, net of mortgage prepayment penalties of $0.4 million. During 2002, the Partnership recognized a net gain from early extinguishment of debt of $6.3 million, $5.8 million of which is included in interest expense and $0.5 million of which is included in discontinued operations. The net gain from early extinguishment of debt consisted of gains from debt extinguishment of $11.0 million, net of mortgage prepayment penalties of $4.7 million.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 -    NOTES AND CONTRACT RIGHTS PAYABLE (Continued)

            Scheduled payments of principal at December 31, 2003, for the next five years and thereafter through maturity, are as follows (in thousands):

                                                                  Contract Right
                                     Mortgage          Note          Mortgage
                 Year              Notes Payable      Payable      Notes Payable       Total
            --------------         -------------      -------      -------------       -----
            2004                    $  116,964      $       --      $    4,314      $  121,278
            2005                       103,848              --           9,781         113,629
            2006                       134,805         208,356          11,454         354,615
            2007                        94,653              --          19,351         114,004
            2008                        70,390              --          21,956          92,346
            Thereafter                  82,259              --         226,100         308,359
                                    ----------      ----------      ----------      ----------
                                       602,919         208,356         292,956       1,104,231

             Plus: Accrued
              interest payable          13,074              --         108,176         121,250
                                    ----------      ----------      ----------      ----------

                                    $  615,993      $  208,356      $  401,132      $1,225,481
                                    ==========      ==========      ==========      ==========

Note 5 -    MINORITY INTERESTS

            Minority interests consist of external ownership interests in limited partnerships consolidated by the Partnership. Certain limited partnerships have negative partnership capital balances, as liabilities exceed assets, principally depreciated real estate. The limited partnerships have profitable operations and due to their nature, triple net-leased properties with declining debt service obligations are expected to maintain profitable operations and eliminate any negative capital balance.

Note 6 -    RELATED PARTY TRANSACTIONS

            WFA, an affiliate of the Newkirk Group, performs asset management services for the Partnership and received a fee of $1.8 million for the years ended December 31, 2003 and 2002. WFA performed asset management services for the Predecessor Entity and received a fee of $3.0 million for the year ended December 31, 2001.

            The Partnership provides certain asset management, investor and administrative services to the Other Partnerships that were controlled by the Newkirk Group and were not merged into the Partnership. Control of the general partners of these partnerships was acquired by the Partnership. The Partnership earned $0.4 million and $0.8 million of management fees for these services for the years ended

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 -    RELATED PARTY TRANSACTIONS (Continued)

            December 31, 2003 and 2002, respectively. The Partnership had receivables for management fees of $1.1 million and $1.0 million due from these partnerships at December 31, 2003 and 2002, respectively. In addition, the Partnership had a receivable of $0.6 million at December 31, 2002 for a non-interest bearing advance made to one of these partnerships. This receivable was collected during 2003.

            The Partnership had a loan receivable and accrued interest of $0.2 million at December 31, 2002 and earned interest income of $0.2 million for the year ended December 31, 2002 from Cenland Associates Limited Partnership, one of the Other Partnerships. In February 2003, the Partnership received the remaining amount due on this loan.

            The Partnership has an ownership interest in the three most junior tranches of a securitized pool of first mortgages with respect to 31 first mortgage loans encumbering 67 Partnership properties and 1 other property controlled by affiliates of the general partner. The Partnership had a loan receivable, net of discount, of $9.8 million and $9.5 million at December 31, 2003 and 2002, respectively, and earned interest income of $1.2 million for the years ended December 31, 2003 and 2002, related to this ownership interest.

            Affiliates and executives of the Newkirk Group owned $17.3 million of a $145.2 million Real Estate Mortgage Investment Conduit ("REMIC") which was secured by the contract rights payable. The affiliates and executives of the Newkirk Group earned $2.2 million, $2.5 million and $2.5 million of interest income during 2003, 2002 and 2001. The affiliates and executives were repaid when T-Two Partners purchased the T-1 Certificate as discussed in the following paragraph.

            T-Two Partners, an affiliate of the Newkirk Group, is the 100% beneficial owner of the contract rights. T-Two Partners owned the portion of the contract rights referred to as the T-2 Certificate and during 2003, purchased the portion of the contract rights referred to as the T-1 Certificate. The Partnership incurred $14.3 million, $12.5 million and $6.3 million of interest expense on these contract rights during 2003, 2002 and 2001, respectively. The Partnership had the right to acquire T-Two Partners' interest in the contract rights in January 2008 by acquiring T-Two Partners in exchange for Units. The Newkirk Group had the right to require the Partnership to purchase this interest in December 2007 in exchange for Units. During 2003, the Partnership and the owners of T-Two Partners modified these rights. The Partnership can now exercise their option anytime between November 24, 2006 and November 24, 2009.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 -    RELATED PARTY TRANSACTIONS (Continued)

            In addition, the purchase price is payable in cash rather than Units. The owners of T-Two Partners agreed to eliminate their put option which could require the Partnership to purchase T-Two Partners in December 2007 and the Partnership agreed to guarantee repayment of the T-Two Loan. T-Two Partners also agreed to provide a credit line to the Partnership bearing interest at LIBOR plus 450 basis points. If the Partnership exercises the option, the purchase price is to be calculated as follows: the sum of $316.5 million plus T-Two Partners' costs of obtaining the T-Two Loan (approximately $7.3 million) and administering the trust that holds the contract rights, together with interest on the foregoing sum at the effective rate of interest paid by T-Two Partners on the T-Two Loan, less all payments made from and after November 24, 2003 on the contract rights.

            T-Two Partners will reimburse the Partnership for approximately $7.3 million of closing costs incurred in connection with the note payable and the T-Two Loan, together with interest thereon at a rate equal to LIBOR plus 450 basis points. The Partnership earned interest income of $37,000 during 2003.

            Also see Note 8 for related party acquisitions.

Note 7 -    CONTINGENCIES

            Legal

            In July 2002, an action was commenced in the Connecticut Superior Court against, among others, the Partnership's general partner and various affiliates of the Partnership's general partner. Plaintiffs are four limited partners of three of the Newkirk Partnerships. The action alleges, among other things, that the price paid to non-accredited investors in connection with the Exchange was unfair and did not fairly compensate them for the value of their partnership interests. The complaint also alleges that the exchange values assigned in the Exchange to certain assets contributed by affiliates of the Partnership's general partner were too high in comparison to the exchange values assigned to the Newkirk Partnerships, that the option arrangement relating to the Partnership's potential acquisition in the future of the T-2 Certificate, which represents an interest in a grantor trust, the mortgage assets of which consist of contract rights secured by the Partnership's real properties as well as other properties owned by other partnerships that are controlled by affiliates of the Partnership's general partner, was unfair to limited partners and that the disclosure document used in connection with the Exchange contained various misrepresentations and/or omissions of material facts. The complaint seeks to have

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 -    CONTINGENCIES (Continued)

            Legal (Continued)

            the action classified as a class action as well as compensatory and punitive damages in an unspecified amount. The defendants have denied and continue to deny the allegations of the complaint. In order to avoid the expenses, distraction, and uncertainties of litigation, the defendants entered into a settlement agreement dated December 31, 2003 to settle the litigation, which settlement agreement is subject to court approval. A court hearing on whether to approve the settlement is currently scheduled to take place on April 12, 2004. The settlement provides for the following material terms: (i) the Newkirk Group will convey to unitholders of the Newkirk Partnerships who are unaffiliated with the general partner and who received limited partnership units in the Exchange, units in the Partnership equal to 1% of the outstanding units; (ii) the Partnership will pay $1.5 million to an escrow agent for the benefit of unaffiliated unitholders; and (iii) the Partnership will pay $2.0 million to an escrow agent for the benefit of unitholders of the Newkirk Partnerships who were entitled to receive cash in the Exchange. In addition, the Partnership, in order to facilitate the settlement, entered into an agreement with T-Two Partners and its equityholders pursuant to which the Partnership has the right to acquire substantially all of the assets of T-Two Partners or a 100% ownership interest in T-Two Partners at any time between November 24, 2006 and November 24, 2009. As part of the agreement, defendants have also agreed not to object to the payment of reasonable attorneys fees, expenses, and incentive awards to be paid from the consideration payable under the settlement agreement. The Partnership accrued $3.5 million with respect to this matter, which is included in general and administrative expense in the consolidated statement of operations for the year ended December 31, 2003.

            On December 31, 2002, a derivative action was commenced in the Dallas County Texas District Court by a limited partner of Eastgar Associates, L.P. ("Eastgar") against, among others, the general partners of Eastgar and affiliates of the Newkirk Partnerships. The Partnership owns a 60.5% limited partnership interest in Eastgar and also controls the general partner of that partnership. The complaint alleges that the defendants have charged Eastgar excessive management fees and have unfairly prevented Eastgar from prepaying and refinancing its mortgage indebtedness. The complaint seeks compensatory and punitive damages in an unspecified amount, attorneys' fees and expenses, an accounting, and a declaration of the parties' future rights and obligations regarding management fees and the refinancing of mortgage indebtedness. The defendants have denied and continue to deny the allegations of the complaint. In order to avoid the expenses, distraction and uncertainties of litigation, the defendants entered into an agreement to settle the litigation for a

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 -    CONTINGENCIES (Continued)

            Legal (Continued)

            $137,500 payment by the defendants other than Eastgar and to charge an asset management fee of $35,000 per year, adjusted for changes in the Consumer Price Index and as may be adjusted for extraordinary circumstances by Eastgar's general partner. After payment of court-approved attorneys' fees and expenses, the remaining balance would be distributed to Eastgar's limited partners other than the Partnership or its affiliates. The settlement also sets the management fees to be charged to Eastgar, subject to any changes that Eastgar may approve in the future consistent with its fiduciary duty. The settlement has been, as required, approved by the trial court after notice to the limited partners of Eastgar, and remains subject only to a potential appeal of court approval prior to the close of the appeals period. The Partnership accrued $137,500 with respect to this matter, which is included in general and administrative expense in the consolidated statement of operations for the year ended December 31, 2003.

            Property Matters

            In January 2002, Kmart Corporation ("Kmart"), a tenant at twelve of the Partnership's properties, filed for protection under Chapter 11 of the United States Bankruptcy Code. Kmart had the right to either accept or reject the leases. Kmart elected to reject the leases, which caused an immediate termination of such leases. The Partnership re-leased nine of the properties to Furr's Restaurant Group ("Furr's") for 10-year lease terms, one of the properties to Lithia Motors for a 10-year lease term and another property for use as a Chinese food restaurant for a five-year lease term. The remaining property was vacant. The Partnership is pursuing a claim against Kmart in Bankruptcy Court. In January 2003, Furr's filed for protection under Chapter 11 of the Bankruptcy Code and subsequently rejected the lease on three sites. The remaining sites continue to be leased to Furr's through 2012 and the Partnership is pursuing a claim against Furr's in Bankruptcy Court for the three rejected sites. Furr's also has the right to reject the lease that now covers the remaining sites. In addition, the Chinese food restaurant defaulted on its lease and that property has been vacated. The aggregate rent for the seven sites that are presently leased is approximately $0.6 million less than the amount that was scheduled to be received from Kmart on the twelve properties during its renewal term which would have begun in February 2003. The Partnership is responsible for the payment of insurance, real estate taxes and mortgage debt on the vacant properties. The Partnership has purchased the land underlying all twelve properties for $0.25 million. In September 2003, two of the vacant properties were sold. The

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 -    CONTINGENCIES (Continued)

            Property Matters (Continued)

            Partnership is attempting to sell the three remaining vacant properties. The Partnership has classified the vacant properties as part of real estate held for sale in the accompanying consolidated balance sheet at December 31, 2003 and has classified the operations of the properties as part of discontinued operations in the accompanying consolidated statement of operations for the years ended December 31, 2003 and 2002.

Note 8 -    ACQUISITIONS

            On January 1, 2003, the Partnership acquired from an affiliate of the general partner, limited partnership interests in nine limited partnerships that own net-leased commercial properties. The limited partnership interests acquired by the Partnership ranged between 4.9% and 57.75% of each partnership and were acquired in exchange for 317,813 limited partnership units of the Partnership valued at $22.7 million. In August 2003, the Partnership acquired approximately an additional 9.9% interest in one of these limited partnerships for a cash purchase price of $525,000, increasing the partnership interest to 23.4% from 13.5%. These interests were aquired from unaffiliated limited partners. In January 2004, the Partnership sent notice of its intent to exercise an option to purchase additional limited partnership interests in two of the partnerships. It is anticipated that these additional limited partnership interests will be acquired on April 1, 2004. The values of the net-leased real estate partnerships and the Partnership units were determined without arms-length negotiations. Independent appraisals were obtained on the value of the properties owned by the limited partnerships. The Partnership has accounted for the acquisition on a historical cost basis. Four of the limited partnerships have been consolidated into the Partnership's financial statements and five of the limited partnerships are being accounted for under the equity method of accounting.

            In January 2003, the Partnership acquired the land underlying the property owned by one of the net-leased partnerships referred to immediately above. The land was acquired from a company affiliated with the general partner for $1.0 million, $50,000 of which was paid in cash and the balance in the form of a $950,000 note due September 8, 2008. The note bore interest at the rate of 6.0% per annum, compounded annually, and was payable interest-only until maturity, at which time the full balance of the note was to be due. In October 2003, the note was satisfied by the Partnership from cash reserves. The purchase price for the land sale was

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 -    ACQUISITIONS (Continued)

            determined without arms-length negotiations. An independent appraisal was obtained on the value of the land that was acquired.

            In April and June 2003, the Partnership acquired 30.6% and 46.1%, respectively, of the outstanding limited partnership interests in two Other Partnerships. The partnership interests were acquired for an aggregate cash purchase price of $711,250. The Partnership previously owned 1.5% and 3.8%, respectively, of the outstanding limited partnership interests in these two partnerships. The Partnership controls the general partners of each of these partnerships. The Partnership has consolidated these partnerships in accordance with the guidance provided by Statement of Position 78-9 "Accounting for Investments in Real Estate Ventures."

            In May and June 2003, the Partnership purchased the remainder interest in the land underlying 25 properties for an aggregate purchase price of $1.2 million and, as a result, now owns a fee interest in the underlying land. The improvements on 23 of the properties are owned by the Partnership and the improvements on the two other properties are owned by one of the Other Partnerships in which the Partnership owns limited partnership interests and controls the general partner.

Note 9 -    DISCONTINUED OPERATIONS AND SALES OF REAL ESTATE

            During the year ended December 31, 2003, the Partnership sold fourteen properties for a combined net sales price of $156.4 million. The Partnership recognized a net gain on sale of these properties of $29.5 million. During the year ended December 31, 2002, the Partnership sold two properties for a combined net sales price of $3.2 million. The Partnership recognized a net loss on sale of these properties of $1.0 million. During the year ended December 31, 2001, the Predecessor Entity sold 3 properties for a combined net sales price of $.8 million. The Predecessor Entity recognized a net loss on sale of these properties of $2.9 million. The sale and operations of these properties for all periods presented have been recorded as discontinued operations in accordance with the provisions of SFAS No. 144. In addition, the Partnership has classified various properties which have met all of the criteria of SFAS No. 144 as real estate held for sale in the accompanying consolidated balance sheets and has classified the operations of the properties and the sold properties as discontinued operations in the accompanying consolidated statements of operations.

            Discontinued operations for the years ended December 31, 2003, 2002 and 2001 are summarized as follows (in thousands):

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 -    DISCONTINUED OPERATIONS AND SALES OF REAL ESTATE (Continued)

                                                              2003           2002           2001
                                                            --------       --------       --------
            Revenue                                         $ 23,149       $ 43,588       $ 36,010

            Expenses                                          (9,988)       (25,693)       (29,850)
            Impairment loss on real estate                    (1,560)            --             --
            Net gain from early extinguishment of debt         8,733            553             --
            Gain (loss) from disposal of real estate          29,514           (983)        (2,936)
                                                            --------       --------       --------

            Income from discontinued operations             $ 49,848       $ 17,465       $  3,224
                                                            ========       ========       ========

            Expenses include interest expense to related parties of $459,000, $623,000 and $767,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

            Other assets of discontinued operations at December 31, 2003 and 2002 are summarized as follows (in thousands):

                                               2003            2002
                                              ------          ------

            Receivables                       $  734          $2,164
            Other assets                         221             126
                                              ------          ------

                                              $  955          $2,290
                                              ======          ======

            Liabilities of discontinued operations at December 31, 2003 and 2002 are summarized as follows:

                                                             2003         2002
                                                           --------     --------

            Mortgage notes and accrued interest payable    $ 30,371     $ 44,999

            Contract right mortgage notes and accrued
              interest payable (including $5,626 and
              $2,371 to related parties)                      5,626       59,707

            Accounts payable and accrued expenses                --          794
                                                           --------     --------

                                                           $ 35,997     $105,500
                                                           ========     ========

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 -   INCOME TAXES

            The Partnership's taxable income for 2003 and 2002 differs from net income for financial reporting purposes as follows (in thousands, except per unit data):

                                                                        2003            2002
                                                                     ---------       ---------
            Net income for financial reporting purposes              $ 149,936       $ 122,862
                     Depreciation and amortization                      37,364          23,425
                     Interest expense                                   10,219           4,081
                     Gain on sale of real estate                        80,517           4,118
                     Costs capitalized for tax purposes                     --           3,211
                     Other                                              (3,127)          3,391
                     Net gain from early extinguishment of debt         (4,266)        (10,992)
                     Straight-line rent adjustment                      (3,248)         (2,293)
                                                                     ---------       ---------

            Taxable income                                           $ 267,395       $ 147,803
                                                                     =========       =========

            The net basis of the Partnership's assets and liabilities for tax reporting purposes is approximately $896.0 million and $1.0 billion lower than the amount reported for financial statement purposes at December 31, 2003 and 2002, respectively.

Note 11 -   SUBSEQUENT EVENTS

            During January 2004, the Partnership sold two properties to unaffiliated third parties for a combined net sales price of $48.4 million. For financial reporting purposes, the Partnership expects to recognize a net gain on sale of these properties of approximately $7.1 million during 2004.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 -   SUMMARY OF QUARTERLY RESULTS (UNAUDITED)

            The following summary represents the results of operations for each quarter in 2003 and 2002:

            (In thousands, except units amounts)

                                                                   Quarters Ended
                                             -----------------------------------------------------------
                                               March 31        June 30      September 30     December 31
                                               --------        -------      ------------     -----------
            2003 (Restated)

            Revenues                         $    70,266     $   70,282     $    69,234     $     68,590
                                             ===========     ==========     ===========     ============
            Net income                       $    65,330(1)  $   34,097(2)  $    26,180(3)  $     24,329(4)
                                             ===========     ==========     ===========     ============
            Net income per
              limited partnership unit       $    10.27      $     5.40     $     4.14      $       3.85
                                             ===========     ==========     ===========     ============

            2002

            Revenues                         $    67,826     $   67,062     $    67,201      $    68,777
                                             ===========     ==========     ===========     ============
            Net income                       $    28,814     $   28,898     $    32,605      $    32,545(5)
                                             ===========     ==========     ===========     ============
            Net income per
              limited partnership unit       $      4.71     $     4.72     $      5.33      $      5.32
                                             ===========     ==========     ===========     ============

(1)   Includes gain from disposal of real estate of $26.1 million.
(2)   Includes gain from disposal of real estate of $6.2 million.
(3)   Includes loss from disposal of real estate of $2.0 million.
(4)   Includes loss from disposal of real estate of $0.8 million.
(5)   Includes loss from disposal of real estate of $1.0 million.